Form 10-K405, Exhibit 13
period 1996-03-31
MLF BANCORP INC
filed 1996-07-01
CIK 920616

EXHIBIT 13


MLF BANCORP, INC. AND SUBSIDIARIES

FIVE YEAR REVIEW OF SELECTED FINANCIAL DATA AND
PRICE PER SHARE OF COMMON STOCK

Dollars in Thousands, except for percentages
- --------------------------------------------------------------------------------------------------------------------
AT OR FOR THE YEAR ENDED MARCH 31,               1996           1995           1994           1993           1992
====================================================================================================================
Total Assets                                 $1,765,812     $1,563,452     $1,001,037        $989,308       $989,528
- --------------------------------------------------------------------------------------------------------------------
Loans Receivable, Net                           691,791        550,013        268,335         290,380        380,389
- --------------------------------------------------------------------------------------------------------------------
Investments and Mortgage-Related
   Securities, Net                              429,092        515,383        428,103         418,064        241,805
- --------------------------------------------------------------------------------------------------------------------
Assets Available for Sale                       564,354        436,332        264,724         230,660        289,372
- --------------------------------------------------------------------------------------------------------------------
Deposit Accounts                                830,997        688,678        679,525         618,693        652,162
- --------------------------------------------------------------------------------------------------------------------
Borrowings                                      778,225        710,541        256,795         304,881        275,534
- --------------------------------------------------------------------------------------------------------------------
Equity                                          140,337        141,300         53,978          57,056         47,122
- --------------------------------------------------------------------------------------------------------------------
Nonperforming Assets                             10,445          8,931         12,360          24,658         36,849
====================================================================================================================
Net Interest Income                              43,762         36,749         22,820          25,014         22,228
- --------------------------------------------------------------------------------------------------------------------
Provision for Loan Losses                         4,000          3,400          1,113           3,169          9,627
- --------------------------------------------------------------------------------------------------------------------
Other Income                                      7,269          3,412          8,616           7,196         10,214
- --------------------------------------------------------------------------------------------------------------------
Operating Expenses                               29,139         23,093         21,000          20,253         19,045
- --------------------------------------------------------------------------------------------------------------------
Net Income                                       11,620          8,694          1,862           7,488            545
====================================================================================================================
Net Interest Margin                                2.79%          2.90%          2.39%           2.74%          2.45%
- --------------------------------------------------------------------------------------------------------------------
Operating Expenses as a Percent of
   Average Assets                                  1.79           1.76           2.10            2.14           1.96
- --------------------------------------------------------------------------------------------------------------------
Return on Average Assets                           0.71           0.66           0.19            0.79           0.06
- --------------------------------------------------------------------------------------------------------------------
Return of Average Equity                           7.88           8.22           3.17           14.81           1.05
====================================================================================================================
Nonperforming Assets as a Percent of
   Total Assets (1)                                0.59           0.57           1.23            2.49           3.72
- --------------------------------------------------------------------------------------------------------------------
Allowance for Loan Losses as a Percent of
   Nonperforming Loans (1)                       156.20         134.74         137.50           55.16          40.68
====================================================================================================================

(1) Asset Quality Ratios are end-of-period ratios. With the exception of end-of-period ratios, all ratios are based on average daily balances during the indicated periods.



The following table shows market price information for the Company's Common
Stock.
The prices set forth below represent the high, low and closing prices on the NASDAQ National Market System during the periods indicated.

- --------------------------------------------------------------------------------------------------------------------
                                                                           PRICE PER SHARE
====================================================================================================================
QUARTERLY PERIOD ENDED                            HIGH                           LOW                           CLOSE
====================================================================================================================
September 30, 1994                               $16.75                        $15.25                         $15.88
- --------------------------------------------------------------------------------------------------------------------
December 31, 1994                                 16.00                         12.25                          13.50
- --------------------------------------------------------------------------------------------------------------------
March 31, 1995                                    16.13                         13.38                          16.00
- --------------------------------------------------------------------------------------------------------------------
June 30, 1995                                     19.63                         15.75                          19.25
- --------------------------------------------------------------------------------------------------------------------
September 30, 1995                                23.88                         19.00                          23.13
- --------------------------------------------------------------------------------------------------------------------
December 31, 1995                                 24.63                         21.00                          22.25
- --------------------------------------------------------------------------------------------------------------------
March 31, 1996                                    24.75                         21.75                          23.88
- --------------------------------------------------------------------------------------------------------------------


                                                                             One

FINANCIAL


                                                             TABLE OF CONTENTS


MANAGEMENT'S DISCUSSION AND ANALYSIS                                      Nine

INDEPENDENT AUDITORS' REPORT                                          Nineteen

CONSOLIDATED FINANCIAL STATEMENTS                                       Twenty

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                          Twenty-six

DIRECTORS, OFFICERS AND SHAREHOLDER INFORMATION              Inside back cover


Eight

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

MLF Bancorp, Inc. (the "Bancorp" or "Company") is the holding company of its wholly-owned subsidiary, Main Line Bank (the "Bank"). The Bancorp, through its subsidiary, provides commercial, mortgage and consumer banking services through an 18 branch network in the Philadelphia metropolitan area and nine mortgage loan production offices which are located in eastern Pennsylvania, southern New Jersey and northern Delaware.

The Bank's conversion to a federally chartered stock savings bank was completed on August 11, 1994 (the "Conversion"). The Conversion has been accounted for in a manner similar to a pooling of interests. Accordingly, the Bank's assets, liabilities and equity continue to be reflected based on their historical amounts.

The following discussion provides an overview of the general business, financial condition and results of operations of the Company, and should be read in conjunction with the Company's consolidated financial statements presented elsewhere herein. Accordingly, the discussion below with respect to results of operations relates primarily to the Bank, and the financial data for the period prior to the Conversion reflects financial data of the Bank. For purposes of this discussion, MLF Bancorp, Inc. including its wholly-owned subsidiaries, will be referred to as the Company.

The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between interest income on interest-earning assets, principally loans, mortgage-related securities and investments, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. The Company's net income is also affected by its provision for loan losses, as well as the level of its other income, including mortgage banking income, net gains or losses on sale of assets available for sale and its operating expenses, such as compensation and employee benefits, net occupancy expense, federal deposit insurance and miscellaneous other expenses, and income taxes.

During the year ended March 31, 1996, the Company completed its acquisition of Hart Mortgage Co., ("Hart") a privately-held mortgage banking company, and Suburban Federal Savings Bank ("Suburban") a $66.0 million in assets community bank headquartered in Collingdale, Delaware County, Pennsylvania. Both acquisitions were accounted for using the purchase method of accounting. These acquisitions were completed during the fourth fiscal quarter of 1996, and as such, the effect on the Company's results of operations was not material.

On April 1, 1996, the Company completed its acquisition of Philadelphia Mortgage Corporation ("PMC"), a privately-held mortgage banking company.

ASSET AND LIABILITY MANAGEMENT

The principal objective of the Company's asset and liability management function is to maximize the Company's net interest margin while maintaining a level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage the risk consistent with Board of Directors approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities within specified maturities or repricing dates. The Company's actions in this regard are taken under the guidance of the Asset/Liability Management Committee ("ALCO"), which is chaired by the Chief Executive Officer and comprised principally by members of the Company's senior management. The ALCO meets twice a month to review, among other things, the sensitivity of the Company's asset and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity and maturities of investments and borrowings. In connection therewith, the ALCO generally reviews the Company's liquidity, cash flow needs, maturities of investments, deposits and borrowings and current market conditions and interest rates. A pricing subcommittee meets weekly to make pricing and funding decisions with respect to the Company's retail deposits and selected consumer loans.

The Company's primary ALCO monitoring tool is asset/liability simulation models, which are prepared on a quarterly basis and are designed to capture the dynamics of balance sheet, rate and spread movements and to quantify variations in net interest income under different interest rate environments. The Company also utilizes market-value analysis, which addresses the change in equity value arising from movements in interest rates. The market value of equity is estimated by valuing the Company's assets and liabilities. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market-value basis. Market value analysis is intended to evaluate the impact of immediate and sustained interest-rate shifts of the current yield curve upon the market value of the current balance sheet.


                                                                           Nine

A more conventional but limited ALCO monitoring tool involves an analysis of the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

CHANGES IN FINANCIAL CONDITION

GENERAL. The Company's total assets increased by $202.4 million or 12.9% at March 31, 1996 compared to March 31, 1995. The increase is primarily due to an increase in loans receivable, including loans available for sale of $211.5 million or 36.8%, offset slightly by an aggregate decrease in investments, mortgage-related securities and mortgage-related, debt and equity securities available for sale of $28.0 million or 3.0%. The asset growth was funded primarily through a growth in deposits of $142.3 million, or 20.7%, and to a lesser extent, growth in borrowed money of $67.7 million or 9.5%.

CASH AND INVESTMENTS. Cash and investments decreased $17.9 million or 27.1% from $66.2 million at March 31, 1995 to $48.3 million at March 31, 1996. The decrease was primarily the result of two U.S. Government agency step-up bonds and one debenture totaling $30.0 million being called, which were only partially offset through additional investment purchases.

MORTGAGE-RELATED SECURITIES AND MORTGAGE-RELATED, DEBT AND EQUITY SECURITIES AVAILABLE FOR SALE. Mortgage-related securities and mortgage-related, debt and equity securities available for sale decreased $6.8 million or 0.8% to $873.5 million at March 31, 1996 from $880.3 million at March 31, 1995, as repayments and sales occurred at a rate faster than the purchases of such securities. In November 1995, the Financial Accounting Standards Board ("FASB") issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" which permitted a one-time transfer of securities up to December 31, 1995. In December 1995, in accordance with provisions in that Special Report, the Bank transferred $56.8 million of mortgage-related securities to mortgage-related, debt and equity securities available for sale.

LOANS AVAILABLE-FOR-SALE AND LOANS RECEIVABLE, NET. Aggregate loans receivable (loans receivable, net and loans available for sale) totaled $786.8 million at March 31, 1996, an increase of $211.5 million or 36.8% from $575.3 million at March 31, 1995, due to a $141.8 million or 25.8% increase in loans receivable, net and a $69.8 million increase in loans available for sale. Of the $141.8 million increase in loans receivable, net, approximately 41.0% or $57.6 million were related to the Suburban acquisition. Also contributing to the increase was: a $39.9 million or 49.5% increase in commercial and multi-family real estate loans (primarily secured by office buildings, healthcare facilities and retail/apartment complexes, all of which are located in the Company's lending area); a $51.6 million or 87.3% increase in gross residential construction loans, as the Company became more involved in construction of residential projects in its primary lending area; a $16.9 million or 18.1% increase in consumer loans, as the Company continues its expansion in the equity loan market; and a $36.3 million or 108.9% increase in commercial business loans (primarily 5 loans accounting for 66% of the increase).

NON-PERFORMING ASSETS. The Company's total non-performing assets increased by $1.5 million or 17.0% from $8.9 million or 0.6% of total assets at March 31, 1995 to $10.4 million or 0.6% of total assets at March 31, 1996. At March 31, 1996, the Company's nonperforming loans totaled $8.4 million compared to $6.8 million at March 31, 1995. The primary reason for the $1.6 million or 24.3% increase over March 31, 1995, was due to the acquisition of $3.1 million of nonaccrual loans in connection with the Suburban acquisition, which caused single family and construction nonperforming loans to increase by $1.3 million and $1.8 million, respectively, over March 31, 1995 balances, despite a $2.2 million decrease in nonaccruing commercial real estate loans.

Other real estate owned, net increased to $2.0 million (comprised of 12 properties) as of March 31, 1996 as compared to $1.0 million as of March 31, 1995, primarily due to the acquisition of Suburban's other real estate owned, which had a carrying value of $900,000 (comprised of five properties) at March 31, 1996.

At March 31, 1996, the Company's allowance for loan losses amounted to $13.1 million (including a $754,000 specific allowance on two commercial construction loans and one residential project construction loan) or 156.2% of non-performing loans and 1.6% of gross loans receivable. At March 31, 1995, the Company's allowance for loan losses was $9.1 million (which included a $475,000 specific allowance on two commercial real estate loans and one residential project construction loan) or 134.7% of non-performing loans and 1.6% of gross loans receivable.

Total charge-offs were $1.2 million and $1.8 million for the years ended March 31, 1996 and 1995, respectively.


Ten

MORTGAGE SERVICING RIGHTS. Mortgage servicing rights increased $9.0 million or 70.5% from $12.8 million at March 31, 1995 to $21.9 million at March 31, 1996. The increase was due to purchases of mortgage servicing rights of $12.0 million and originated mortgage servicing rights of $760,000 offset by amortization of $3.7 million during the year. As of the beginning of the current fiscal year, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," and as a result, included $760,000 in income from mortgage banking operations.

DEPOSITS.   Deposits increased by $142.3 million or 20.7% from $688.7 million at March 31, 1995 to $831.0 million at March 31, 1996. Interest and noninterest-bearing checking accounts and certificates of deposit increased by $32.4 million or 26.4%, $27.9 million or 51.9%, and $88.6 million or 21.2%, respectively. During the fiscal year, the Company increased its deposits through the Suburban acquisition and the purchase of an Individual Retirement Account portfolio, which had balances of $59.1 million and $30.0 million, respectively, at the dates of acquisition.

BORROWINGS. Total borrowings increased by $67.7 million or 9.5% to $778.2 million at March 31, 1996 from $710.5 million at March 31, 1995. The Company's borrowings are primarily comprised of advances from the Federal Home Loan Bank ("FHLB") and repurchase agreements. Repurchase agreements are commitments the Company enters into to sell securities under terms which require it to repurchase the same securities by a specified date. Such agreements represent a competitive cost funding source for the Company; however, the Company is subject to the risk that the lender may default at maturity and not return the collateral. The repurchase agreements are primarily comprised of various Federal Home Loan Mortgage Corporation ("FHLMC") and large, established investment brokerage institution repurchase agreements and had a weighted average maturity of approximately 13 months and a weighted average interest rate of 5.66% at March 31, 1996, compared to 60 days and 6.18%, respectively, at March 31, 1995.

FHLB advances increased $56.1 million or 17.5% from $319.9 million at March 31, 1995 to $376.0 million at March 31, 1996. At March 31, 1996, FHLB advances had a weighted average maturity of approximately 18 months and a weighted average interest rate of 6.21%, compared to 18 months and 6.36% at March 31, 1995. The overall increase in borrowings was primarily used to fund the Company's increased lending activities during the year.

EQUITY. At March 31, 1996, total equity was $140.3 million or 7.9% of total assets, compared to $141.3 million or 9.0% of total assets at March 31, 1995. Total equity decreased by $963,000 during the year ended March 31, 1996 primarily due to the repurchase of 683,500 shares or 10.0% of the Company's outstanding common stock at an aggregate cost of $15.0 million, and dividends paid to common shareholders totaling $3.2 million, which was partially offset by net income of $11.6 million for the year, and the $2.2 million of amortization related to stock benefit plans. The Company's market value position related to its mortgage-related, debt and equity securities classified as assets available for sale, net of income taxes, went from an unrealized loss of $3.2 million at March 31, 1995 to an unrealized gain of $120,000 at March 31, 1996, favorably effecting equity by $3.3 million.


                                                                         Eleven

             The following table sets forth, for the periods and at the date indicated, information regarding the Company's average balance sheet. Information is based on average daily balances during the periods presented.


                                                                        Year Ended March 31,
                            At March 31,  -----------------------------------------------------------------------------------------
                               1996                    1996                           1995                        1994
                           ------------   -----------------------------   --------------------------  -----------------------------
                              Average                            Average                      Average                     Average
                              Yield/        Average               Yield/   Average             Yield/  Average             Yield/
                               Rate         Balance  Interest      Rate    Balance  Interest    Rate   Balance  Interest    Rate
                           ------------   -----------------------------   --------------------------  -----------------------------
                                                                        (Dollars in Thousands)
 Interest-earning assets:
  Loans receivable:
   Mortgage loans:
    Residential(1)              7.68%     $366,363   $29,303      8.00%   $208,126  $16,164     7.77%   $148,446  $11,620    7.83%
    Commercial                  8.79       100,801     9,318      9.24      71,694    6,590     9.19      48,367    4,421    9.14
    Construction loans         10.73        37,455     4,883     13.04      16,522    2,028    12.27      11,336    1,028    9.07
   Other:
    Consumer loans:
     Home equity loans
      and lines of credit       9.38        82,715     7,689      9.30      71,863    6,306     8.78      66,437    5,378    8.09
     Unsecured lines
      of credit                11.85         3,282       399     12.16       3,854      414    10.74       4,173      396    9.49
     Automobile                 8.29         6,648       544      8.18       8,990      742     8.25      10,876      999    9.19
     Other(1)                   9.41        15,763     1,501      9.52      10,082      797     7.91       7,546      665    8.81
    Commercial business         7.83        49,133     3,966      8.07      21,333    1,671     7.83       7,564      740    9.78
                                ----        ------     -----                ------    -----               ------   ------
    Total loans receivable      8.34       662,160    57,603      8.70     412,464   34,712     8.42     304,745   25,247    8.28
                                                                                                         -------   ------
   Mortgage-related
     securities(1)              7.06       821,436    57,216      6.97     753,745   49,058     6.51     598,345   33,723    5.64
   Investment securities(1)     6.31        77,199     5,098      6.60      89,501    5,671     6.34      44,770    2,549    5.69
   Other interest-earning
     assets                     5.20         8,283       504      6.08      13,608      792     5.82       7,330      380    5.18
                                             -----       ---               -------   ------                -----   ------
    Total interest-earning
      assets                    7.64%    1,569,078  $120,421      7.67%  1,269,318  $90,233     7.11%    955,190  $61,899    6.48%
                                ====                ========      ====              =======     ====               ======    ====

 Noninterest-earning assets                 59,059                          41,267                        46,259
                                            ------                          ------                        ------
     Total assets                       $1,628,137                      $1,310,585                    $1,001,449
                                         =========                       =========                     =========
 Interest-bearing
  liabilities:
   Deposits                     4.25%     $745,410   $31,785      4.26%   $691,667  $25,626     3.70%   $638,794  $23,616    3.70%
   FHLB advances                6.21       361,128    22,775      6.31     320,572   18,078     5.64     278,599   14,990    5.38
   Other borrowings             5.65       357,064    22,099      6.19     179,871    9,780     5.44      15,427      473    3.07
                                         ---------  --------              --------  -------             --------   ------
    Total interest-bearing
      liabilities               5.06%    1,463,602   $76,659      5.24%  1,192,110  $53,484     4.49%    932,820  $39,079    4.19%
                                ====                 =======      ====              =======     ====              =======    ====
 Noninterest-bearing
   liabilities                              17,163                          12,666                         9,861
                                          --------                        --------                      --------

     Total liabilities                   1,480,765                       1,204,776                       942,681

 Equity                                    147,372                         105,809                        58,768
                                         ---------                        --------                      --------
     Total liabilities and
       equity                           $1,628,137                      $1,310,585                    $1,001,449
                                         =========                      ==========                    ==========
 Net interest-earning assets             $ 105,476                        $ 77,208                      $ 22,370
                                         =========                        ========                      ========

 Net interest
   income/interest
   rate spread                  2.58%                $43,762      2.43%            $ 36,749     2.62%             $22,820%   2.29%
                                ====                 =======      ====              =======    =====               ======    ====
 Net yield on
   interest-earning
    assets(2)                                                     2.79%                         2.90%                        2.39%
                                                                  ====                         =====                         ====
 Ratio of interest-earning
   assets to interest-bearing
   liabilities                                                  107.21%                       106.48%                      102.40%
                                                                ======                        ======                       ======

- ---------------
(1)   Includes assets available for sale.

(2)   Net interest income divided by interest-earning assets.


Twelve

      The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                                     Year Ended March 31,
                                                 -----------------------------------------------------------------------
                                                       1996 vs. 1995                           1995 vs. 1994
                                                 ----------------------------------  -----------------------------------
                                                     Increase                             Increase
                                                 (Decrease) Due To                     (Decrease) Due to
                                                 ------------------       Total       -------------------
                                                                          Increase                           Total Increase
                                                 Rate      Volume        (Decrease)     Rate    Volume       (Decrease)
                                                 -----   ----------      ----------    ------  --------     ----------------
                                                                   (Dollars in Thousands)
Interest-earnings assets:
  Loans receivable:
    Mortgage loans:
      Residential(1)                             $598       $12,541      $13,139      $   39     $ 4,505     $  4,544
      Commercial                                   22         2,706        2,728          24       2,145        2,169
      Construction                                257         2,598        2,855         435         565        1,000
    Consumer loans:
      Home equity loans and lines of credit       444           939        1,383         472         456          928
      Unsecured lines of credit                    56           (71)         (15)         21          (3)          18
      Automobile                                  (21)         (177)        (198)        (94)       (163)        (257)
      Other(1)                                    216           488          704           5         127          132
     Commercial loans                              31         2,264        2,295          25         906          931
                                                 -----      -------      --------     ------     -------     --------
        Total loans receivable                  1,603        21,288       22,891         927       8,538        9,465

  Mortgage-related securities(1)                4,456         3,702        8,158       5,731       9,604       15,335
  Investment securities(1)                        313          (886)        (573)        317       2,805        3,122
  Other interest-earning assets                    58          (346)        (288)         53         359          412
                                                ------      -------      --------     ------     -------     --------
    Total interest-earning assets               6,430        23,758       30,188       7,028      21,306       28,334
                                                ------      -------      --------     ------     -------     --------
Interest-bearing liabilities:
  Deposits                                      3,561         2,598        6,159          52       1,958        2,010
  FHLB advances                                 2,510         2,187        4,697         749       2,339        3,088
  Other borrowings                              2,652         9,667       12,319         931       8,376        9,307
                                                ------      -------      --------     ------     -------     --------
    Total interest-bearing liabilities          8,723        14,452       23,175       1,732      12,673       14,405
                                                ------      -------      --------     ------     -------     --------
Increase (decrease) in net interest income    $(2,293)      $ 9,306      $ 7,013      $5,296     $ 8,633     $ 13,929
                                              ========      =======      =======      ======     =======     ========


- -------------

(1)   Includes assets available for sale.


NET INCOME. The Company reported net income of $11.6 million or $1.82 per fully diluted share for the year ended March 31, 1996, compared to net income of $8.7 million or $0.97 per fully diluted share for the year ended March 31, 1995. (Per share amounts for the year ended March 31, 1995 are computed from August 11, 1994 , the date the Company completed its initial public offering.) The $2.9 million or 33.7% increase is primarily attributable to a $6.4 million or 19.2% increase in net interest income after provision for loan losses and a $3.9 million or 113.0% increase in other income, which was partially offset by a $6.0 million or 26.2% increase in operating expenses and a $1.3 million or 26.1% increase in provision for income taxes.

The Company reported net income of $8.7 million for the year ended March 31, 1995, compared to net income of $1.9 million for the year ended March 31, 1994. The $6.8 million or 366.9% increase is primarily attributable to an $11.6 million or 53.6% increase in net interest income after provision for loan losses and a $2.5 million or 33.3% decrease in the provision for income taxes, which was partially offset by a $5.2 million or 60.4% decrease in other income and a $2.1 million or 10.0% increase in operating expenses.


                                                                       Thirteen

NET INTEREST INCOME. Net interest income before provision for loan losses amounted to $43.8 million during the year ended March 31, 1996, a $7.0 million 19.1% increase over the comparable period in 1995. During the 1996 period, a $30.2 million or 33.5% increase in total interest income more than offset a $23.2 million or 43.3% increase in total interest expense. Net interest income before provision for loan losses amounted to $36.7 million during the year ended March 31, 1995, a $13.9 million or 61.0% increase over the comparable period in 1994. During the 1995 period, a $28.3 million or 45.8% increase in total interest income more than offset a $14.4 million or 36.9% increase in total interest expense.

The $30.2 million increase in total interest income during the year ended March 31, 1996 over the prior comparable period was primarily due to a $20.2 million or 60.2% increase in interest income earned on loans receivable and an aggregate $12.4 million or 23.9% increase in interest income earned on mortgage-related debt and equity securities and assets available for sale. This increase was caused by a $249.7 million or 60.5% increase in the average balance of total loans receivable (including assets available for sale), and a $67.7 million or 9.0% increase in the average balance of total mortgage-related securities (including assets available for sale), coupled with rate increases in yields earned on the total loans receivable portfolio and the aggregate mortgage-related securities portfolio of 28 and 46 basis points, respectively (with 100 basis points equaling 1.0%). The increase in the average loans receivable balance was the combination of residential real estate loans, which increased by $125.0 million or 76.0%, and commercial and residential construction loans, which are principally adjustable rate loans.

The $28.3 million increase in total interest income during the year ended March 31, 1995 over the prior comparable period was primarily due to an $11.2 million or 50.3% increase in interest income earned on loans receivable and an aggregate $14.8 million or 40.1% increase in interest income earned on mortgage-related securities. This increase was caused by a $107.7 million or 35.3% increase in the average balance of total loans receivable, and a $155.4 million or 26.0% increase in the average balance of total mortgage-related securities, coupled with an 87 basis point increase in yield earned on the aggregate mortgage-related securities portfolio. The increase in the loans receivable balance was primarily adjustable-rate residential loans where the majority of the originated loan production was placed in the Bank's held-to-maturity loan portfolio instead of being sold in the secondary market. Because adjustable-rate loans generally earn lower yields than fixed-rate loans, the adjustable-rate product favorably impacts the Bank's interest rate sensitive assets, but causes a negative effect on the overall mortgage loan yield compared to fixed-rate loans. Adjustable-rate loans were preferred by borrowers since there was a general upward trend in interest rates during the 1994 fiscal year which reduced the refinancing volume compared to the prior year. Additionally, interest income on investments increased $1.9 million or 82.9% due to a $44.7 million or 100.0% increase in the average balance and a 65 basis point increase in yield earned.

Total interest expense increased by $23.2 million or 43.3% for the year ended March 31, 1996 over the prior comparable period. The increase in interest expense is principally attributable to a $12.6 million increase in interest expense on other borrowed money, principally reverse repurchase agreements, due primarily to a $177.2 million or 98.5% increase in the average balance, and to a lesser extent, an increase in the yield paid. Additionally, the increase in total interest expense was caused by a $6.2 million or 24.0% increase in interest expense on deposits as the average balance of deposits increased by $100.2 million and the yield paid increased by 29 basis points, and a $4.7 million or 26.0% increase in interest expense on FHLB advances. The change was caused primarily by a 67 basis point increase in the interest rate, and to a lesser extent, a $40.5 million increase in the average balance. In the fourth quarter of fiscal 1996, the Company prepaid approximately $20.0 million in FHLB advances, extending the maturity by approximately two years and reducing its cost of funds by approximately 225 basis points.

Total interest expense increased by $14.4 million or 36.9% for the year ended March 31, 1995 over the prior comparable period. The increase in interest expense is principally attributable to a $12.4 million increase in interest expense on borrowed money, principally reverse repurchase agreements and FHLB advances, primarily due to a $188.3 million or 64.0% increase in the aggregate average balance, and to a lesser extent, a 46 basis point increase in yield paid. Additionally, the increase in total interest expense was caused by a $2.0 million or 8.5% increase in interest expense on deposits as the average balance of deposits increased by $52.9 million, but the average interest rate paid thereon remained constant during the comparative periods.


PROVISION FOR LOAN LOSSES. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, the volume and type of lending presently being conducted by the Company, industry standards, past due loans, economic conditions in the Company's market area generally and other factors related to the collectibility of the Company's loan portfolio. For the year ended March 31, 1996, the provision for loan losses amounted to $4.0 million, an increase of $600,000 or 17.7% from the comparable 1995 period. For the year ended March 31, 1995, the provision for loan losses amounted to $3.4 million, an increase of $2.3 million or 205.5% from the comparable 1994 period. The increased provision during the year ended March 31, 1996 is a result of the growth in the Company's loan receivable portfolio. At March 31, 1996, the allowance for loan losses amounted to 156.2% of total non-performing loans and 1.6% of gross loans receivable, as compared to 134.7% and 1.6%, respectively at March 31, 1995.

Although management utilizes its best judgment in providing for possible losses, there can be no assurance that the Company will not have to increase its provisions for loan losses in the future as a result of future increases in non-performing loans or for other reasons, which could adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's provision for loan losses and the carrying


Fourteen
value of its other non-performing assets based on their judgments about information available to them at the time of their examination. The Company was last examined by the Office of Thrift Supervision ("OTS") as of December 31, 1994. The Company was not required to increase its provision for loan losses or adjust the carrying value of its other non-performing assets as a result of such examination.

OTHER INCOME. Total other income more than doubled to $7.3 million for the year ended March 31, 1996 as compared to $3.4 million for the comparable period in 1995. The $3.9 million increase is primarily attributable to gains on sales of mortgage-related and equity securities of $255,000 in the current period compared to a $2.0 million net loss recognized in 1995, and a $2.3 million improvement in income from mortgage banking operations. The increase was due primarily to the Company's adoption of SFAS No. 122, as discussed above, in the amount of $760,000. Also, the Company sold a higher percentage of originated loans, servicing released, in the secondary market, compared to the prior year, thus resulting in increased gains. Partially offsetting these gains was a $514,000 increase in loss on sale of other real estate owned.

Total other income decreased $5.2 million or 60.4% to $3.4 million for the year ended March 31, 1995 from the comparable prior year. During the 1995 period, the Company recognized a $2.0 million net loss on the sale of assets available for sale, compared to a net gain of $3.4 million during the prior comparable year and a $611,000 net gain on other real estate activities (gains on sale of other real estate owned and real estate held for development or resale), compared to a $2.6 million net gain on other real estate activities during the prior comparable year. The overall net loss on the sale of assets available for sale in fiscal 1995 is mainly attributable to the sale of approximately $78.6 million of mortgage-related and debt securities at a net loss of $2.1 million. The Company used the proceeds from these asset sales to purchase higher yielding, adjustable-rate mortgage-related securities in order to enhance the yield on the Company's available for sale portfolio. The $2.0 million decline in net gains on other real estate activities from fiscal 1994 was primarily the result of reduced real estate sales activity in the 1995 fiscal year. Offsetting such declines in fiscal 1995 was income from mortgage banking operations, which increased by $745,000 or 53.0% to $2.2 million at March 31, 1995.


OPERATING EXPENSES. For the year ended March 31, 1996, operating expenses totaled $29.1 million, an increase of $6.0 million or 26.2% over the prior comparable period. Compensation and employee benefits increased by $1.8 million or 15.2% from $12.1 million for the year ended March 31, 1995 to $13.9 million for the year ended March 31, 1996. The change was attributable primarily to increases in expenses related to stock benefit plans, the addition of personnel from the Suburban and Hart operations since acquisition, and new business center openings. Advertising expense increased by $1.1 million to $1.9 million at March 31, 1996 due to increased emphasis in various consumer and commercial product campaigns and de novo business center openings. The Company's continued expansion of its business center network and acquisitions was the primary reason for the $993,000 or 30.9% increase in net occupancy costs, which totaled $4.2 million for the year ended March 31, 1996. Operationg expenses also increased due to amortization of goodwill and other intangible assets related to the purchases of a certificate of deposit portfolio and the Suburban and Hart acquisitions in the current year. Included in the overall $1.2 million increase in other operating expenses is a $462,000 prepayment penalty related to the debt restructuring discussed above, and various other expenses related to the Suburban and Hart operations since acquisition, as well as a full year of expenses related to being a publicly held company.

Operating expenses totaled $23.1 million for the year ended March 31, 1995, an increase of $2.1 million or 10.0% over the prior comparable period. The increase over the prior fiscal year was primarily due to a $1.5 million or 14.6% increase in compensation and employee benefits expense related to general salary increases, stock benefit programs, and certain organizational
restructuring charges.    Also reflected in the increase in total operating
expenses was a $360,000 or 12.6% increase in net occupancy costs associated with the Company's improvements of its administrative facilities.


INCOME TAXES. Income tax expense totaled $6.3 million or 35.1% of pre-tax earnings compared to $5.0 million or 36.0% of pre-tax earnings for the year ended March 31, 1995, a $1.3 million or 26.1% increase primarily attributable to additional pre-tax earnings during the year.

The Company incurred income tax expense of $5.0 million or 36% of pre-tax earnings, during the year ended March 31, 1995, compared to $7.5 million during fiscal 1994. The primary reason for the $2.5 million decrease was the establishment of an additional deferred tax liability of $3.3 million during fiscal 1994, which was done in anticipation of the Company's intention to convert its charter to that of a commercial bank. The Company's action is predicated on the Board of Directors' intention to undertake such a charter conversion in the future, among other reasons, in order to have increased regulatory flexibility to diversify its products and services as set forth in its business plan. When the Company undertakes such a conversion, it will be required to recapture and pay taxes on the approximately $17.8 million in bad debt deductions previously taken. Because of the significant cash flow impact of completing such a conversion (i.e., the required payment to the Internal Revenue Service), and the pending legislation in Congress that could significantly reduce such payment, the Company anticipates delaying the charter conversion until such time as the execution of its business plan would otherwise be inhibited. The Company is currently unable to establish a definitive time frame for this event, because various causal factors, such as commercial loan growth, asset mix, and certain other activities, are not solely within the Company's control. Should the factors upon which the Board of Directors based its intention to undertake such a charter conversion change in such a manner that the expected benefits are no longer desirable, achievable or necessary to accomplish the Company's business plan, the decision to complete the charter conversion may be reconsidered.


                                                                        Fifteen

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of funds are deposits, borrowings, repayments, prepayments and maturities of outstanding loans and mortgage-related securities, sales of assets available for sale, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-related securities repayments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the movement of interest rates in general, economic conditions and competition. The Company manages the pricing of its deposits to maintain a deposit balance deemed appropriate and desirable. Although the Company's deposits represent approximately 51.1% of its total liabilities at March 31, 1996, the Company has also utilized other borrowing sources, namely FHLB advances and reverse repurchase agreements, which in the aggregate represent approximately 47.9% of total liabilities at March 31, 1996. In addition to its ability to obtain advances from the FHLB under several different credit programs, the Company has established a line of credit with the FHLB, in an amount not to exceed 10% of total assets and subject to certain conditions, including the holding of a pre-determined amount of FHLB stock as collateral. This line of credit is used from time to time for liquidity purposes. As an additional source of funds, the Company has access to the Federal Reserve Bank discount window.

      Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as FHLB overnight deposits. On a longer-term basis, the Company maintains a strategy of investing in various mortgage-related securities and lending products. During the year ended March 31, 1996, the Bank used its sources of funds to primarily fund loan commitments and maintain a substantial portfolio of mortgage-related securities, and to meet its ongoing commitments to pay maturing savings certificates and savings withdrawals. At March 31, 1996, the total approved loan commitments outstanding amounted to $41.5 million. At the same date, commitments under unused lines and letters of credit amounted to $77.7 million and the unadvanced portion of construction loans approximated $61.4 million. Certificates of deposit scheduled to mature in one year or less at March 31, 1996 totaled $318.1 million. Management of the Company believes that the Company has adequate resources, including principal prepayments and repayments of loans and mortgage-related securities, to fund all of its commitments to the extent required. In addition, although the Company has extended commitments to fund loans or lines and letters of credit, historically, the Company has not been required to fund all of its outstanding commitments. Management believes that a significant portion of maturing deposits will remain with the Company.

      The Company is required by the OTS to maintain average daily balances of liquid assets and short-term liquid assets (as defined) in amounts equal to 5% and 1%, respectively, of net withdrawable deposits and borrowings payable in one year or less to assure its ability to meet demand for withdrawals and repayment of short-term borrowings. The liquidity requirements may vary from time to time at the direction of the OTS depending upon economic conditions and deposit flows. The Company generally maintains a liquidity ratio of between 5% and 7% of its net withdrawable deposits and borrowings payable in one year or less. The Company's average monthly liquidity ratio and short-term liquid assets for March 1996 was 5.6% and 2.9%, respectively.

CAPITAL RESOURCES. The OTS requires that the Company meet minimum regulatory tangible, core and risk-based capital requirements. At March 31, 1996, the Company exceeded all regulatory capital requirements. The following table sets forth the Company's compliance with each of the regulatory capital requirements at March 31, 1996.



                                               Tangible                 Core         Risk-based
                                                Capital                Capital         Capital
                                             -----------            -----------     -----------
Total Regulatory Capital                    $    131,881               131,881         143,547
Minimum Required Regulatory Capital               26,461                52,960          75,011
                                             -----------            ----------      ----------
Excess Regulatory Capital                   $    105,420                78,921          68,536
                                             ===========            ==========      ==========
Regulatory Capital as a
   Percentage of Assets (1)                         7.48 %                7.48 %          15.31 %

Minimum Capital Required as a
   Percentage of Assets                             1.50                  3.00            8.00
                                             -----------            ----------      ----------

Excess Regulatory Capital as a
  Percentage of Assets                              5.98 %                4.48 %           7.31 %
                                             ===========            ==========      ===========


(1) Tangible and core capital are computed as a percentage of adjusted total assets of $1.8 billion. Risk-based capital is computed as a percentage of total risk-weighted assets of $938 million.

    Bancorp, as a separately incorporated holding company, does not have any significant operations other than serving as sole stockholder of the Bank. On an unconsolidated basis, Bancorp does not have paid employees. The Bancorp's assets primarily consist of its investment in the Bank and has no material sources of income other than the earnings of the Bank. The only expenses incurred by Bancorp relate to its reporting obligations under the Securities and Exchange Act of 1934, and related expenses as a publicly traded company. Bancorp will be directly reimbursed by the Bank for all such expenses. Management believes that Bancorp currently has adequate liquidity available to respond to its obligations as the Bancorp itself engages only in limited business operations independent of the Bank and its subsidiaries and therefore,
does not require a substantial amount of liquid assets.   Under applicable
federal regulations, the Bank may pay dividends within certain limits and only after notice to the OTS. See Note 17 of the Notes to Consolidated Financial Statements.


Sixteen

    PROPOSED DEPOSIT INSURANCE PREMIUMS. Deposits of the Bank are currently insured by the Savings Association Insurance Fund ("SAIF"). The Federal Deposit Insurance Corporation ("FDIC") has established a new assessment rate schedule with a premium range between 0 to 31 basis points for Bank Insurance Fund ("BIF") insured institutions while retaining the existing assessment rate of 23 to 31 basis points applicable to SAIF member institutions. In announcing this premium reduction for BIF-insured institutions retroactive to May 1995, the FDIC noted that the premium differential may have adverse competitive consequences for SAIF members, such as the Bank, including lesser earnings as compared to BIF-insured institutions and possible impaired ability to raise funds in the capital markets.

Several alternatives to mitigate the effect of the BIF/SAIF premium disparity have been suggested by the Administration, by members of Congress and by industry groups. One such proposal included in the Balanced Budget Act of 1995 is that all SAIF-insured institutions pay a one-time charge of approximately $0.85 for every $100 of assessable deposits as of March 31, 1996. If such option were to be effected, the Company would recognize a one-time charge of approximately $0.71 per share, after taxes. Such a special assessment for SAIF-insured institutions will facilitate the recapitalization of the SAIF and permit a reduction in future SAIF premiums which then will be comparable to the recently announced assessment rates for BIF-insured institutions. However, there can be no assurance that any of these alternatives to mitigate the pending effect of the BIF/SAIF premium disparity will be enacted as proposed. The Balanced Budget Act of 1995 was vetoed by the President for reasons unrelated to the recapitalization of the SAIF.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements of the Company and related notes presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP") which require the measurement of financial position and operating results principally in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Bancorp's assets and liabilities are critical to the maintenance of acceptable performance levels.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This standard requires an entity to recognize a separate asset for the right to service mortgage loans for others regardless of how such servicing rights were acquired. Additionally, an entity such as the Company is required to assess the fair value of these assets at each reporting date to determine impairment. The Company adopted this standard during the current fiscal year and included $760,000 in other income from mortgage banking operations as a result of the adoption of SFAS 122.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes accounting and reporting standards for stock-based employee compensation plans. In general, this statement requires a fair value based method of accounting for stock-based awards or similar equity instruments and encourages all entities to adopt this method of accounting for all employee stock compensation plans. In the event that fair value accounting is not adopted, SFAS 123 requires proforma disclosure of net income and earnings per share as if fair value accounting had been adopted. The Company does not anticipate adopting the fair value accounting option of SFAS 123, and will instead provide the required proforma disclosures, as permitted starting in fiscal 1997.


                                                                      Seventeen

QUARTERLY RESULTS OF OPERATIONS

    The following is a summary of the quarterly results of operations for the years ended March 31, 1996 and 1995 (dollars in thousands, except per share data):



                                                                                     Quarters ended
                                       --------------------------------------------------------------------------------------------
                                                   Year ended March 31, 1996                      Year ended March 31, 1995
                                       ---------------------------------------------     ------------------------------------------
                                           Jun 30     Sep 30      Dec 31     Mar 31         Jun 30    Sep 30      Dec 31     Mar 31
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                              (Dollars in Thousands)
Interest income                          $ 28,984   $ 29,898    $ 29,706   $ 31,833       $ 16,810  $ 20,599    $ 24,863   $ 27,961
Interest expense                           18,456     19,288      19,099     19,816          9,681    11,613      14,971     17,219
                                         --------   --------    --------   --------       --------  --------    --------   --------
Net interest income                        10,528     10,610      10,607     12,017          7,129     8,986       9,892     10,742
Provision for
        loan losses                         1,000      1,000       1,000      1,000            500       500       1,100      1,300
                                         --------   --------    --------   --------       --------  --------    --------   --------
Net interest income
        after provision for
        loan losses                         9,528      9,610       9,607     11,017          6,629     8,486       8,792      9,442
Other income (expense)                      1,164      1,914       1,755      2,436            843     1,345       1,427       (203)
Operating expenses                          6,423      6,490       6,657      9,569          5,449     5,569       6,151      5,924
- -----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                  4,269      5,034       4,705      3,884          2,023     4,262       4,068      3,315
Income taxes                                1,548      1,964       1,641      1,119            719     1,565       1,383      1,307
- -----------------------------------------------------------------------------------------------------------------------------------
Net income                               $  2,721   $  3,070    $  3,064   $  2,765       $  1,304  $  2,697    $  2,685   $  2,008
====================================================================================================================================
Earnings per common and
        common equivalent share          $   0.42   $   0.46    $   0.48   $   0.45            N/A  $   0.26    $   0.39   $   0.32
====================================================================================================================================
Earnings per common share -
        assuming full dilution           $   0.42   $   0.46    $   0.48   $   0.46            N/A  $   0.26    $   0.39   $   0.32
====================================================================================================================================

Earnings per share are not calculated until August 11, 1994, the date of the Company's IPO.

For the fourth fiscal quarter ended March 31, 1996, interest income and net interest income after provision for loan losses was increased by $3.9 million quarter of fiscal 1995. The increase is primarily attributable to the growth in average earning assets of approximately $166 million, coupled with an improvement in the net interest spread from the fourth fiscal quarter of fiscal 1995.

Non-interest expenses increased by $3.6 million to $9.6 million for the quarter ended March 31, 1996. Higher operating costs were incurred primarily as a result of the Suburban and Hart acquisitions, specifically compensation and occupancy expenses. Goodwill amortization also increased, due to the aforementioned acquisitions as well as the purchase of a deposit portfolio in fiscal 1996.


Eighteen

MLF BANCORP, INC. AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT


The Board of Directors
MLF Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of MLF Bancorp, Inc. and subsidiaries (the "Company") as of March 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flow for each of the years in the three-year period ended March 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MLF Bancorp, Inc. and subsidiaries as of March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1996, in conformity with general accepted accounting principles.

As described in notes 1 and 11 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, effective April 1, 1992.

/s/ KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania

April 24, 1996

[KPMG PEAT MARWICK LLP LOGO]


                                                                       Nineteen

MLF BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition




March 31, 1996 and 1995                                                                               March 31,
(Dollars in Thousands, except share and per share data)                                       -------------------------

Assets                                                                                           1996         1995
                                                                                              -------------------------
Cash (including interest-bearing deposits of $11,283 and $3,248
   at March 31, 1996 and 1995, respectively)                                                  $    23,323  $    20,007
Assets available for sale:
  Mortgage-related, debt and equity securities                                                    469,321      411,065
  Loans                                                                                            95,033       25,267
Investments (market value $24,946 and $45,320
   at March 31, 1996 and 1995, respectively)                                                       24,942       46,163
Mortgage-related securities (market value $401,231 and $453,455
   at March 31, 1996 and 1995, respectively)                                                      404,150      469,220
Loans receivable, net of allowance for loan loss
  ($13,124 and $9,111 at March 31, 1996 and 1995, respectively)                                   691,791      550,013
Accrued income receivable                                                                          12,085       10,684
Other real estate owned, net                                                                        2,043        1,010
Premises and equipment, at cost less accumulated depreciation
  ($13,774 and $11,704 at March 31, 1996 and 1995, respectively)                                   14,343       13,671
Mortgage servicing rights                                                                          21,865       12,823
Goodwill and other intangible assets                                                                3,499          670
Other assets                                                                                        3,417        2,859
                                                                                              -----------  ------------
Total assets                                                                                  $ 1,765,812  $ 1,563,452
                                                                                              ===========  ============
Liabilities and Equity

Deposits                                                                                      $   830,997  $   688,678
Advances from Federal Home Loan Bank                                                              376,013      319,928
Securities sold under agreements to repurchase                                                    402,212      390,613
Advance payments by borrowers for taxes and insurance                                               3,533        3,987
Accrued interest payable                                                                            5,371        3,832
Other liabilities                                                                                   7,349       15,114
                                                                                              -----------  ------------
Total liabilities                                                                             $ 1,625,475  $ 1,422,152
Commitments and contingencies
Stockholders' Equity:
  Preferred stock, no par value, authorized 5,000,000 shares;
    no shares issued and outstanding                                                                  -            -
  Common stock, $0.01 par value, authorized 30,000,000 shares;
    7,273,800 shares issued                                                                            73           73
  Additional paid-in capital                                                                       95,977       95,541
  Common stock acquired by stock benefit plans                                                     (8,888)     (10,632)
  Treasury stock, at cost; 1,026,900 and 363,000 shares
     at March 31, 1996 and 1995, respectively                                                     (20,531)      (5,648)
  Unrealized gain (loss) on mortgage-related, debt and equity
    securities available for sale                                                                     120       (3,200)
  Retained earnings                                                                                73,586       65,166
                                                                                              -----------  ------------
Total stockholders' equity                                                                        140,337      141,300
                                                                                              -----------  ------------
Total liabilities and stockholders' equity                                                    $ 1,765,812  $ 1,563,452
                                                                                              ===========  ============

See accompanying notes to consolidated financial statements.


Twenty

MLF BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations




Years ended March 31, 1996, 1995, and 1994
(Dollars in Thousands, except share and per share data)             Year ended March 31,
                                                             ---------------------------------
                                                                   1996       1995       1994
                                                            ----------------------------------
Interest income:
  Loans                                                       $  53,678   $ 33,512   $ 22,298
  Mortgage-related securities                                    31,585     29,340     24,206
  Investments                                                     2,136      4,180      2,285
  Assets available for sale                                      32,518     22,409     12,730
  Interest-bearing deposits                                         504        792        380
                                                              ---------   --------   ---------

Total interest income                                           120,421     90,233     61,899
                                                              ---------   --------   ---------

Interest expense:
  Deposits                                                       31,785     25,626     23,616
  FHLB advances                                                  22,775     18,078     14,990
  Other borrowings                                               22,099      9,780        473
                                                              ---------   --------   ---------
Total interest expense                                           76,659     53,484     39,079
                                                              ---------   --------   ---------

Net interest income                                              43,762     36,749     22,820

Provision for loan losses                                         4,000      3,400      1,113
                                                              ---------   --------   ---------

Net interest income after provision
  for loan losses                                                39,762     33,349     21,707
                                                              ---------   --------   ---------
Other income:
  Retail fees and charges                                         1,551      1,615      1,339
  Mortgage banking operations                                     4,420      2,151      1,406
  Net gain (loss) on sale of:
    Mortgage-related, debt and equity securities available
      for sale                                                      255     (2,059)     2,057
    Other real estate owned                                        (515)        (1)       329
    Real estate held for development
      or resale                                                     614        612      2,305
  Rental income                                                     583        676        691
  Other                                                             361        418        489
                                                              ---------   --------   ---------
Total other income                                                7,269      3,412      8,616
                                                              ---------   --------   ---------



MLF BANCORP, INC. AND SUBSIDIARIES





Consolidated Statements of Operations, Continued
                                                                                        Year ended March 31,
(Dollars in Thousands, except share and per share data)                    ---------------------------------------
                                                                             1996           1995           1994
                                                                           ---------------------------------------
Operating expenses:
  General and administrative:
    Compensation and employee
      benefits                                                             $    13,892    $   12,059      $ 10,526
    Advertising                                                                  1,939           850           889
    Data processing                                                              1,538         1,337         1,290
    Federal insurance premiums                                                   1,549         1,749         1,712
    Amortization of goodwill and other intangible assets                         1,412           368           368
    Net occupancy costs                                                          4,211         3,218         2,858
    Professional fees                                                              693           796         1,072
    Other                                                                        3,905         2,716         2,285
                                                                           -----------    ----------      --------

Total operating expenses                                                        29,139        23,093        21,000
                                                                           -----------    ----------      --------

Income before income taxes                                                      17,892        13,668         9,323
Income taxes                                                                     6,272         4,974         7,461
                                                                           -----------    ----------      --------

Net income                                                                 $    11,620   $     8,694      $  1,862
                                                                           ===========   ===========      ========

Earnings per common and common equivalent share                            $      1.83   $      0.97 (a)       N/A
                                                                           ===========   ===========      ========

Earnings per common and common equivalent share
  assuming full dilution                                                   $      1.82    $     0.97 (a)       N/A
                                                                           ===========   ===========      ========

Weighted average number of shares outstanding - primary                      6,347,679     6,728,481           N/A
                                                                           ===========   ===========      ========

Weighted average number of shares outstanding - fully diluted                6,393,297     6,728,481           N/A
                                                                           ===========   ===========      ========

(a) Earnings per share is calculated since August 11, 1994, the date of the initial public offering

See accompanying notes to consolidated financial statements.


                                                                     Twenty-one

MLF BANCORP, INC. AND SUBSIDIARIES





Consolidated Statements of Changes in Stockholders' Equity
                                                                                     Common
                                                                                      stock
                                                                 Additional        acquired by
                                                     Common       paid-in         stock benefit          Treasury
                                                     stock        capital             plans               stock
                                                  ------------------------------------------------------------------
                                                                     (Dollars in Thousands)
Balance at March 31, 1993                         $      -                 -                  -               -

  Net unrealized loss on mortgage-
    related, debt and equity securities
    available for sale, net of taxes                     -                 -                  -               -
  Net income                                             -                 -                  -               -
                                                  --------            ------            -------         -------
Balance at March 31, 1994                         $      -                 -                  -               -

  Common stock issued                                   73            95,499                  -               -
  Common stock acquired by stock
    benefit plans                                        -                 -            (11,446)              -
  ESOP stock committed to be released                    -                 -                441               -
  Excess of fair value above cost of
    stock benefit plans                                  -                42                  -               -
  RRP stock amortization                                 -                 -                373               -
  Net unrealized loss on mortgage-
    related, debt and equity securities
    available for sale, net of taxes                     -                 -                  -               -
  Purchase of treasury stock                             -                 -                  -          (5,648)
  Net income                                             -                 -                  -               -
                                                  --------            ------            -------         -------
Balance at March 31, 1995                         $     73            95,541            (10,632)         (5,648)

  ESOP stock committed to be released                    -                 -                915               -
  Excess of fair value above cost of
    stock benefit plans                                  -               436                  -               -
  RRP stock amortization                                 -                 -                829               -
  Net unrealized gain on mortgage-
    related, debt and equity securities
    available for sale, net of taxes                     -                 -                  -               -
  Exercise of stock options                              -                 -                  -             152
  Purchase of treasury stock                             -                 -                  -         (15,035)
  Dividends paid                                         -                 -                  -               -
  Net income                                             -                 -                  -               -
                                                  --------            ------            -------         -------
Balance at March 31, 1996                         $     73            95,977             (8,888)        (20,531)
                                                  ========            ======            =======         =======

                                                 Unrealized gain (loss)
                                                    on mortgage-
                                                 related, debt and
                                                 equity securities                               Total
                                                 available for sale        Retained          stockholders'
                                                   (net of taxes)          earnings              equity
                                                 ---------------------------------------------------------
Balance at March 31, 1993                                  2,446             54,610              57,056

  Net unrealized loss on mortgage-
    related, debt and equity securities
    available for sale, net of taxes                      (4,940)                 -              (4,940)
  Net income                                                   -              1,862               1,862
                                                          ------             ------             -------
Balance at March 31, 1994                                 (2,494)            56,472              53,978

  Common stock issued                                          -                  -              95,572
  Common stock acquired by stock
    benefit plans                                              -                  -             (11,446)
  ESOP stock committed to be released                          -                  -                 441
  Excess of fair value above cost of
    stock benefit plans                                        -                  -                  42
  RRP stock amortization                                       -                  -                 373
  Net unrealized loss on mortgage-
    related, debt and equity securities
    available for sale, net of taxes                        (706)                 -                (706)
  Purchase of treasury stock                                   -                  -              (5,648)
  Net income                                                   -              8,694               8,694
                                                          ------             ------             -------
Balance at March 31, 1995                                 (3,200)            65,166             141,300

  ESOP stock committed to be released                          -                  -                 915
  Excess of fair value above cost of
    stock benefit plans                                        -                  -                 436
  RRP stock amortization                                       -                  -                 829
  Net unrealized gain on mortgage-
    related, debt and equity securities
    available for sale, net of taxes                       3,320                  -               3,320
  Exercise of stock options                                    -                 (6)                146
  Purchase of treasury stock                                   -                  -             (15,035)
  Dividends paid                                               -             (3,194)             (3,194)
  Net income                                                   -             11,620              11,620
                                                          ------             ------             -------
Balance at March 31, 1996                                    120             73,586             140,337
                                                          ======             ======             =======

See accompanying notes to consolidated financial statements.


Twenty-two

MLF BANCORP, INC. AND SUBSIDIARIES





Consolidated Statements of Cash Flows
                                                                                  Year ended March 31,
(Dollars in Thousands)                                              ---------------------------------------------
                                                                         1996            1995             1994
                                                                    ---------------------------------------------
Net cash flows from operating activities:
  Net income                                                        $   11,620        $  8,694          $  1,862
                                                                    ----------        --------          ---------
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
      Amortization of:
        Goodwill and other intangible assets                        $    1,412        $    368          $    368
        Deferred loan
            origination fees                                            (2,345)         (1,308)             (775)
        Premiums and discounts on
            loans, mortgage-related
            securities, investments,
            and assets available for sale                                1,063           3,199             6,378
        Mortgage servicing rights                                        3,703           1,535             2,069
        Common stock acquired by
           stock benefit plans                                           2,326             856                -
      Provision for loan losses                                          4,000           3,400             1,113
      Net (gain) loss on sales of:
        Mortgage-related, debt and equity
            securities available for sale                                 (255)          2,059            (2,057)
        Loans available for sale                                        (2,129)            (87)           (1,346)
        Real estate held for development
            or resale and other real estate owned                          (99)           (611)           (2,634)
      Depreciation and amortization of
        premises and equipment                                           2,156           1,616             1,335
      Increase/decrease in:
        Loans available for sale                                       (67,637)          6,183            (1,502)
        Accrued income receivable                                       (1,401)         (4,636)              141
        Deferred income taxes                                           (4,554)         (1,222)            3,396
        Other assets                                                    (1,717)            913               618
        Accrued interest payable                                         1,539           2,345              (103)
        Other liabilities                                               (5,467)          8,967             3,737
                                                                    ----------        --------          ---------
  Total adjustments                                                    (69,405)         23,577            10,738
                                                                    ----------        --------          ---------

Net cash (used) provided by operating activities                       (57,785)         32,271            12,600
                                                                    ----------        --------          ---------


MLF BANCORP, INC. AND SUBSIDIARIES





Consolidated Statements of Cash Flows, Continued
                                                                            Year ended March 31,
(Dollars in Thousands)                                        ------------------------------------------
                                                                      1996           1995         1994
                                                              ------------------------------------------
Cash flows from investing activities:
  Net (increase) decrease in loans receivable                 $     (144,510)    $ (289,673)   $ 18,565
  Proceeds from sales of:
    FHLB stock                                                        12,907         16,382       6,873
    Mortgage-related, debt and equity securities
      available for sale                                             100,801         76,541     157,222
  Proceeds from maturities, calls or repayments of:
    Mortgage-related securities                                       56,735         62,708     274,310
    Mortgage-related, debt and equity securities
      available for sale                                              87,333         53,118      69,236
    Investments                                                       30,000              -           -
  Purchases and originations of:
    Investments                                                      (21,681)       (48,887)     (5,817)
    Mortgage-related securities                                      (49,834)      (120,268)   (290,325)
    Mortgage-related, debt and equity securities
      available for sale                                            (183,458)      (305,517)   (265,608)
    Mortgage servicing rights                                        (12,745)       (12,316)       (772)
  Dispositions of real estate held for
    development or resale, net                                         1,773          3,402       6,034
  Net (increase) decrease in other real estate owned                    (801)           255         708
  Proceeds from sale of other real estate owned                          330          2,338       3,092
  Excess of liabilities assumed over assets acquired                  (3,148)             -           -
  Purchases of premises and equipment                                 (2,828)        (2,377)     (1,253)
                                                              --------------     ----------    ---------

Net cash used in investing activities                               (129,126)      (564,294)    (27,735)
                                                              --------------     ----------    ---------


                                  (Continued)


                                                                   Twenty-three

Consolidated Statements of Cash Flows, Continued
                                                                          Year ended March 31,
(Dollars in Thousands)                                        ---------------------------------------
                                                                    1996           1995        1994
                                                              ---------------------------------------
Cash flows from financing activities:
  Net increase in deposits                                    $      112,301     $    9,153    $ 60,832
  Proceeds from deposits purchased                                    28,925              -           -
  Dividends paid                                                      (3,194)             -           -
  Proceeds from securities sold under
    agreements to repurchase                                       2,445,548      1,791,246      98,854
  Payments of securities sold under
    agreements to repurchase                                      (2,433,949)    (1,400,795)   (118,135)
  Proceeds from FHLB advances                                      4,165,625      1,040,855     248,983
  Payments of FHLB advances and other                             (4,109,540)      (977,560)   (277,788)
  Net (decrease) increase in advance payments
    by borrowers for taxes and insurance                                (454)         2,453      (1,376)
  Net proceeds from issuance of common stock                               -         95,572           -
  Common stock acquired by stock benefit plans, net                        -        (11,446)          -
  Purchase of treasury stock                                         (15,035)        (5,648)          -
                                                              --------------     ----------    ---------

Net cash provided by financing activities                            190,227        543,830      11,370
                                                              --------------     ----------    ---------

Net increase (decrease) in cash and cash equivalents             $     3,316       $ 11,807    $ (3,765)
Cash and cash equivalents:
  Beginning of period                                                 20,007          8,200      11,965
                                                                 -----------       --------    ----------

  End of period                                                  $    23,323       $ 20,007    $  8,200
                                                                 ===========       ========    ==========

Supplemental disclosure:
  Cash payments for interest                                     $    75,120       $ 51,139    $ 39,176
  Cash payments (refunds) for income taxes                            14,498           (700)        773
  Net cash paid for companies acquired                                 3,200              -           -
  Transfer of mortgage-related securities
    to mortgage-related, debt and equity
    securities available for sale                                     56,828              -           -
  Transfer of investments to mortgage-
    related, debt and equity securities
    available for sale                                                     -              -         102
  Transfer of loans receivable into other real estate owned            1,077            529       3,142
  Net unrealized gain (loss) on
    mortgage-related, debt and equity
    securities available for sale                                      5,576         (1,055)     (8,533)
  Tax effect on unrealized gain (loss) on
    mortgage-related, debt and equity
    securities available for sale                                      2,256           (349)     (3,593)

See accompanying notes to consolidated financial statements.


Twenty-four

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, 1995 and 1994



 (1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CONVERSION TO CAPITAL STOCK FORM OF OWNERSHIP

         On January 19, 1994, the Board of Directors of Main Line Bank (the "Bank") adopted a Plan of Conversion to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank with the concurrent formation of MLF Bancorp, Inc. (the "Bancorp"), a unitary savings and loan holding company (the "Conversion"). The Conversion was completed on August 11, 1994 whereby Bancorp issued 7,273,800 shares of its common stock in a public offering to the Bank's eligible depositors and borrowers and the MLF Bancorp Employee Stock Ownership Plan (the "ESOP") and resulted in proceeds to Bancorp of $95,572,000, net of $2,624,000 of costs associated with the Conversion.

         BUSINESS

         Bancorp's principal subsidiary, Main Line Bank, is a federally-chartered stock savings bank conducting business from its branch bank system located in Chester, Delaware, and Montgomery Counties, Pennsylvania. The Bank is subject to competition from other financial institutions and other companies which provide financial services. The Bank and Bancorp are subject to the regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Bancorp, the Bank and the Bank's wholly-owned subsidiaries (collectively referred to as the "Company"). All significant intercompany transactions have been eliminated in consolidation. Additionally, certain reclassifications have been made in order to conform with the current year's presentation. The accompanying consolidated financial statements have been prepared on an accrual basis.

         BASIS OF FINANCIAL STATEMENT PRESENTATION

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

         Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of other real estate owned, and the valuation of deferred tax assets as well as the effect of prepayments on mortgage servicing rights and premiums and discounts associated with investments and mortgage-related securities. Management believes that the allowance for loan losses, and the valuations of other real estate owned and deferred tax assets are adequate, and that the effect of prepayments on mortgage servicing rights and premiums and discounts associated with investments and mortgage-related securities has been adequately evaluated. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and valuation of other real estate owned.

         CASH

         For purposes of the statement of cash flows, cash and cash equivalents include cash and interest-bearing deposits. The Company maintains cash deposits in other depository institutions which occasionally exceed the amount of deposit insurance available. Management periodically assesses the financial condition of these institutions.

         The Company is required to maintain certain daily reserve balances in accordance with Federal Reserve Board requirements. Aggregate reserves (in the form of vault cash) were maintained to satisfy federal regulatory requirements at March 31, 1996.

         ASSETS AVAILABLE FOR SALE

         Included in assets available for sale are any investments, loans, debt, and/or mortgage-related securities which the Company believes may be involved in interest rate risk, liquidity, or other asset/liability management decisions which might reasonably result in such assets not being held until maturity.

         Investments, (including marketable equity securities) debt and/or mortgage-related securities available for sale are carried at fair value with net unrealized gains and losses included, net of income taxes, in stockholders' equity.

         During the years ended March 31, 1996 and 1995, the Company originated certain short-term fixed and adjustable rate single family residential mortgages specifically for inclusion in its portfolio. The Company periodically reevaluates its policy and revises it as deemed necessary.

         Loans available for sale are accounted for at the lower of cost or market which is determined on an aggregate basis, with depreciation, if any, recorded in the statement of operations. Realized gains and losses on assets available for sale are computed using the specific identification method.

         INVESTMENTS AND MORTGAGE-RELATED SECURITIES

         Investments and mortgage-related securities, including equity securities which are not readily marketable, are stated at cost, adjusted for the amortization of premiums and the accretion of discounts using a method which approximates level yield, because management has the ability and the intent to hold such securities until maturity. The Company is required to maintain stock in the Federal Home Loan Bank of Pittsburgh ("FHLB") in an amount of 5% of total borrowings from the FHLB. Such stock is carried by the Company at cost.


                                                                    Twenty-five

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, 1995 and 1994


         LOANS RECEIVABLE

         Loans held to maturity are stated at the amount of the unpaid principal balance net of loan origination fees and certain direct origination costs. These fees and costs are deferred and amortized over the contractual life of the related loans using a level yield method over the period to maturity.

         ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Management believes that the allowance for loan losses is adequate. Management's periodic evaluation is based upon analysis of the portfolio, past loss experience, current economic conditions, and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments of information which is available to them at the time of their examination.

         ACCRUED INTEREST

         Interest on loans is credited to income as it is earned. Generally, interest income is not accrued for loans delinquent 90 days or greater. Payments received on nonaccrual and impaired loans are applied to the outstanding principal balance. The Company does not recognize interest on impaired loans.

         OTHER REAL ESTATE OWNED, NET

         Real estate acquired through foreclosure is classified as other real estate owned. Other real estate owned is carried at the lower of cost or fair value, less estimated selling costs.

         Fair value is generally determined through the use of independent appraisals. In certain cases, internal cash flow analyses are used as the basis for fair value, if such amounts are lower than the appraised values.

         PREMISES AND EQUIPMENT

         Premises and equipment are carried at cost. Depreciation and amortization are generally computed on the straight-line method. The estimated useful lives used to compute depreciation and amortization are 40 to 50 years for buildings and 3 to 10 years for furniture and equipment. The cost of maintenance and repairs is charged to expense as incurred. Significant renewals and betterments are capitalized.

         MORTGAGE SERVICING RIGHTS

         Mortgage servicing rights represent the carrying value of the rights to service mortgage loans for others. The mortgage servicing rights are amortized against loan servicing fee income on an accelerated basis in proportion to, and over the period of, estimated net future loan servicing fee income, which periods initially do not exceed seven years. Service fee income is recognized when the related loan payments are collected. Management on a quarterly basis evaluates and makes necessary adjustments to the remaining balances of mortgage servicing rights, if the fair value of the disaggregated servicing rights indicate that the carrying value is not considered recoverable. Assumptions utilized in the quarterly evaluations are based on current prepayment and investor rates of return provided by an independent investment advisor.

         Effective April 1, 1995, the Company adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights." This standard prospectively requires the Bank, which services mortgage loans for others in return for a servicing fee, to recognize these servicing rights as assets, regardless of how such assets were acquired. Additionally, the Company is required to assess the fair value of these assets at each reporting date to determine impairment. As a result of the adoption of SFAS 122, the Company included $760,000 in income from mortgage banking operations for the year ended March 31, 1996.

         GOODWILL AND OTHER INTANGIBLE ASSETS

         Goodwill, which represents the excess cost over fair value of assets acquired and liabilities assumed, is being amortized to expense using the straight-line method over periods not exceeding 15 years. Other intangibles consisted of core deposit premium and are amortized over the weighted average rate of maturity not to exceed 2 years.

         INCOME TAXES

         The Company and its subsidiaries file a consolidated federal income tax return. The Company has adopted SFAS 109 "Accounting for Income Taxes" effective April 1, 1992. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets are recognized for future deductible temporary differences and tax loss and credit carryforwards if their realization is "more likely than not."
         Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.


Twenty-six

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, 1995, and 1994



(2)      INVESTMENTS

         Investments at March 31, 1996 and 1995 consisted of the following:

         (Dollars in Thousands)





                                                                   March 31, 1996
                                               -------------------------------------------------
                                                                 Gross          Gross
                                                 Carrying   unrealized     unrealized     Market
                                                    value        gains         losses      value
                                               -------------------------------------------------
         Equity securities:
           Federal Home Loan Bank stock        $  18,802        -               -       $ 18,802
           Other                                     140        -               -            140
         Debt securities:
           U.S. government agency notes            6,000      $ 4               -          6,004

                                               ---------      ---            ----       --------

                                               $  24,942      $ 4               -       $ 24,946
                                               =========      ===            ====       ========


                                                                   March 31, 1995
                                               -------------------------------------------------
                                                                 Gross          Gross
                                                 Carrying   unrealized     unrealized     Market
                                                    value        gains         losses      value
                                               -------------------------------------------------
         Equity securities:
           Federal Home Loan Bank stock        $  15,997        -               -         15,997
           Other                                     166        -               -            166
         Debt securities:
           U.S. government agency notes           30,000        -          $ (843)        29,157

                                               ---------      ---          ------       --------

                                               $  46,163        -          $ (843)      $ 45,320
                                               =========      ===          ======       ========


         Proceeds from the sales of investment securities during the years ended March 31, 1996, 1995 and 1994 were $12,907,000, $16,382,000 and
         $6,873,000, respectively. Such proceeds resulted from the mandatory redemption of FHLB stock. No gains or losses were realized on those sales.

         As of March 31, 1996, the debt security totalling $2,000,000 has a scheduled maturity date within one year, and the debt security totalling $4,000,000 has a scheduled maturity date greater than 5 years but within 10 years.

         The FHLB maintains a blanket lien on investment securities as collateral for borrowings from the FHLB.

         Accrued interest receivable on investment securities was $240,000 and $828,000 at March 31, 1996 and 1995, respectively.

  (3)    MORTGAGE-RELATED SECURITIES

         Mortgage-related securities at March 31, 1996 and 1995 consisted of the following:

         (Dollars in Thousands)

                                                                                      March 31, 1996
                                                               ----------------------------------------------------------
                                                                                      Gross          Gross
                                                                   Carrying      unrealized     unrealized         Market
                                                                      value           gains         losses          value
                                                               ----------------------------------------------------------
         Mortgage-backed securities:
           Federal Home Loan Mortgage
             Corporation (FHLMC)                               $    149,990         $   762        $ 1,950      $ 148,802

           Federal National Mortgage
             Association (FNMA)                                     150,286           1,501          1,670        150,117

           Government National Mortgage
             Association (GNMA)                                       8,397             189              -          8,586

           Privately issued                                           1,785               -             50          1,735

         Collateralized mortgage obligations                         93,692               -          1,701         91,991
                                                               ------------         -------        -------      ---------

                                                               $    404,150         $ 2,452        $ 5,371      $ 401,231
                                                               ============         =======        =======      =========

                                                                                      March 31, 1995
                                                               ----------------------------------------------------------
                                                                                      Gross          Gross
                                                                   Carrying      unrealized     unrealized         Market
                                                                      value           gains         losses          value
                                                               ----------------------------------------------------------
         Mortgage-backed securities:
           Federal Home Loan Mortgage
             Corporation (FHLMC)                               $    194,970            $  9       $  6,837      $ 188,142

           Federal National Mortgage
             Association (FNMA)                                     190,085               -          5,865        184,220

           Government National Mortgage
             Association (GNMA)                                      27,014              40            103         26,951

           Privately issued                                           2,043               -             91          1,952

         Collateralized mortgage obligations                         55,108               -          2,918         52,190
                                                               ------------            ----       --------      ---------

                                                               $    469,220            $ 49       $ 15,814      $ 453,455
                                                               ============            ====       ========      =========


         There were no sales of mortgage-related securities during the years ended March 31, 1996, 1995 and 1994. In December 1995, the Company transferred $56.8 million of mortgage-related securities to mortgage-related, debt and equity securities available for sale. This transfer was in accordance with a special reassessment provision contained within a Special Report issued by the Financial Accounting Standards Board ("FASB").

         Certain mortgage-related securities are pledged to secure financings as described in notes 8 and 9. Privately issued mortgage-backed securities are rated AA or better by bond rating agencies. The loans which collateralize the mortgage-related securities are geographically disbursed throughout the United States.

         Collateralized mortgage obligations totaling $78,384,000 and $55,108,000 were pledged as additional collateral for municipal jumbo certificate deposits at March 31, 1996 and 1995, respectively.

         Accrued interest receivable on mortgage-related securities was $2,916,000 and $3,464,000 at March 31, 1996 and 1995, respectively.


                                                                   Twenty-seven

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, 1995, and 1994


  (4)    ASSETS AVAILABLE FOR SALE

         Assets available for sale at March 31, 1996 and 1995 consisted of the following:

         (Dollars in Thousands)

                                                                                   March 31, 1996
                                                       -------------------------------------------------------------
                                                                                 Gross          Gross       Carrying
                                                                            unrealized     unrealized         (fair)
                                                                   Cost          gains         losses          value
                                                       -------------------------------------------------------------
          Mortgage-related, debt and equity securities:
           Mortgage-related securities:
            Federal Home Loan Mortgage
              Corporation (FHLMC)                       $       234,905        $ 1,768        $ 1,873      $ 234,800
            Federal National Mortgage
              Association (FNMA)                                114,260          1,683            425        115,518
            Government National Mortgage
              Association (GNMA)                                 41,236              4            361         40,879
            Privately-issued                                     39,376            387            405         39,358
           Debt securities:
            Asset Management Funds for
              Financial Institutions, Inc.                       12,242              -            416         11,826
            U.S. Government agency debentures                    18,084              -            322         17,762
           Equity securities:
            FHLMC preferred stock                                 5,000             60              -          5,060
            FNMA stock                                            1,750             13              -          1,763
            Other equity securities                               2,256             99              -          2,355
                                                        ---------------        -------        -------      ---------
                                                        $       469,109        $ 4,014        $ 3,802      $ 469,321
                                                        ===============        =======        =======      =========

                                                                                   March 31, 1995
                                                       -------------------------------------------------------------
                                                                                 Gross          Gross       Carrying
                                                                            unrealized     unrealized         (fair)
                                                                   Cost          gains         losses          value
                                                       -------------------------------------------------------------
          Mortgage-related, debt and equity securities:
           Mortgage-related securities:
            Federal Home Loan Mortgage
              Corporation (FHLMC)                       $       205,354        $   651        $ 2,618      $ 203,387
            Federal National Mortgage
              Association (FNMA)                                141,627            338          1,591        140,374
            Government National Mortgage
              Association (GNMA)                                  9,075              -            274          8,801
            Privately-issued                                     22,071              -            200         21,871
           Debt securities:
            Asset Management Funds for
              Financial Institutions, Inc.                       11,496              -            545         10,951
            U.S. Government agency debentures                    21,136              7            857         20,286
           Equity securities:
            FHLMC preferred stock                                 5,000              -            350          4,650
            FNMA stock                                                -              -              -              -
            Other equity securities                                 671             74              -            745
                                                        ---------------        -------        -------      ---------
                                                        $       416,430        $ 1,070        $ 6,435      $ 411,065
                                                        ===============        =======        =======      =========

                                                                                  March 31, 1996
                                                               -----------------------------------------------------
                                                                                 Gross          Gross
                                                               Carrying     unrealized     unrealized           Fair
                                                                  value          gains         losses          value
                                                               -----------------------------------------------------
          Loans receivable:
           Residential mortgage loans                          $ 84,501              -              -       $ 84,501
           Consumer-education loans                              10,532              -              -         10,532
                                                               --------           ----           ----       --------
                                                               $ 95,033              -              -       $ 95,033
                                                               ========           ====           ====       ========

                                                                                   March 31, 1995
                                                               -----------------------------------------------------
                                                                                 Gross          Gross
                                                               Carrying     unrealized     unrealized           Fair
                                                                  value          gains         losses          value
                                                               -----------------------------------------------------
          Loans receivable:
           Residential mortgage loans                          $ 17,624              -              -       $ 17,624
           Consumer-education loans                               7,643              -              -          7,643
                                                               --------            ---            ---       --------
                                                               $ 25,267              -              -       $ 25,267
                                                               ========            ===            ===       ========


         Proceeds from sales of assets available for sale during the year ended March 31, 1996 were $719,430,000. Gross gains of $6,291,000 and gross losses of $4,811,000 were realized on those sales.

         Proceeds from sales of assets available for sale during the year ended March 31, 1995 were $284,773,000. Gross gains of $5,098,000 and gross losses of $7,070,000 were realized on those sales.

         Proceeds from sales of assets available for sale during the year ended March 31, 1994 were $584,596,000. Gross gains of $12,526,000 and gross losses of $9,123,000 were realized on those sales.

         As of March 31, 1996, the U.S. government agency debt securities have scheduled maturities of $13,000,000 due after one year but within five years and $5,084,000 due after five years but within ten years.

         Accrued interest receivable on assets available for sale was $4,290,000 and $3,275,000 at March 31, 1996 and 1995, respectively.


Twenty-eight

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, 1995 and 1994


(5)      LOANS RECEIVABLE

         Loans receivable at March 31, 1996 and 1995 consisted of the following:

         (Dollars in Thousands)

                                                                                       March 31,
                                                                               --------------------
                                                                                   1996       1995
                                                                               --------------------
         Real estate loans:
           One- to four-family                                                  $ 344,713 $ 326,029
           Construction and land:
             Residential                                                          110,693    59,112
             Commercial                                                            14,625    15,891
           Commercial real estate                                                 109,135    69,779
           Multi-family                                                            11,348    10,812
                                                                                --------- ---------
         Total real estate loans                                                  590,514   481,623
                                                                                --------- ---------
         Other loans:
           Consumer:
             Home equity and equity lines of credit                                92,139    76,393
             Unsecured lines of credit                                              3,091     3,527
             Automobile                                                             5,926     7,710
             Other                                                                  9,098     5,734
           Commercial                                                              69,647    33,328
                                                                                --------- ---------
         Total other loans                                                        179,901   126,692
                                                                                --------- ---------
                                                                                  770,415   608,315

         Loans in process (construction loans)                                    (61,389)  (45,613)
         Deferred loan fees                                                        (4,111)   (3,578)
         Allowance for loan losses                                                (13,124)   (9,111)
                                                                                --------- ---------
                                                                                $ 691,791 $ 550,013
                                                                                ========= =========


         Included in loans receivable are loans past due 90 days or more in the amounts of $8,402,000, $6,762,000 and $5,339,000 at March 31, 1996,
         1995 and 1994, respectively. Interest income that would have been recognized on these nonaccrual loans had they been current in accordance with their original terms is $1,081,000, $642,000 and $429,000, respectively. Interest income that was recognized on these nonaccrual loans is $96,000, $227,000 and $77,000, respectively.

         The Company is principally a local lender and, therefore, has a significant concentration of loans to borrowers who reside in and/or which are collateralized by real estate located in the suburban Philadelphia area. In addition, the Company has a concentration of residential and commercial construction real estate loans to five local real estate developers totaling approximately $12,500,000 in additional commitments outstanding and approximately $34,272,000 in outstanding balances at March 31, 1996.

         Activity in the allowance for loan losses for the years ended March 31, 1996, 1995 and 1994 consisted of the following:

         (Dollars in Thousands)

                                                       March 31,
                                              -------------------------
                                                 1996    1995    1994
         --------------------------------------------------------------
         Balance, beginning of year          $  9,111  $ 7,337  $ 7,488
         Provision for loan losses              4,000    3,400    1,113
         Charge-offs                           (1,188)  (1,761)  (1,318)
         Recoveries                               181      135       54
         Allowance acquired from Suburban       1,020        -        -
         --------------------------------------------------------------
         Balance, end of year                $ 13,124  $ 9,111  $ 7,337
         ==============================================================


         As of March 31, 1996 and 1995, the recorded investment in the loans for which impairment has been recognized in accordance with SFAS 114 is $452,000 and $3,704,000, respectively. The average investment in such impaired loans was $770,000, $4,715,000, and $3,927,000 for the years ended March 31, 1996, 1995 and 1994, respectively. There is no allowance for loan losses pertaining to these impaired loans because the Company provided and charged-off $346,000 and $1,425,000 of such loans during the years ended March 31, 1996 and 1995, respectively.

         The aggregate amount of loans by the Company to its directors and executive officers, including loans to related persons and entities, was $674,000 and $601,000 at March 31, 1996 and 1995, respectively. As of March 31, 1996 and 1995, two directors and four of the Company's directors and executive officers had mortgage loans outstanding totaling $356,000 and $254,000, respectively, with preferential interest rate terms. These loans are charged a variable rate of interest based on the Company's cost of deposits plus 1%. At March 31, 1996, the interest rate charged on these mortgage loans was 5.25%. These loans were originated prior to August 1989, and therefore are not subject to the restrictions on director and officer loans imposed by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA").

         An analysis of the activity of loans to directors and executive officers follows:

                                                                      Year ended March 31,
                                                                 ----------------------------
                                                                       1996            1995
         ------------------------------------------------------------------------------------
         Balance, beginning of year                                $    601          $  946
            Increase due to change in qualifying officers               118               -
            New loans and line of credit advances                       111             114
            Repayments                                                 (156)           (459)
         ------------------------------------------------------------------------------------

         Balance, end of year                                      $    674          $  601
         ====================================================================================


         Accrued interest receivable on loans receivable was $4,639,000 and $3,117,000 at March 31, 1996 and 1995, respectively.


                                                                    Twenty-nine

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, 1995 and 1994


(6)      MORTGAGE SERVICING ACTIVITIES

         During the years ended March 31, 1996, 1995, and 1994, the Company purchased the servicing rights of whole loans with balances of $858,398,000, $801,920,000, and $54,287,000, respectively. A summary of mortgage servicing rights activity follows:

         (Dollars in Thousands)

                                                                                               Year ended March 31,
                                                                                      --------------------------------
                                                                                           1996      1995       1994
         -------------------------------------------------------------------------------------------------------------
         Balance, beginning of year                                                    $ 12,823  $  2,042   $  3,339
         Acquisitions                                                                    11,985    12,316        772
         Originated servicing rights                                                        760         -          -
         Amortization                                                                    (3,703)   (1,535)    (2,069)
         -------------------------------------------------------------------------------------------------------------
         Balance, end of year                                                          $ 21,865  $ 12,823   $  2,042
         =============================================================================================================


         The Company services real estate loans for investors which are not included in the consolidated financial statements. The total amount of such loans serviced for others was approximately $2,411,685,000, $1,683,089,000, and $907,505,000, at March 31, 1996, 1995, and 1994
         respectively.

         The Company is required to remit to investors the monthly principal collected and scheduled interest payments on most mortgages, including those for which no interest payments have been received due to delinquency. As of March 31, 1996 and 1995, approximately $249,000 and $191,000, respectively, had been advanced on delinquent serviced loans. Substantially all of these loans were sold without recourse and are guaranteed by FHLMC or FNMA.


(7)      DEPOSITS

         The major types of savings deposits by weighted interest rates, amounts, and the percentages of such types to total savings deposits are as follows:

         (Dollars in Thousands)

                                                       March 31,  1996                             March 31, 1995
                                             ------------------------------         -------------------------------------
                                              Weighted                               Weighted
                                              interest                % of           interest                      % of
                                                  rate    Amount     total               rate     Amount          total
         ----------------------------------------------------------------------------------------------------------------
         Noninterest-bearing deposits               0%   $ 81,767     9.84%               0%     $  53,836         7.82%
         Money market deposits and
           NOW accounts                          2.62     155,115    18.67             2.68        122,728        17.82
         Passbook and statement
           savings accounts                      2.22      88,011    10.59             2.42         94,649        13.74
         ----------------------------------------------------------------------------------------------------------------
                                                 1.85     324,893    39.10             2.06        271,213        39.38
         Certificates of deposit                 5.80     506,104    60.90             5.63        417,465        60.62
         ----------------------------------------------------------------------------------------------------------------
                                                 4.25%   $830,997   100.00%            4.22%     $ 688,678       100.00%
         ================================================================================================================



         A summary of certificates by maturity is as follows:

         (Dollars in Thousands)

                                                             March 31,
                                                     ----------------------
                                                        1996        1995
         ------------------------------------------------------------------
         Within one year                             $ 318,107   $ 225,184
         One to two years                              100,745      97,283
         Two to three years                             29,817      43,820
         Three to four years                            32,046      17,187
         Four to five years                             19,132      31,153
         Thereafter                                      6,257       2,838
         ------------------------------------------------------------------
                                                     $ 506,104   $ 417,465
         ==================================================================


         Interest expense on savings deposits is as follows (dollars in thousands):


                                                             Year ended March 31,
                                                      -------------------------------
                                                          1996       1995      1994
         ----------------------------------------------------------------------------
         Money market deposits and NOW accounts     $    3,548      3,165     3,783
         Passbook and statement savings accounts         1,933      2,752     3,760
         Certificate accounts                           26,304     19,709    16,073
         ----------------------------------------------------------------------------
                                                    $   31,785     25,626    23,616
         ============================================================================

         Included in deposits as of March 31, 1996 and 1995 are deposits greater than $100,000 of approximately $151,243,000 and $104,444,000, respectively.


Thirty

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, 1995 and 1994


(8)      ADVANCES FROM FEDERAL HOME LOAN BANK

         Under the terms of its collateral agreement with the FHLB, the Company maintains otherwise unencumbered qualifying assets in an amount at least as much as its advances from the FHLB. The Company's FHLB stock is also pledged to secure these advances. At March 31, 1996 and 1995 such advances mature as follows (dollars in thousands):

                                Weighted                     Weighted
                                 average    March 31,         average   March 31
         Due by March 31,  interest rate     1996       interest rate     1995
         ------------------------------------------------------------------------
         1996                       - %   $        -        5.82 %     $160,847
         1997                    6.01        229,513        6.88        110,000
         1998                    6.53         77,000        6.69         37,000
         1999                    6.07         17,750           -              -
         2000                    5.81         27,000        5.00             81
         2001                       -              -           -              -
         Thereafter              7.45         24,750        7.95         12,000
         ------------------------------------------------------------------------
                                 6.21 %   $  376,013        6.36 %     $319,928
         ========================================================================


         The Company has an available line of credit ("Flexline") for borrowing from the FHLB not to exceed 10% of total assets, of which $0 and $30,000,000 were outstanding at March 31, 1996 and 1995, respectively. The Flexline commitment was executed in December 1991 and expires in September 1996.

         The Company has entered into a warehouse loan participation program for residential mortgage loan originations. Funds to purchase these single-family residential loans are obtained from an available line of credit from the FHLB totaling $96,000,000 at March 31, 1996, of which $51,513,000 and $10,494,000 was outstanding at March 31, 1996 and
         1995, respectively. This line of credit commitment expires in March 1997. The rate paid is determined by a daily variable advance rate in effect at the FHLB and was 5.92% at March 31, 1996.

(9)      SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         The Company entered into sales of securities under agreements to repurchase (the Agreements), which are treated as financings. The obligation to repurchase securities sold is reflected as a liability in the consolidated statements of financial condition. The dollar amount of securities underlying the Agreements remains in the respective asset accounts as mortgage-related securities although the securities underlying the Agreements are delivered to the broker who arranged the transactions. The Agreements call for the repurchase of the identical securities.

         Information relating to the Agreements as of March 31, 1996 and 1995 is summarized as follows:

         (Dollars in Thousands)

                                                                              March 31, 1996
                                                ---------------------------------------------------------------------
                                                     Loan               Asset        Asset                 Weighted
                                                   maturity           carrying      market          Loan    average
         Asset                                       date               value        value        amount  loan rate
         ------------------------------------------------------------------------------------------------------------
         FNMA and FHLMC certificates               Overnight         $   33,489   $  33,318    $  30,019      4.75 %
         FNMA and FHLMC certificates               Within 30 days       114,347     114,824      111,605      5.34
         FNMA and FHLMC certificates               From 31-90 days       42,636      42,022       38,945      5.86
         FNMA, FHLMC and GNMA certificates         Over 90 days         251,594     251,952      221,643      5.90
         ------------------------------------------------------------------------------------------------------------
                                                                     $  442,066   $ 442,116    $ 402,212      5.65 %
         ============================================================================================================

                                                                                March 31, 1995
                                                ---------------------------------------------------------------------
                                                     Loan                 Asset       Asset                 Weighted
                                                   maturity            carrying      market      Loan        average
         Asset                                       date                 value       value    amount      loan rate
         ------------------------------------------------------------------------------------------------------------
         FNMA and FHLMC certificates               Within 30 days    $  350,665     344,408   330,919         6.05 %
         FNMA and FHLMC certificates               From 31-90 days       32,525      32,638    31,048         6.07
         FHLMC certificates                        Over 90 days          31,489      30,716    28,646         7.78
         ------------------------------------------------------------------------------------------------------------
                                                                     $  414,679     407,762   390,613         6.18 %
         ============================================================================================================


         The maximum amount outstanding at any month-end of the Agreements during fiscal years 1996 and 1995 was $406,310,000 and $394,503,000, respectively. The average amount of outstanding Agreements during fiscal years 1996 and 1995 was $357,064,000 and $161,777,000, respectively.


                                                                     Thirty-one

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, 1995 and 1994


 (10)    FAIR VALUE OF FINANCIAL INSTRUMENTS

         Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments whether or not recognized on the balance sheet, for which it is practicable to estimate that value. The fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.

         CASH AND CASH EQUIVALENTS: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

         INVESTMENTS AND MORTGAGE-RELATED SECURITIES AND ASSETS AVAILABLE FOR
         SALE: The fair value of investments and mortgage-related securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The carrying amounts of stocks with no stated maturity approximate fair value because shares may be redeemed at par. The fair value of loans available for sale is estimated based on forward commitments to sell.

         LOANS RECEIVABLE: The fair value of performing loans receivable is estimated by discounting future cash flows using rates as of March 31, 1996 and 1995 for which similar loans would be made to borrowers with similar credit history and maturities.

         The fair value for nonperforming loans was derived through a discounted cash flow analysis, which includes the opportunity costs of carrying a nonperforming asset. Estimated discount rates were based on the probability of loss and the expected time to recovery. Loans with a higher probability of loss were assigned higher risk premiums and were discounted over longer periods of time, resulting in lower values.

         DEPOSIT LIABILITIES: The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, savings and NOW accounts, and money market and checking accounts is equal to the amount payable on demand as of March 31, 1996 and 1995. The fair value of certificates of deposit is based on the present value of contractual cash flows. The discount rates used to compute present values are estimated using the rates currently offered for deposits of similar maturities in the Company's marketplace.

         BORROWED FUNDS: Rates available to the Company for debt with similar terms and remaining maturities at the dates presented are used to estimate the fair value of existing debt.

         COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT: The Company does not normally charge fees for commitments to extend credit. Interest rates on commitments to extend credit are normally committed for periods of less than one month. Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused. It is impracticable to assign any fair value to these commitments.


         The carrying amount and estimated fair value of the Company's financial instruments are as follows:

         (Dollars in Thousands)


         =======================================================================================
                                                                           March 31,
                                                        ----------------------------------------
                                                                1996                1995
                                                        ------------------  --------------------
                                                         Carrying    Fair    Carrying    Fair
                                                          Amount    Value     Amount    Value
         ---------------------------------------------------------------------------------------
         Financial assets:
           Cash                                      $    23,323  $ 23,323  $ 20,007  $ 20,007
           Investments and mortgage-related
             securities                                  429,092   426,177   515,383   498,775
           Assets available for sale                     564,354   564,354   436,332   436,332
           Loans receivable, net                         691,791   678,726   550,013   539,765

         Financial liabilities:
           Deposits                                      830,997   839,329   688,678   688,608
           Borrowed funds                                778,225   777,226   710,541   708,987

         =======================================================================================


Thirty-two

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, 1995 and 1994


(11)     INCOME TAXES

         On December 29, 1995, the Company acquired Suburban in a tax-free acquisition. As a result of this acquisition, the Company was able to record a net deferred tax asset of approximately $1,622,000, primarily due to unrecorded net operating loss benefits of Suburban. As part of the acquisition, the Company has established a deferred tax liability for Suburban's entire tax bad debt reserves. The amount of such reserves were approximately $3,175,000.

         For federal tax purposes, the Company has approximately $4,613,000 of net operating loss carryforwards as of March 31, 1996. The net operating loss will expire March 31, 2010 if not utilized.

         For state tax purposes, the Company has approximately $5,795,000 and $4,391,000 of net operating loss carryforwards as of March 31, 1996 and 1995, respectively. $3,780,000 of the net operating loss carryforward will expire March 31, 1998 if not utilized, while $2,015,000 will expire March 31, 1999 if not utilized.

         Income tax expense (benefit) for the years ended March 31, 1996, 1995, and 1994 is comprised of the following (in thousands):


                                                   Year ended March
                                              ------------------------
                                                 1996    1995    1994
         -------------------------------------------------------------
         Current:
           Federal                          $   7,812   6,018   3,835
           State                                    -     178     230
         -------------------------------------------------------------
                                                7,812   6,196   4,065
         -------------------------------------------------------------
         Deferred:
           Federal                             (1,396) (1,220)  3,176
           State                                 (144)     (2)    220
         -------------------------------------------------------------
                                               (1,540) (1,222)  3,396
         -------------------------------------------------------------

                                            $   6,272   4,974   7,461
         =============================================================

         The significant components of deferred income tax expense (benefit) attributable to income for the years ended March 31, 1996, 1995 and 1994 are as follows (Dollars in Thousands):

                                                                         Year ended March 31,
                                                                    -----------------------------
                                                                      1996     1995        1994
         ----------------------------------------------------------------------------------------
         Deferred tax expense (benefit)
           (exclusive of the effects of
           the components listed below)                         $     (840)    (895)      3,176
         Decrease in beginning of year balance of the
           valuation allowance for deferred tax assets                (700)    (700)          -
         Adjustment to deferred tax assets and
           liabilities for change in tax rates                           -       68           -
         State tax net operating loss utilization                        -      305         220
         ----------------------------------------------------------------------------------------

                                                                $   (1,540)  (1,222)      3,396
         ========================================================================================



         The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1996 and 1995, in accordance with SFAS 109, are presented below (dollars in thousands):


                                                                                            March 31,
                                                                                 ---------------------------
                                                                                      1996           1995
         ---------------------------------------------------------------------------------------------------
         Deferred tax assets:
           Uncollected interest                                                  $     267            111
           Deferred loan fees                                                          272             68
           Employee benefits                                                           974            670
           Unearned fees                                                                 -             61
           Net unrealized loss on mortgage-related, debt and equity securities           -            487
           REO rental income                                                             -            105
           Real estate valuation allowance                                             578            121
           Book bad debt reserves                                                    4,330          3,023
           Tax basis in excess of book basis - investment in stock                     187              -
           Tax basis in excess of book basis for investment in subsidiaries              -            698
           Purchased mortgage servicing rights                                         923             82
           Other reserves                                                              367              -
           Federal tax net operating loss carryforwards                              1,614              -
           State tax net operating loss carryforwards                                  452            307
         ---------------------------------------------------------------------------------------------------
         Total gross deferred tax assets                                             9,964          5,733
         Less valuation allowance                                                        -           (700)
         ---------------------------------------------------------------------------------------------------
         Net deferred tax assets                                                     9,964          5,033
         ---------------------------------------------------------------------------------------------------

         Deferred tax liabilities:
           Tax bad debt reserve recapture                                           (6,212)        (4,553)
           Prepaid expenses                                                           (599)          (312)
           Loss on mortgages sold                                                     (956)        (1,060)
           Depreciation                                                               (254)          (136)
           Deferred Income                                                            (231)             -
           Deferred loan costs                                                        (264)          (271)
           Net unrealized gain of mortgage-related, debt and equity securities         (70)             -
           Originated mortgage servicing rights                                       (262)             -
           IRC Sec. 475 mark-to-market items                                          (192)          (383)
         ---------------------------------------------------------------------------------------------------
         Total gross deferred tax liabilities                                       (9,040)        (6,715)
         ---------------------------------------------------------------------------------------------------

         Net deferred tax asset (liability)                                      $     924         (1,682)
         ===================================================================================================

         The effective income tax rates of 35%, 36%, and 80%, for the years ended March 31, 1996, 1995, and 1994, respectively, equal or exceed the applicable statutory federal income tax rate of 35%, 35% and 34%, respectively.



                                                                   Thirty-three

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, 1995 and 1994


(11)     CONTINUED

         The reasons for these differences for the years ended March 31, 1996, 1995, and 1994 are as follows:



                    Dollars in Thousands
                    ---------------------------------------------------------------
                                                            YEAR ENDED MARCH 31,
                                                         --------------------------
                                                           1996     1995      1994
                    ===============================================================
                    Computed expected
                      tax expense                         $6,262    $4,784   $3,170
                    ---------------------------------------------------------------
                    Increase (decrease) resulting from:
                      Decrease in valuation allowance
                        for deferred tax assets             (700)     (700)      --
                    ---------------------------------------------------------------
                      Change in federal
                        income tax rates                      --        68       --
                    ---------------------------------------------------------------
                      Tax-exempt income                     (584)     (360)    (206)
                    ---------------------------------------------------------------
                      State tax expense,
                        net of Federal benefit              (144)      113      372
                    ---------------------------------------------------------------
                      Subsidiary related items             1,007       888      723
                    ---------------------------------------------------------------
                      Recapture of tax bad
                        debt reserves                         --        --    3,268
                    ---------------------------------------------------------------
                      Non-deductible ESOP
                        amortization expense                 169        --       --
                    ---------------------------------------------------------------
                      Other, net                             262       181      134
                    ---------------------------------------------------------------
                    Income tax expense                    $6,272    $4,874   $7,461
                    ===============================================================

         The valuation allowance represents management's estimate of the
         portion of its deferred tax assets that may not be realized.   The
         March 31, 1995 valuation allowance of $700,000 relates to the realization of benefits for investment in subsidiaries. The reduction in the valuation allowance for deferred tax assets is due to the liquidation of various subsidiaries during the year.

         In order to fully realize the net deferred tax asset at March 31, 1996 and 1995, the Company will need to generate future taxable income. Based upon the Company's tax history and the anticipated level of future taxable income, management of the Company believes the existing net deductible temporary differences will, more likely than not, reverse in future periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

         The Company had current taxes payable of $1,485,000 and $6,247,000 as of March 31, 1996 and March 31, 1995, respectively.

         In accordance with SFAS No. 109, the Company has established a deferred tax liability representing the estimated taxes that would be payable in the event of the conversion of the Company's charter to that of a commercial bank, based on the intent of the Company's Board of Directors to accomplish such a charter conversion. If the Bank were to convert to a commerical bank charter, it would be required to recapture and pay taxes on approximately $17,750,000 in bad debt deductions previously taken while the Company was a "domestic building and loan association" for tax purposes.

 (12)    EMPLOYEE BENEFITS

         During the year ended March 31, 1995, the Company restructured its defined benefit Pension Plan ("Pension Plan"). Prior to August 1, 1994, the Company participated in a multi-employer Pension Plan. Actuarial valuations were not computed separately for the Company and consequently, information required by SFAS No. 87 Is not available for the years ending March 31, 1994.

         Beginning on August 1, 1994, the Company withdrew from this multi-employer Pension Plan and started a single-employer Pension Plan. Employees hired by the Company on or after August 1, 1993 are not currently eligible to participate in the new Pension Plan. Each active participant was given the option to transfer their accrued benefit as of this date to the new pension plan or leave it in the multi-employer Pension Plan. For those electing to transfer their benefits, additional benefits would accrue under the new Pension Plan for future service. Assets accumulated for the past and future benefits of those transferring benefits were calculated and a schedule determined for transfer into the new Pension Plan.

         The Pension Plan provides retirement benefits based on years of service and average compensation during the years of plan participation. The Company's funding policy is to contribute an amount which meets the minimum funding requirements of ERISA and which can be deducted for Federal Income Tax purposes. The methods and assumptions used to determine the Pension Plan contribution may differ from those used for financial reporting purposes.

         The following table sets forth the Company's plan accumulated funded status for the years ended March 31, 1996 and 1995 and the amounts recognized in the consolidated balance sheet as of March 31, 1996 and 1995:

         Dollars in Thousands
         ----------------------------------------------------------------------------------------
                                                                                March 31,
                                                                   ------------------------------
                                                                          1996             1995
         ----------------------------------------------------------------------------------------
         Projected benefit obligation:
            Accumulated benefit obligation:
               Vested benefits                                     $     1,512      $     1,110
               Nonvested benefits                                            -                -
         ----------------------------------------------------------------------------------------
                  Accumulated benefit obligation total                   1,512            1,110
            Effect of projected future compensation levels                 150               54
         ----------------------------------------------------------------------------------------
         Projected benefit obligation total                              1,662            1,164
         Plan assets at fair value                                       2,836            2,490
         ----------------------------------------------------------------------------------------
         Projected plan assets in excess of
            benefit obligation                                           1,174            1,326
         Unrecognized transition asset                                   1,493            1,594
         Unrecognized loss                                                 (41)              (6)
         ----------------------------------------------------------------------------------------
         Accrued pension cost included on
            consolidated balance sheet                             $       278      $       262
         ========================================================================================


Thirty-four

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, 1995 and 1994


(12)     CONTINUED

         Net pension cost for the years ended March 31, 1996 and 1995 includes the following components:

         Dollars in Thousands
         ----------------------------------------------------------------
                                                     Year ended March 31,
                                                     --------------------
                                                     1996         1995
         ----------------------------------------------------------------
         Service cost                           $     217    $     154
         Interest cost                                 99           51
         Actual return on plan assets                (383)        (125)
         Amortization of transition asset            (101)         (68)
         Asset gain                                   184            -
         ----------------------------------------------------------------
         Net pension cost                       $      16    $      12
         ================================================================

         In determining the estimated costs of the Pension Plan, the weighted average discount rate used was 8.00% and the weighted average rate of increase in compensation levels was 5.50% compounded annually for the years ended March 31, 1996 and 1995. The weighted average expected long-term rate of return on Pension Plan assets used in determining net periodic pension cost was 8.00%. The Pension Plan's assets consist primarily of bond and stock funds administered by an independent bank plus the value of future transfers from the prior plan.

         Pension expense for the year ended March 31, 1994 was $164,000.

         COMMON STOCK ACQUIRED BY THE EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

         In connection with the Conversion, the Company established the ESOP for the benefit of eligible employees. The Company purchased 509,166 shares of common stock on behalf of the ESOP in the Conversion, of which, as of March 31, 1996, 100,778 shares were committed to be released and allocated to participants. The Company accounts for its ESOP in accordance with Statement of Position 93-6, "Employers' Accounting For Employee Stock Ownership Plans" which requires the Company to recognize compensation expense equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity. Management expects the recorded amount of expense to fluctuate as continuing adjustments are made to reflect changes in the fair value of the ESOP shares. The Company recorded compensation and employee benefit expense related to the ESOP of $1.4 million and $483,000 for the years ended March 31, 1996 and 1995, respectively.

         COMMON STOCK ACQUIRED BY THE RECOGNITION AND RETENTION PLAN AND TRUST ("RRP")

         An aggregate of 188,700 shares, net of forfeitures, have been awarded to the Company's Board of Directors and executive officers as of March 31, 1996, subject to vesting and other provisions of the RRP.

         At March 31, 1996, the deferred cost of unearned RRP shares totaled $3,369,000 and is recorded as a charge against stockholders' equity. Compensation expense will be recognized ratably over the five year vesting period only for those shares awarded. The Company recorded compensation and employee benefit expense related to the RRP of $829,000 and $373,000 for the years ended March 31, 1996 and 1995, respectively.

         STOCK OPTION PLAN

         Common stock totalling 727,380 shares has been reserved for issuance for the Option Plan. An aggregate of 593,700 stock options, net of forfeitures, have been granted and are exercisable to the Bank's executive officers, non-employee directors, and other key employees through March 31, 1996, subject to vesting and other provisions of the Option Plan. The exercise price per share ranges from $14.94 to $23.63, and has a weighted average per share exercise price of $15.16. Such options were dilutive during the year ended March 31, 1996, and affected earnings per share by $0.01. During the year ended March 31, 1996, 45,500 options were granted and 9,800 options were exercised at an exercise price of $14.94.

(13)     COMMITMENTS AND CONTINGENCIES

         As of March 31, 1996, the Company is committed to the funding of residential and commercial construction loans of approximately $1,000,000 with an average interest rate of 8.56%, first mortgage loans of approximately $29,852,000 with an average interest rate of 7.29%, and consumer and other loans of approximately $10,628,000 with an average interest rate of 9.17%. Approximately $27,074,000 is committed to fixed rate loans and $14,406,000 committed to variable rate loans. These commitments are generally outstanding for 45 days.

         As of March 31, 1996, the Company is committed to purchase mortgage-related securities totaling $15,030,000 with a weighted average interest rate of 5.67% and investment securities totaling $5,000,000 with a weighted average interest rate of 7.07%.

         The Company has commitments outstanding of $51,080,000 at March 31, 1996 to sell fixed rate mortgage loans and $7,649,000 of adjustable-rate mortgage loans.


                                                                    Thirty-five

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, and 1994

(13) CONTINUED

         The Company had the following off-balance-sheet financial instruments as follows:

         Dollars in Thousands
         ----------------------------------------------------------------------------------------------------
                                                                                               March 31
                                                                                      -----------------------
                                                                                           1996        1995
         ----------------------------------------------------------------------------------------------------
         Amounts representing credit risk:
             Secured consumer lines of credit                                         $  55,727   $  49,813
             Unsecured consumer lines of credit                                           9,917       9,713
             Commercial lines of credit                                                  11,939       5,411
             Commercial letters of credit                                                   163         329
         Notional or contract amounts of off-balance-sheet financial instruments not constituting credit risk:
             Forward committments to sell in the secondary market                     $  58,729   $  15,833

         ====================================================================================================

         In the past, the Company pooled and sold with recourse certain mortgage-backed securities through federal agencies which were collateralized substantially by residential mortgage loans. At March 31, 1996 and 1995, the remaining outstanding balance subject to recourse was $3,316,000 and $3,711,000 respectively.

         The Company is party to certain claims and litigation arising in the ordinary course of business. In the opinion of management, the resolution of such claims and litigation will not materially affect the Company's consolidated financial position or results of operations.

         DERIVATIVE FINANCIAL INSTRUMENTS

         The Bank has limited involvement with derivative financial instruments and does not use them for trading purposes. Derivatives, such as forward committments to sell in the secondary market, are primarily used to manage well-defined interest rate risks.

         In the ordinary course of business, the Bank may expose a portion of its available for sale mortgage loan portfolio, including its pipeline, to interest rate risk, as volume and market conditions warrant. This exposure represents those loans which have closed or are expected to close which are not hedged at a given point in time. At March 31, 1996, the Company's exposure is $3.7 million and the maximum exposure position authorized by the Company is $20.0 million. The Company produces a daily exposure report summarizing the exposure which is reviewed and to the extent considered necessary by management, adjustments are made.

 (14)    PREMISES AND EQUIPMENT

         Premises and equipment are comprised of the following at March 31, 1996 and 1995:

         Dollars in Thousands
         -------------------------------------------------------------
                                                        March 31,
                                               -----------------------
                                                    1996        1995
         -------------------------------------------------------------
         Premises owned                        $   11,778   $  11,248
         Furniture and fixtures                    13,271      11,442
         Leasehold improvements                     3,068       2,685
         Accumulated depreciation                 (13,774)    (11,704)
         -------------------------------------------------------------
                                               $   14,343   $  13,671
         =============================================================

         The Company has entered into operating leases for several of its branch facilities. The minimum annual rental payments under these leases at March 31, 1996 are as follows (dollars in thousands):

                                                               Minimum
                                                                 lease
               Year                                           payments
               -------------------------------------------------------
               1997                                          $    822
               1998                                               714
               1999                                               502
               2000                                               356
               2001 and after                                   1,860
               =======================================================


         Rent expense under these leases was $487,000, $248,000 and $206,000 for the years ended March 31, 1996, 1995 and 1994, respectively.

         The Company has executed various operating leases covering portions of its buildings with various unrelated lessees. Annual minimum lease payments to be received by the Company are as follows (dollars in thousands):

                                                           Minimum
                                                             lease
          Year                                            payments
          ---------------------------------------------------------
          1997                                           $     375
          1998                                                 143
          1999                                                  87
          2000                                                  23
          2001 and after                                       580
          =========================================================


Thirty-six

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, 1995 and 1994


(15)     PARENT COMPANY FINANCIAL INFORMATION

         Condensed financial statements of MLF Bancorp, Inc. (parent company) are shown below. The parent company has no significant operating activities.

         CONDENSED STATEMENTS OF FINANCIAL CONDITION

         DOLLARS IN THOUSANDS

         =========================================================================
                                                                 March 31,
                                                        --------------------------
         Assets                                             1996            1995
         -------------------------------------------------------------------------
         Cash                                          $     282    $        414
         Equity securities available for sale              2,355             745
         Investment in subsidiaries                      137,347         141,949
         Other assets                                        528               1
         -------------------------------------------------------------------------
         Total assets                                  $ 140,512    $    143,109
         =========================================================================

         Liabilities and Equity
         -------------------------------------------------------------------------
         Other liabilities                             $     175    $      1,809
         -------------------------------------------------------------------------
         Total liabilities                                   175           1,809
         -------------------------------------------------------------------------
         Stockholders' equity                            140,337         141,300
         -------------------------------------------------------------------------
         Total liabilities and stockholders' equity    $ 140,512    $    143,109
         =========================================================================



         CONDENSED STATEMENTS OF OPERATIONS

         DOLLARS IN THOUSANDS

         ==================================================================================================================
                                                                                                             Period from
                                                                               For the                     August 11, 1994
                                                                              year ended                         to
                                                                            March 31, 1996                 March 31, 1995
         ------------------------------------------------------------------------------------------------------------------
         Income:
            Dividends from subsidiaries                                     $       21,201                 $        6,000
            Gain on sales of equity securities available for sale                      197                              -
            Other                                                                       54                             95
         ------------------------------------------------------------------------------------------------------------------
               Total income                                                         21,452                          6,095

         Expenses:
            Compensation and employee benefits                                          10                             16
            Professional fees                                                          389                             86
            Other                                                                      240                             17
         ------------------------------------------------------------------------------------------------------------------
               Total expenses                                                          639                            119
         ------------------------------------------------------------------------------------------------------------------

         Income before (return of) equity in undistributed
            income of subsidiaries and income tax benefit                           20,813                          5,976
         Income tax benefit                                                           (124)                             -
         ------------------------------------------------------------------------------------------------------------------
         Income before (return of) equity in undistributed
            income of subsidiaries                                                  20,937                          5,976
         (Return of) equity in undistributed income of subsidiaries                 (9,317)                           517
         ------------------------------------------------------------------------------------------------------------------

         Net income                                                         $       11,620                 $        6,493
         ==================================================================================================================


         CONDENSED STATEMENTS OF CASH FLOWS

         DOLLARS IN THOUSANDS

         =============================================================================================
                                                                                       Period from
                                                                   For the year      August 11, 1994
                                                                      ended                to
                                                                  March 31, 1996     March 31, 1995
         ---------------------------------------------------------------------------------------------
         Operating activities:
            Net income                                            $      11,620       $     6,493
         Adjustments to reconcile net
            income to net cash provided by
            operating activities:
               Return  of (equity in)  income of subsidiaries             9,317              (517)
               Amortization of common stock acquired
                  by stock benefit plans                                  2,326               856
               Net gain on sale of equity securities
                  available for sale                                       (197)                -
               Increase in investment in subsidiaries                   (22,596)                -
               (Decrease) increase in liabilities                        (1,634)            1,809
               Increase in other assets                                    (527)               (1)
         ---------------------------------------------------------------------------------------------
         Net cash (used) provided by operating activities                (1,691)            8,640
         Investing activities:
            Purchase of common stock of subsidiaries                          -           (91,959)
            Purchase of assets available for sale                        (2,890)             (745)
            Proceeds from sales of assets available for sale              1,477                 -
            Dividends received from subsidiaries                         21,201             6,000
         ---------------------------------------------------------------------------------------------
         Net cash provided (used) by investing activities                19,788           (86,704)
         Financing activities:
            Net proceeds from issuance of common stock                        -            95,572
            Common stock acquired by stock benefit plans                      -           (11,446)
            Purchase of treasury stock                                  (15,035)           (5,648)
            Dividends paid                                               (3,194)
         ---------------------------------------------------------------------------------------------
         Net cash (used) provided by financing activities               (18,229)           78,478
         ---------------------------------------------------------------------------------------------

         Net (decrease) increase in cash                                   (132)              414
         ---------------------------------------------------------------------------------------------
             Cash, beginning of period                                      414                 -
         ---------------------------------------------------------------------------------------------
             Cash, end of period                                      $     282       $       414
         =============================================================================================


                                                                   Thirty-seven

MLF BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 1996, 1995 and 1994


 (16)    BUSINESS COMBINATIONS

         During the year ended March 31, 1996, the Company completed its acquisition of Hart Mortgage Co., A privately-held mortgage banking company, and Suburban, a $66.0 Million in assets community bank headquartered in Collingdale, Delaware County, Pennsylvania. Both acquisitions were accounted for using the purchase method of accounting. These acquisitions were completed during the fourth fiscal quarter of 1996, and as such, the effect on the Company's results of operations was not material.

         On April 1, 1996, the Company completed its acquisition of Philadelphia Mortgage Corporation, ("PMC") a privately held mortgage banking company.

 (17)    REGULATORY MATTERS

         Retained earnings are substantially restricted in connection with regulations related to the insurance of savings accounts, which require the Company to maintain certain statutory reserves.

         On January 19, 1994, the Board of Directors of the Company adopted a Plan of Conversion to convert from a federally chartered mutual savings bank to a federally chartered capital stock savings bank with the concurrent formation of a holding company, which was consumated on August 11, 1994. At the date of the Conversion, the Company established a liquidation account in an amount equal to its retained income as of March 31, 1994. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Company after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Company, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

         The Company may not declare or pay cash dividends on or repurchase any of its share of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

         Under the Office of Thrift Supervison capital regulations, savings institutions must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3.0% of adjusted total assets, and "risk-based" capital equal to 8.0% of risk-weighted assets. At March 31, 1996, the Bank was in compliance with all such requirements and is deemed a "well-capitalized" institution for regulatory purposes.

(18)     SUBSEQUENT EVENT

         On May 21, 1996, the Board of Directors of the Company declared a cash dividend of $0.19 per common share payable on June 25, 1996 to stockholders of record on June 6, 1996.


Thirty-eight