Form 10-K405, Exhibit 13
period 1997-03-31
ML BANCORP INC
filed 1997-06-30
CIK 920616

                                   Exhibit 13

                       1996 Annual Report to Stockholders

                                       WE
                                      MEAN
                                   BUSINESS.

                               [ML BANCORP LOGO]

                               ANNUAL REPORT 1997

                                  [GRAPHIC]

ML BANCORP, INC. AND SUBSIDIARIES

STOCK PRICE PERFORMANCE


 - Closing Price

[ ] High & Low Price

                         9/30/94          12/31/94          3/31/95          6/30/95          9/30/95
Closing Price             7.94              6.75             8.00             9.63            11.57
High & Low Price        $8.38/7.63        8.00/6.13        8.07/6.69        9.82/7.88        11.94/9.50

                        12/31/95           3/31/96          6/30/96          9/30/96         12/31/96          3/31/97

Closing Price            11.13             11.94            12.13            14.06            13.88            15.38
High & Low Price        12.32/10.50       12.38/10.88      12.50/11.38      14.06/11.88      14.88/13.88      17.75/13.75

                                (quarter ended)

* All price per share information has been adjusted for the Company's two-for-one stock split that occurred September 6, 1996.

ML BANCORP, INC. AND SUBSIDIARIES

SHAREHOLDER INFORMATION



ML Bancorp, Inc. is a holding company conducting business through its wholly-owned subsidiary, Main Line Bank. The Bank is a federally-chartered, FDIC-insured financial institution operating through its full-service business centers located in the suburbs of Philadelphia, Pennsylvania and its mortgage loan production offices located in Delaware, Florida, New Jersey and Pennsylvania. The Company's headquarters are located at Two Aldwyn Center, Lancaster Avenue & Route 320, Villanova, PA 19085.

TRANSFER AGENT/REGISTRAR:

Chase Mellon Shareholder Services
450 West 33rd Street
New York, NY 10001

SHAREHOLDER INFORMATION:

Requests for annual reports, quarterly reports and related stockholder literature should be directed to Shareholder Relations, Two Aldwyn Center, Lancaster Avenue & Rt. 320, Villanova, PA 19085 or (610) 526-6482.

Shareholders needing assistance with stock records, transfers or lost certificates should contact the Company's transfer agent, Chase Mellon Shareholder Services, at 1-800-851-9677.

INVESTOR INFORMATION:

Security analysts, retail brokers and individual investors may contact Mr. Brian M. Hartline, Chief Financial Officer, for information about ML Bancorp, Inc.

NASDAQ SYMBOL:

Shares of ML Bancorp, Inc.'s common stock are traded nationally under the symbol "MLBC" in the Over-The-Counter Market and are listed in NASDAQ Quotations.

ML BANCORP, INC.

DIRECTORS

JOHN R. EPPINGER
Chairman

DAVID B. HASTINGS
Owner and President,
Blue Hill Products

JOHN J. LEAHY
Retired, formerly
Operating Vice President,
Strawbridge & Clothier

HENRY M. LUEDECKE
President,
C. H. Marshall, Inc.

DENNIS S. MARLO
President and
Chief Executive Officer

ALLAN WOOLFORD
Owner, Tredyffrin Information
Systems, Inc.

CORPORATE OFFICERS

DENNIS S. MARLO
President, Chief Executive Officer
and Director

JOSEPH M. BLASTON
Vice President

ROBERT M. CAMPBELL, JR.
Vice President

BRIAN M. HARTLINE
Vice President,
Chief Financial Officer,
Secretary and Treasurer

MAIN LINE BANK

EXECUTIVE OFFICERS

JOHN R. EPPINGER
Chairman

DENNIS S. MARLO
President, Chief Executive Officer
and Director

JOSEPH M. BLASTON
President, Main Line Financial,
a division of Main Line Bank

ROBERT M. CAMPBELL, JR.
Executive Vice President

BRIAN M. HARTLINE
Executive Vice President,
Chief Financial Officer and
Secretary

                                    LETTER

                              FROM THE PRESIDENT


At ML Bancorp, Inc., holding company for Main Line Bank, we mean business.

In fiscal 1997 we grew shareholder value to an all-time high. We reported our best earnings as a public company. We significantly increased our commercial loans and deposits. We created a mortgage division, Main Line Financial, which is emerging as a market leader. We advanced technological services to customers and opened six new business centers in expanding markets.

During the past year our stock price appreciated 30 percent and we returned 150 percent of our fiscal 1997 income to our shareholders through a combination of cash dividends and our share repurchase programs. Our earnings per share and net income grew 34 percent and 19 percent, respectively. Our stock price to book value ratio increased from below 100 percent to 118 percent, and we raised an additional $50 million of debt securities, which will facilitate our future growth plans without diluting our common shareholder interest.

Our emergence as a full-service business bank was evident by a 17 percent increase in commercial loan outstandings to $295 million, and a 38 percent increase in commercial deposits to $43 million. Our competitive product and service offerings and locally based decision making have earned us a reputation in the local business community as a desirable alternative to the larger financial institutions.

We integrated the mortgage banking operations of three area leaders-- Philadelphia Mortgage, Hart Mortgage and Main Line Bank--into Main Line Financial, a new operating division of Main Line Bank with 10 offices in Delaware, Florida, New Jersey and Pennsylvania. With loan originations of nearly $500 million in the past year and with an income-producing residential loan servicing portfolio of $4.4 billion, Main Line is the region's largest bank servicer of residential mortgages for governmental agencies and other investors. Our more than 50,000 loan servicing customers provide additional opportunities to cross-sell products and services.

We opened six new business centers in the past year and in February 1997, we announced plans to acquire Commonwealth State Bank and its parent company, Penncore Financial Services Corporation of Newtown, Pa. After the completion of the merger, we will have 29 branches in the Greater Philadelphia region including five offices in the affluent, rapidly growing Bucks County. And we are not stopping there--we plan to add at least four new business centers throughout the region each year through the turn of the century.

Our objective is to become the primary relationship bank for businesses and consumers in our region by offering a wide array of value-oriented products, services and delivery channels. In addition to providing personalized service in our business centers, we are offering customers more convenient distribution sources, including telephone banking, Internet and PC banking, and other forms of direct banking. Technology is an integral part of our business strategy and we will continue to provide new banking technologies as they gain market acceptance.

As we spread the Main Line Bank name into new markets, we increase our commitment to the communities we serve. Last year we supported more than 160 community and charity groups through monetary donations and our large network of employee volunteers. We were proud to be recognized for our accomplishments by winning a 1996 community service award from the Pennsylvania Association of Community Bankers and receiving our third consecutive "outstanding" Community Reinvestment Act (CRA) rating from our primary regulator.

Our goal for fiscal 1998 is to make even greater improvements in our financial performance, market penetration, product offerings, delivery channels, and community involvement initiatives. We are not looking to join the ranks of the Fortune 500, but we are committed to going head-to-head with top regional banks in our market by offering comparable products with superior value and service.

We are dedicated to increasing your shareholder value. We are serious about our position as a full-service business bank. We are committed to becoming the premier financial services provider in the Greater Philadelphia region.

WE MEAN BUSINESS.

/s/ DENNIS S. MARLO
Dennis S. Marlo
President and Chief Executive Officer

[PHOTO]

Commercial Loan Portfolio by Industry
Finance, Insurance & Real Estate      33%
Services                              24%
Retail                                14%
Manufacturing                         10%
High-Tech                              7%
Wholesale                              6%
Construction                           5%
Other                                  1%

Main Line Bank provides services to commercial customers in industries as diverse as retail, hospitality, healthcare, food service, real estate, and high-technology. With a legal lending limit of $20 million, we have the capacity to meet the credit needs of most businesses in our market.

[PHOTO]

Main Line is a full-service business bank. We have helped build the Greater Philadelphia business community and have gained a reputation as a source of products and services that help businesses grow and remain competitive in a global economy.

MARKET GROWTH

The consolidation that has occurred among the larger regional banks has created a tremendous opportunity for forward thinking community banks to capitalize on the business market left underserved by the mergers. In fiscal 1997 we made great strides toward becoming the premier financial services provider to these small- and mid-sized companies.

Through our aggressive new business development strategies, sophisticated cash management products and exemplary service, our commercial customer base grew 63 percent during the past year.

We have prospered in providing financial services to industries as diverse as retail, hospitality, healthcare, food service, real estate, and high-technology. With a legal lending limit of $20 million, we have the capacity to meet the credit needs of most businesses in our market, and our geographic expansion places a Main Line office close to virtually any company in Philadelphia's northern and western suburbs.

[PHOTO]

Business Quest '97, the Bank's fiscal 1997 business development program, sent commercial lenders and business center managers knocking on doors in the local business community. The program generated significant new business loans and deposits.


                              Loan Outstandings
                                (in millions)

                         3/31/94        3/31/95         3/31/96         3/31/97
Commercial Business       $8.2          $30             $69.6           $84
Small Business            $1.6           $4.2            $8.5           $15.8


Through aggressive marketing and new business development initiatives, Main Line's commercial business loan outstandings increased 21 percent to $84 million and small-business loan outstandings almost doubled to $16 million in fiscal 1997.

NEW BUSINESS DEVELOPMENT

In fiscal 1997 we embarked on a new business development program called Business Quest '97, with the objective of acquiring new business accounts and expanding existing customer relationships. Armed with leads of potential business customers, our business center managers and commercial lenders began knocking on doors in our business communities. And their efforts paid off. By year end, Business Quest generated significant dollars for the Bank through new business checking accounts and new loans booked.

In conjunction with Business Quest, we began producing BusinessLine, a newsletter that provides financial advice and money-saving ideas to business managers. The publication is distributed quarterly to thousands of existing and potential business customers throughout the region and includes a business reply card that has resulted in new business banking relationships.

Looking to fiscal 1998 and beyond, we recently developed a team of 10 market area managers who are fully dedicated to generating new business relationships for the Bank. Each area manager serves a designated market based on commercial demographics and business center locations, and works with our business center managers and commercial loan officers to build commercial banking alliances with new and existing clients.

Main Line now has more employees devoted to new business development than any comparable-sized financial institution in the region.

[PHOTO]

BusinessMax, our PC-based cash management product, gives business customers a powerful tool to manage their accounts with ease and accuracy from their desktops. BusinessMax allows companies to issue and receive payments electronically and provides 24-hour access to timely account information.


[PHOTO]

MediBanking, private banking services for healthcare professionals, is one of Main Line's new programs targeted toward specific market segments. MediBanking offers healthcare practitioners professional and personal banking products and services designed to make their banking more convenient and their practices more profitable.

THE PRODUCT MIX

In fiscal 1997 we developed several new products and services designed to better serve our business customers and complement our standard cash management and credit offerings.

Our PC-based cash management product, BusinessMax, allows users to perform all their primary banking functions from their desktops using a proven software program in a highly secure environment. Our business customers have found that BusinessMax saves time and money by providing information at their fingertips and streamlining their current paper-intensive cash management systems. Another effective cash management service we offer is controlled disbursement, which notifies business customers when a check is going to clear before it is processed.

Our MediBanking program offers private banking services for healthcare professionals. Participating members receive access to professional and personal banking services designed to make their banking more convenient and their practices more profitable. Our dedicated bankers provide personal attention to each client and will even make "house calls" to a practitioner's home or office.

In fiscal 1998 we will introduce a full line of private banking services that will provide credit, deposit, and investment and trust options to affluent clients and their related professional entities.

                        Business Checking Account Growth
                            (in number of accounts)
3/31/94     825
3/31/95    1286
3/31/96    2027
3/31/97    2846


The number of Main Line's business checking accounts increased 40 percent in fiscal 1997. Our business checking accounts offer low fees and access to services such as a business money market account, sweep account, zero balance account, lock box service, direct deposit of employee payroll, and next-day availability of all check deposits.


[PHOTO]

Our business customers find us to be an extremely good value for our cash management products, competitive fee structure, business expertise and locally based decision making. Our goal is to develop a synergetic working relationship with each business client and to provide well-designed products with reasonable fees and a level of personal service that's all too rare in banking today.

VALUE THROUGH SERVICE

Main Line is a value-driven institution and nowhere is value more evident than in the form of service. We provide customers with the products they need, the features they expect, and the service they deserve. Our goal is to develop a synergetic working relationship with each business client and to provide well-designed products with reasonable fees and a level of personal service that's all too rare in banking today.

We provide business services such as next-day availability of all check deposits, account reconciliation through check images and computer files of checks paid each month, domestic and international wire transfer, night depository, combined statements, and Express Line 24-hour telephone banking. Business account customers have access to preferred banking, which offers their employees a special package of banking discounts and benefits including free checking, free traveler's checks and loan rate discounts. Merchant credit card/MAC services and lock box services are available at competitive rates.

We are committed to helping businesses meet their current and future goals. Our professional loan officers are experts at structuring the best financing to meet a borrower's needs, and because all lending decisions are made at our Villanova headquarters, we can provide the quick turnaround that today's business managers require.

When it comes to providing local companies with the financial tools they need to succeed, WE MEAN BUSINESS.

[PHOTO]

Main Line's mortgage division, Main Line Financial, helps families throughout the region realize the dream of home ownership.

Our wide array of mortgage loans, flexible programs and personal service resulted in a 235 percent increase in loan productions in fiscal 1997, from $200 million to $470 million.

                             Loan Servicing Growth
                                 (in billions)
3/31/94       $.9
3/31/95      $1.7
3/31/96      $2.4
3/31/97      $4.4



Main Line Financial services $4.4 billion in mortgage loans for customers throughout the United States--the largest investor loan servicing portfolio of any bank in the Greater Philadelphia region.

A MORTGAGE BANKING LEADER

Main Line Financial is a mortgage powerhouse. Our mortgage division boasts the largest investor loan servicing portfolio of any bank in the Greater Philadelphia region--$4.4 billion in loans serviced for more than 50,000 customers throughout the United States.

We offer consumers a wide array of fixed, adjustable, balloon and FHA/VA mortgages, swing loans, construction loans, and home equity loans for up to $1 million on selected programs. Our new EZ Link mortgaging system helps buyers learn how much house they can afford before they buy, and a pre-approval program helps them close the deal. With automated loan underwriting, we can approve a loan within 48 hours and our new loan origination system, which will be installed in fiscal 1998, will provide loan officers with increased efficiency and the latest state-of-the-art "front-end" system.

At Main Line Bank, we strive to help all families realize the dream of home ownership. Our HomeFirst program offers reduced interest rates, minimum down payments, low fees and flexible underwriting guidelines to help first-time, low- to moderate-income buyers purchase a home. And we now offer the Home Buyer Equity Fund, a grant program sponsored by the Federal Home Loan Bank of Pittsburgh that assists first-time buyers with down payment and closing costs by providing up to a 3-to-1 match in grant funds for every dollar in savings.

It's no wonder our primary regulator recently awarded us our third consecutive "outstanding" Community Reinvestment Act (CRA) rating for our record of meeting community credit needs.

When it comes to mortgage banking, WE MEAN BUSINESS.

[PHOTO]

Customers can get product, service and branch location information from our World Wide Web page. The Internet site allows users to view our NASDAQ stock price and stock performance chart.

Expanded Internet PC banking services are planned for next year.

[PHOTO]

Main Line Bank opened six new business centers in fiscal 1997 and introduced a new prototype building design to increase recognition of branch locations. We now have 24 business centers in the Greater Philadelphia region and we plan to add five additional branches in fiscal 1998.


CONSUMER BANKING OPTIONS

Main Line opened six new business centers in fiscal 1997 for a total of 24 branches throughout Philadelphia's northern and western suburbs. Additional branches in Oxford Valley and Warminster, Bucks County, and in Horsham, Montgomery County, will open in the first half of fiscal 1998. Our planned acquisition of Commonwealth State Bank will add two additional Bucks County locations--Newtown and Yardley--in the same time period.

Through market expansion and our full spectrum of consumer banking products, we increased our number of core checking accounts by 17 percent last year and increased consumer loans by 28 percent for a total of $154 million outstanding.

Several products and services were introduced in fiscal 1997 to attract new customers and provide existing customers with new banking options. Our popular 3-month EasyAccess certificate of deposit allows customers to withdraw funds penalty-free after only seven days, and our Loan Connection lets consumers apply for a variety of loans over the telephone and receive conditional approval in just 10 minutes. We also instituted check imaging, which increases efficiency and turnaround time by providing customers electronic images of canceled checks rather than the originals. In addition to our FDIC insured checking and savings products, we offer tax-deferred annuities, mutual funds, equities and life insurance through our alliance with Main Line Investment Services.

Main Line Bank provides 24-hour account information and funds transfer capabilities through our telephone-based Express Line service, and our World Wide Web page (www.mainlinebank.com) allows customers to access product and service information, including business center locations and hours of operation, via the Internet. We plan to expand our Internet PC banking services in fiscal 1998.

To our thousands of consumer banking customers who demand the latest banking options with the best value and service, WE MEAN BUSINESS.

[PHOTO]

[] BUSINESS CENTER LOCATIONS

BUCKS COUNTY

HILLTOWN

NEWTOWN
(Commonwealth State Bank)
CONVERTING FALL 1997

OXFORD VALLEY

WARMINSTER
OPENING SUMMER 1997

YARDLEY
(Commonwealth State Bank)
CONVERTING FALL 1997

CHESTER COUNTY

DEVON
EXTON
GOSHEN
PAOLI
WEST CHESTER

DELAWARE COUNTY

BROOMALL
COLLINGDALE
DREXEL HILL
HAVERTOWN
MEDIA
NEWTOWN SQUARE
SPRINGFIELD
VILLANOVA
WAYNE

MONTGOMERY COUNTY

ABINGTON
ARDMORE
BLUE BELL
BRYN MAWR
COLLEGEVILLE
CONSHOHOCKEN
DRESHER
HORSHAM
KING OF PRUSSIA
LANSDALE

- LOAN PRODUCTION OFFICES

DELAWARE

WILMINGTON

FLORIDA

NAPLES

NEW JERSEY

EDISON
VOORHEES
WEST TRENTON

PENNSYLVANIA

CAMP HILL
EASTON
HORSHAM
LANCASTER
ROSEMONT

TABLE OF CONTENTS
Five Year Review and
  Price Per Share
  of Common Stock                 9

Management's Discussion
  and Analysis                   10

Independent
  Auditors' Report               19

Consolidated Financial
  Statements                     20

Notes to Consolidated
  Financial Statements           25

Directors, Officers
  and Shareholder            Inside
  Information                  back
                              cover

ML BANCORP, INC. AND SUBSIDIARIES
FIVE YEAR REVIEW OF SELECTED FINANCIAL DATA AND
PRICE PER SHARE OF COMMON STOCK

Dollars in Thousands, except for earnings per share and percentages
 .............................................................................................................................
AT OR FOR THE YEARS ENDED MARCH 31,                          1997         1996            1995           1994         1993
=============================================================================================================================
Total Assets                                             $1,959,847    $1,765,812     $1,563,452     $1,001,037     $989,308
-----------------------------------------------------------------------------------------------------------------------------
Loans Receivable, Net                                       835,243       786,824        575,280        294,324      290,380
-----------------------------------------------------------------------------------------------------------------------------
Investments and Mortgage-Related Securities, Net          1,015,189       898,413        926,448        666,838      648,724
-----------------------------------------------------------------------------------------------------------------------------
Customer Accounts                                           873,357       861,016        693,988        679,525      618,693
-----------------------------------------------------------------------------------------------------------------------------
Borrowings                                                  893,703       748,206        705,231        256,795      304,881
-----------------------------------------------------------------------------------------------------------------------------
Equity                                                      135,704       140,337        141,300         53,978       57,056
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                          54,179        43,762         36,749         22,820       25,014
-----------------------------------------------------------------------------------------------------------------------------
Provision for Loan Losses                                     5,310         4,000          3,400          1,113        3,169
-----------------------------------------------------------------------------------------------------------------------------
Non-Interest Income                                          15,706         7,269          3,412          8,616        7,196
-----------------------------------------------------------------------------------------------------------------------------
Non-Interest Expense                                         48,860 (1)    29,139         23,093         21,000       20,253
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                                   13,810        11,620          8,694          1,862        7,488
=============================================================================================================================
Primary Earnings per Share                                    $1.23         $0.92          $0.46             --           --
-----------------------------------------------------------------------------------------------------------------------------
Fully Diluted Earnings per Share                               1.22          0.91           0.46             --           --
-----------------------------------------------------------------------------------------------------------------------------
Cash Earnings per Share (2)                                    1.59          1.07           0.53             --           --
=============================================================================================================================
Net Interest Margin                                            3.06%         2.79%          2.90%          2.39%        2.74%
-----------------------------------------------------------------------------------------------------------------------------
Efficiency Ratio                                              63.76         56.59          55.50          66.80        62.88
-----------------------------------------------------------------------------------------------------------------------------
Return on Average Assets                                       0.74          0.71           0.66           0.19         0.79
-----------------------------------------------------------------------------------------------------------------------------
Return on Average Equity                                       9.73          7.88           8.22           3.17        14.81
=============================================================================================================================
Non-performing Assets as a Percent of Total Assets (3)         0.55          0.59           0.57           1.23         2.49
-----------------------------------------------------------------------------------------------------------------------------
Allowance for Loan Losses as a Percent of
Non-performing Loans (3)                                     156.86        156.20         134.74         137.50        55.16
=============================================================================================================================

(1) Includes one-time FDIC insurance assessment of $4.8 million.

(2) Earnings per share adjusted for goodwill amortization and stock benefit plans expense.

(3) Asset Quality Ratios are end-of-period ratios. With the exception of end-of-period ratios, all ratios are based on average daily balances during the indicated periods.



The following table shows market price information for the Company's Common
Stock.

The prices set forth below represent the high, low and closing prices on the NASDAQ National Market System during the periods indicated.

 ..............................................................................................................................
                                                                                  PRICE PER SHARE
==============================================================================================================================
QUARTERLY PERIOD ENDED                                HIGH                              LOW                            CLOSE
==============================================================================================================================
September 30, 1994                                    $8.38                             $7.63                           $7.94
------------------------------------------------------------------------------------------------------------------------------
December 31, 1994                                      8.00                              6.13                            6.75
------------------------------------------------------------------------------------------------------------------------------
March 31, 1995                                         8.07                              6.69                            8.00
------------------------------------------------------------------------------------------------------------------------------
June 30, 1995                                          9.82                              7.88                            9.63
------------------------------------------------------------------------------------------------------------------------------
September 30, 1995                                    11.94                              9.50                           11.57
------------------------------------------------------------------------------------------------------------------------------
December 31, 1995                                     12.32                             10.50                           11.13
------------------------------------------------------------------------------------------------------------------------------
March 31, 1996                                        12.38                             10.88                           11.94
------------------------------------------------------------------------------------------------------------------------------
June 30, 1996                                         12.50                             11.38                           12.13
------------------------------------------------------------------------------------------------------------------------------
September 30, 1996                                    14.06                             11.88                           14.06
------------------------------------------------------------------------------------------------------------------------------
December 31, 1996                                     14.88                             13.88                           13.88
------------------------------------------------------------------------------------------------------------------------------
March 31, 1997                                        17.75                             13.75                           15.38
------------------------------------------------------------------------------------------------------------------------------

* All share information has been adjusted for the Company's two-for-one stock split which occurred September 6, 1996.

ML BANCORP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

ML Bancorp, Inc. (the "Company") is the holding company of its wholly owned subsidiary, Main Line Bank (the "Bank"). For purposes of this discussion, ML Bancorp, Inc., including its wholly owned subsidiaries, will be referred to as the Company. The Company provides business, mortgage and consumer banking services through 24 business centers in Bucks, Chester, Delaware and Montgomery counties and 10 mortgage loan production offices which are located in Delaware, Florida, New Jersey, and Pennsylvania.

The following discussion provides an overview of the general business, financial condition and results of operations of the Company and should be read in conjunction with the Company's consolidated financial statements presented elsewhere herein. Accordingly, the discussion below with respect to results of operations relates primarily to the Bank, and the financial data for the period prior to the conversion to a federally chartered stock savings bank, which was completed on August 11, 1994, also reflects financial data of the Bank.

The operating results of the Company depend primarily upon its net interest income, which is determined by the difference between interest income on interest-earning assets, principally loans, mortgage-related securities and investments, and interest expense on interest-bearing liabilities, which principally consist of customer accounts and borrowings. The Company's net income is also affected by its provision for loan losses, as well as the level of its other income, including mortgage banking income, net gains or losses on sale of assets available for sale and its operating expenses, such as compensation and employee benefits, net occupancy expense, federal deposit insurance and miscellaneous other expenses, and income taxes.

The Company entered into a definitive agreement to acquire Penncore Financial Services Corporation ("Penncore") the holding company for Commonwealth State Bank ("Commonwealth") a $138 million, state-chartered bank in Bucks County, Pennsylvania on February 4, 1997. The transaction, which is not expected to materially affect earnings of the Company, is subject to regulatory and Penncore shareholder approval and is projected to be consummated during the second quarter of fiscal 1998.

ASSET AND LIABILITY MANAGEMENT

The principal objective of the Company's asset and liability management function is to maximize the Company's net interest income, maintaining a level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage the risk consistent with Board of Directors approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates and to monitor the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities within specified maturities or repricing dates. The Company's actions in this regard are taken under the guidance of the Asset/Liability Management Committee ("ALCO"), which is chaired by the Chief Financial Officer and comprised principally of members of the Company's senior management. The ALCO meets once a month to review, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity and maturities of investments and borrowings. In connection therewith, the ALCO generally reviews the Company's liquidity, cash flow needs, maturities of investments, deposits and borrowings and current market conditions and interest rates. A pricing subcommittee meets weekly to make pricing and funding decisions with respect to the Company's retail deposits and selected consumer loans.

The Company's primary ALCO monitoring tool is asset/liability simulation models, which are prepared at a minimum on a quarterly basis and are designed to capture the dynamics of balance sheet, rate and spread movements and to quantify variations in net interest income under different interest rate environments. The Company also utilizes market-value analysis, which addresses the change in equity value arising from movements in interest rates. The estimated market value of equity is the difference in the market value of the Company's assets and liabilities. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market-value basis. Market value analysis is intended to evaluate the impact of immediate and sustained interest-rate shifts of the current yield curve upon the market value of the current balance sheet.

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

ML BANCORP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The repricing and maturities of the Corporation's interest-earnings assets and interest-bearing liabilities at March 31, 1997, are set forth in the following table:




 ....................................................................................................................................
                                                       LESS THAN               ONE TO                   OVER
                                                        ONE YEAR             FIVE YEARS              FIVE YEARS               TOTAL
====================================================================================================================================
Interest earning assets: (1)
 Real estate loans (2)                                  $  173,162            $ 113,849               $108,669           $   395,680
------------------------------------------------------------------------------------------------------------------------------------
 Commercial loans (2)                                      146,977               91,981                 64,684               303,642
------------------------------------------------------------------------------------------------------------------------------------
 Consumer loans (2)                                         75,085               43,607                 26,613               145,305
------------------------------------------------------------------------------------------------------------------------------------
 Mortgage-backed securities (2)                            352,768              323,517                274,193               950,478
------------------------------------------------------------------------------------------------------------------------------------
 Investment securities                                      48,061               23,893                     --                71,954
------------------------------------------------------------------------------------------------------------------------------------
                                                        $  796,053            $ 596,847               $474,159            $1,867,059
====================================================================================================================================
Interest-bearing liabilities:
 Money market and interest bearing (3)
   demand accounts (4)                                  $  156,322            $      --               $     --           $   156,322
------------------------------------------------------------------------------------------------------------------------------------
 Savings accounts (4)                                       91,269                   --                     --                91,269
------------------------------------------------------------------------------------------------------------------------------------
 Time deposits                                             342,966              122,228                  1,349               466,543
------------------------------------------------------------------------------------------------------------------------------------
 FHLB advances                                             247,918              164,750                 24,750               437,418
------------------------------------------------------------------------------------------------------------------------------------
 Senior notes                                                   --                   --                 50,000                50,000
------------------------------------------------------------------------------------------------------------------------------------
 Other borrowed funds                                      292,740              204,093                     --               496,833
------------------------------------------------------------------------------------------------------------------------------------
                                                        $1,131,215            $ 491,071               $ 76,099            $1,698,385
====================================================================================================================================
Excess (deficiency) of interest-earning
 assets over interest-bearing liabilities               $ (335,162)           $ 105,776               $398,060            $  168,674
====================================================================================================================================
Cumulative excess (deficiency) of interest-
 earning assets over interest-bearing liabilities       $ (335,162)           $(229,386)              $168,674            $       --
====================================================================================================================================

(1) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments based on portfolio experience.

(2) Reflects estimated prepayments in the current interest rate environment.

(3) Does not include non-interest-bearing customer accounts.

(4) Although the Company's negotiable order of withdrawal ("NOW") accounts and passbook savings accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core customer accounts having significantly longer effective maturities based on the Company's retention of such customer accounts in changing interest rate environments.

CHANGES IN FINANCIAL CONDITION

GENERAL. The Company's total assets increased by $194 million or 11.0% to $2 billion during the fiscal year ended March 31, 1997. Asset growth occurred primarily in loans receivable, mortgage servicing rights and securities available for sale, which were partially offset by a modest decline in mortgage-related securities. The growth of $198.7 million or 12.2% in total liabilities and Corporation-obligated mandatorily redeemable capital securities ("trust preferred securities") was attributable to increases in securities sold under agreements to repurchase, advances from the Federal Home Loan Bank ("FHLB") of Pittsburgh, customer accounts and newly issued trust preferred securities. See Note 16 to the Consolidated Financial Statements for further information regarding trust preferred securities. Stockholders' equity declined $4.6 million or 3.3% during the year resulting from the acquisition of treasury stock and dividend payments that more than offset net earnings for the year.

SECURITIES AND SECURITIES AVAILABLE FOR SALE. Securities and securities available for sale, which include mortgage-related securities, mortgage-related debt and equity securities, investments and securities available for sale, increased by $116.8 million or 13.0% to $1.0 billion at March 31, 1997, from $898.4 million at March 31, 1996. The $116.8 million change is the net effect of the following: (1) mortgage-related securities and debt and equity securities held in portfolio declined by $18.9 million to $385.3 million at March 31, 1997, from $404.2 million at March 31, 1996; (2) mortgage-related securities and debt and equity securities available for sale increased by $128.5 million or 27.4% to $597.8 million at March 31, 1997, from $469.3 million at March 31, 1996; and (3) investments increased by $7.1 million to $32.1 million at March 31, 1997, from $25.0 million at March 31, 1996. The above changes occurred as a result of purchases of securities more than offsetting repayments and sales, as well as purchases associated with the initial investment of the trust preferred securities.

ML BANCORP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LOANS AVAILABLE-FOR-SALE AND LOANS RECEIVABLE, NET. Aggregate loans receivable (loans receivable, net and loans available for sale) totaled $835.2 million at March 31, 1997, an increase of $48.4 million or 6.2% from $786.8 million at March 31, 1996, due to a $38.7 million or 5.6% increase in loans receivable, net and a $9.7 million increase in loans available for sale. Loan growth of $32.4 million or 29.4% occurred in consumer loans, primarily home equity loans which are secured by the residential property. Also contributing to the increase was a $21.9 million or 18.3% increase in commercial real estate and multi-family loans; a $14.4 million or 20.7% increase in commercial business loans and a $5.7 million increase in construction loans. This growth was partially offset by a $25.6 million or 6.0% decrease in the residential mortgage portfolio which was attributable to ALCO's strategy to de-emphasize residential loans in the portfolio.

NON-PERFORMING ASSETS. At March 31, 1997, non-performing assets totaled $10.7 million or 0.55% of total assets, amounting to a $300,000 or 3% increase from $10.4 million or 0.6% of total assets at March 31, 1996. Non-performing loans increased by $1.0 million or 12% to $9.4 million at March 31, 1997, due primarily to the addition of one commercial loan that was partially offset by a decline in non-performing construction loans. The non-performing loans at March 31, 1997, were comprised of $3.4 million in commercial business loans, $1.3 million in consumer loans, and $4.5 million in residential mortgages.

Other real estate owned net decreased to $1.3 million as of March 31, 1997, as compared to $2.0 million as of March 31, 1996, due primarily to the sale of a segment of these assets.

The Company's allowance for loan losses amounted to $14.7 million at March 31, 1997, or 156.9% of non-performing loans and 1.8% of gross loans receivable (including loans available for sale). At March 31, 1996, the allowance for loan losses amounted to 156.2% of non-performing loans and 1.7% of gross loans receivable (including loans available for sale). It is the policy of management to maintain an allowance for losses based upon the general economic climate, the type of lending activity of the Company, the prior loss experience, and other factors associated with the repayment of loans.

Total chargeoffs were $3.8 million and $1.2 million for the years ended March 31, 1997 and 1996, respectively. The increase in 1997 was associated with one large commercial business loan chargeoff.

MORTGAGE SERVICING RIGHTS. Mortgage servicing rights increased by $27.9 million to $49.7 million at March 31, 1997, representing a 127.4% increase above the prior year. The increase was comprised of the following: $19.4 million increase associated with the Philadelphia Mortgage Corporation ("Philadelphia Mortgage") acquisition, $13.3 million increase due to purchases of other mortgage servicing rights, and originated mortgage servicing rights of $3.1 million which were partially offset by amortization and an increase in the impairment reserve which aggregated $8.0 million during the year.

CUSTOMER ACCOUNTS. Customer accounts increased by $12.3 million or 1.4% to $873.4 million at March 31, 1997. Non-interest checking accounts increased $37.1 million or 45.3% primarily due to the increase in business checking and custodial accounts. The increase in balances of lower cost of fund accounts were offset by decreases in balances of higher cost of fund accounts. Money market accounts decreased by $13.4 million or 13.1% and certificate of deposit accounts decreased by $37 million or 7.3% due to the reduction of higher yielding certificate accounts.

BORROWINGS. Total borrowings increased by $145.5 million or 19.4% to $893.7 million at March 31, 1997, from $748.2 million at March 31, 1996. The Company's borrowings are primarily comprised of advances from the FHLB and reverse repurchase agreements. Reverse repurchase agreements are commitments the Company enters into to sell securities under terms which require it to repurchase the same securities by a specified date. Such agreements represent an attractive funding source for the Company. The Company's borrowings are used to fund lending and investment activities, withdrawals from customer accounts, and other disbursements which occur in the normal course of business.

FHLB advances increased $61.4 million or 16.3% to $437.4 million at March 31, 1997, from $376 million at March 31, 1996. Reverse repurchase agreements increased by $84.1 million or 22.6% to $456.3 million at March 31, 1997, from $372.2 million at March 31, 1996.

EQUITY. Total equity at March 31, 1997, was $135.7 million or 6.9% of total assets, compared to $140.3 million or 7.9% of total assets at March 31, 1996. The resulting equity decline of $4.6 million during the year ended March 31, 1997, was comprised of the repurchase of 1,218,000 shares or 10.0% of the Company's then outstanding common stock at an aggregate cost of $16.6 million, and dividends paid to common shareholders totaling $4.1 million, which were partially offset by net income of $13.8 million, and the $2.8 million of amortization related to stock benefit plans. The Company's market value position relative to its mortgage-related, debt and equity securities classified as assets available for sale, net of income taxes, went from an unrealized gain of $120,000 at March 31, 1996, to an unrealized loss of $403,000 at March 31, 1997, unfavorably impacting equity by $523,000.

ML BANCORP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following table sets forth, for the periods and at the date indicated, information regarding the Company's average balance sheet. Information is based on average daily balances during the periods presented.


Dollars in Thousands
 ....................................................................................................................................
                                                                            YEARS ENDED MARCH 31,
                                     -----------------------------------------------------------------------------------------------
                                                   1997                              1996                           1995
                                     --------------------------------  -------------------------------  ----------------------------
                                                           AVERAGE                          AVERAGE                        AVERAGE
                                       AVERAGE              YIELD/      AVERAGE              YIELD/      AVERAGE           YIELD/
                                       BALANCE   INTEREST    RATE       BALANCE    INTEREST   RATE       BALANCE  INTEREST  RATE
====================================================================================================================================
Interest-earning assets:
Loans receivable:
 Mortgage loans:
   Residential (1)                    $  393,093  $ 31,924     8.12%  $  366,363    $ 29,303    8.00% $  208,126   $16,164    7.77%
------------------------------------------------------------------------------------------------------------------------------------
    Commercial                           134,926    12,153     9.01      100,801       9,318    9.24      71,694     6,590    9.19
------------------------------------------------------------------------------------------------------------------------------------
    Construction loans                    63,353     7,304    11.53       37,455       4,883   13.04      16,522     2,028   12.27
------------------------------------------------------------------------------------------------------------------------------------
   Other:
   Consumer loans:
    Home equity loans and
      lines of credit                    109,978     9,976     9.07       82,715       7,689    9.30      71,863     6,306    8.78
------------------------------------------------------------------------------------------------------------------------------------
      Unsecured lines of credit            2,737       348    12.71        3,282         399   12.16       3,854       414   10.74
------------------------------------------------------------------------------------------------------------------------------------
      Other (1)                           27,992     2,751     9.83       22,411       2,045    9.12      19,072     1,539    8.07
------------------------------------------------------------------------------------------------------------------------------------
    Commercial business                   73,022     5,595     7.66       49,133       3,966    8.07      21,333     1,671    7.83
====================================================================================================================================
    Total loans receivable               805,101    70,051     8.70      662,160      57,603    8.70     412,464    34,712    8.42
====================================================================================================================================
 Mortgage-related securities (1)         876,969    61,556     7.02      821,436      57,216    6.97     753,745    49,058    6.51
------------------------------------------------------------------------------------------------------------------------------------
 Investment securities (1)                82,033     5,151     6.28       77,199       5,098    6.60      89,501     5,671    6.34
------------------------------------------------------------------------------------------------------------------------------------
 Other interest-earning assets             7,182       561     7.81        8,283         504    6.08      13,608       792    5.82
====================================================================================================================================
   Total interest-earning assets       1,771,285  $137,319     7.75%   1,569,078    $120,421    7.67%  1,269,318   $90,233    7.11%
====================================================================================================================================
 Non-interest-earning assets             104,913        --       --       59,059          --      --      41,267        --      --
====================================================================================================================================
   Total assets                       $1,876,198        --       --   $1,628,137          --      --  $1,310,585        --      --
====================================================================================================================================
 Interest-bearing liabilities:
  Customer Accounts                   $  866,226  $ 33,623     3.88%  $  759,335    $ 32,555    4.29% $  693,803   $25,742    3.72%
------------------------------------------------------------------------------------------------------------------------------------
   FHLB advances                         405,921    24,365     6.00   $  361,128      22,775    6.31  $  320,572    18,078    5.64
------------------------------------------------------------------------------------------------------------------------------------
   Other borrowings                      444,785    25,151     5.65      343,139      21,329    6.22     177,735     9,664    5.37
====================================================================================================================================
    Total interest-bearing
     liabilities                       1,716,932  $ 83,139     4.84%   1,463,602    $ 76,659    5.24%  1,192,110   $53,484    4.49%
====================================================================================================================================
 Non-interest-bearing liabilities         17,355        --       --       17,163          --      --      12,666        --      --
====================================================================================================================================
    Total liabilities                  1,734,287        --       --    1,480,765          --      --   1,204,776        --      --
------------------------------------------------------------------------------------------------------------------------------------
 Equity                                  141,911        --       --      147,372          --      --     105,809        --      --
====================================================================================================================================
    Total liabilities and equity      $1,876,198        --       --   $1,628,137          --      --  $1,310,585        --      --
====================================================================================================================================
 Net interest-earning assets          $   54,353        --       --   $  105,476          --      --  $   77,208        --      --
====================================================================================================================================
 Net interest income/
   interest rate spread                       --  $ 54,180     2.91%          --    $ 43,762    2.43%         --   $36,749    2.62%
====================================================================================================================================
 Net yield on interest-earning
   assets (2)                                 --        --     3.06%          --          --    2.79%         --        --    2.90%
====================================================================================================================================
 Ratio of interest-earning assets
   to interest-bearing liabilities            --        --   103.17%          --          --  107.21%         --        --  106.48%
====================================================================================================================================

(1) Includes assets available for sale.

(2) Net interest income divided by interest-earning assets.

ML BANCORP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

Dollars in Thousands
 ....................................................................................................................................
YEARS ENDED MARCH 31,                                       1997 VS. 1996                                  1996 VS. 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                   INCREASE                                      INCREASE
                                                (DECREASE) DUE TO                            (DECREASE) DUE TO
                                        ----------------------------------------------- --------------------------------------------
                                                                       TOTAL INCREASE                                TOTAL INCREASE
                                              RATE          VOLUME        (DECREASE)       RATE           VOLUME       (DECREASE)
====================================================================================================================================
Interest-earnings assets:
 Loans receivable:
  Mortgage loans:
    Residential (1)                          $  456           $2,165         $ 2,621        $   598          $12,541        $13,139
------------------------------------------------------------------------------------------------------------------------------------
    Commercial                                 (232)           3,067           2,835             22            2,706          2,728
------------------------------------------------------------------------------------------------------------------------------------
    Construction                               (486)           2,907           2,421            257            2,598          2,855
------------------------------------------------------------------------------------------------------------------------------------
   Consumer loans:
    Home equity loans and lines of credit      (181)           2,468           2,287            444              939          1,383
------------------------------------------------------------------------------------------------------------------------------------
    Unsecured lines of credit                    19              (70)            (51)            56              (71)           (15)
------------------------------------------------------------------------------------------------------------------------------------
    Other (1)                                   101              605             706            195              311            506
------------------------------------------------------------------------------------------------------------------------------------
   Commercial loans                            (190)           1,819           1,629             31            2,264          2,295
====================================================================================================================================
      Total loans receivable                   (513)          12,961          12,448          1,603           21,288         22,891
====================================================================================================================================
   Mortgage-related securities (1)              445            3,895           4,340          4,456            3,702          8,158
------------------------------------------------------------------------------------------------------------------------------------
   Investment securities (1)                   (193)             246              53            313             (886)          (573)
------------------------------------------------------------------------------------------------------------------------------------
   Other interest-earning assets                107              (50)             57             58             (346)          (288)
====================================================================================================================================
    Total interest-earning assets              (154)          17,052          16,898          6,430           23,758         30,188
====================================================================================================================================
 Interest-bearing liabilities:
   Customer Accounts                         (2,191)           3,261           1,070          3,561            2,598          6,159
------------------------------------------------------------------------------------------------------------------------------------
   FHLB advances                             (1,615)           3,520           1,905          2,510            2,187          4,697
====================================================================================================================================
   Other borrowings                          (1,082)           4,587           3,505          2,652            9,667         12,319
====================================================================================================================================
    Total interest-bearing liabilities       (4,888)          11,368           6,480          8,723           14,452         23,175
====================================================================================================================================
 Increase (decrease) in net
  interest income                            $4,734           $5,684         $10,418        $(2,293)         $ 9,306        $ 7,013
====================================================================================================================================

(1) Includes assets available for sale.

NET INCOME. The Company reported net income of $13.8 million or $1.22 per fully diluted share for the year ended March 31, 1997. The $2.2 million or 18.8% improvement in net income over the prior comparable period was attributable to a $9.1 million or 23.0% increase in net interest income after provision for loan losses, an increase of $8.4 million in non-interest income primarily associated with mortgage banking fees and the positive after-tax impact of a $3.8 million tax bad debt reserve recapture. Partially offsetting these earnings enhancements were a one-time special FDIC insurance assessment of $4.8 million, an increase in non-interest expenses due to six new banking centers and higher expense levels associated with the mortgage banking operations.

For the year ended March 31, 1996, the Company reported net income of $11.6 million or $0.91 per fully diluted share as compared to net income of $8.7 million or $0.49 per share for the year ended March 31, 1995. The increase of $2.9 million or 33.7% was primarily due to a $6.4 million or 19.2% increase in net interest income after provision for loan losses and a $3.9 million or 113.0% increase in non-interest income, which were partially offset by a $6.0 million or 26.2% increase in non-interest expenses and a $1.3 million or 26.1% increase in provision for taxes.

NET INTEREST INCOME. Net interest income before provision for loan losses amounted to $54.2 million during the year ended March 31, 1997, a $10.4 million or 23.8% increase over the comparable period in 1996. During the 1997 period, a $16.9 million or 14.0% increase in total interest income more than offset a $6.5 million or 8.5% increase in total interest expense. Net interest income before provision for loan losses amounted to $43.8 million during the year ended March 31, 1996, a $7.0 million or 19.1% increase over the comparable period in 1995. During the 1996 period, a $30.2 million or 33.5% increase in total interest income more than offset a $23.2 million or 43.3% increase in total interest expense.

ML BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Total interest income increased by $16.9 million for the year ended March 31, 1997, over the prior comparable period. The increase is primarily attributable to a $10.3 million increase in interest income on loans and a $10.7 million increase in interest income from assets available for sale. Growth in average balances of commercial real estate loans and construction loans of $60.0 million, consumer loans of $32.3 million, commercial business loans of $23.9 million and residential real estate loans of $26.7 million (including loans available for sale) accounted for the majority of the increase. Also contributing to the increase in interest income was the growth of $60.4 million of securities (including securities available for sale). The average yield on total loans receivable remained constant at 8.70% from year to year as the 12 basis point improvement to 8.12% in residential loans was entirely offset by modest yield declines in other loan categories. The yield on total interest-earning assets improved to 7.75% during fiscal 1997 as compared to 7.67% in the previous year due to the addition of higher yielding assets, primarily in mortgage-related securities (5 basis points, with 100 basis points equaling 1.0%).

The $30.2 million increase in total interest income during the year ended March 31, 1996, over the prior comparable period was primarily due to a $20.2 million or 60.2% increase in interest income earned on loans receivable and an aggregate $12.4 million or 23.9% increase in interest income earned on mortgage-related, debt and equity securities and assets available for sale. This increase was caused by a $249.7 million or 60.5% increase in the average balance of total loans receivable (including assets available for sale), and a $67.7 million or 9.0% increase in the average balance of total mortgage-related securities (including assets available for sale), coupled with rate increases in yields earned on the total loans receivable portfolio and the aggregate mortgage-related securities portfolio of 28 and 46 basis points, respectively.

The $6.5 million or 8.5% increase in interest expense during the year ended March 31, 1997, over the prior comparable period was due to increases in interest expense of $1.1 million on customer accounts, $1.6 million in FHLB advances, and $3.8 million in other borrowings. Although the average balance of total customer accounts increased by $106.9 million for 1997 over 1996, the average rate paid on these accounts decreased by 41 basis points to 3.88% for the year ended March 31, 1997. The $1.6 million increase in interest on FHLB advances was also the result of a combination of higher average balances, increasing by $44.8 million for 1997 compared to the prior year, offset by lower rates, decreasing 31 basis points to 6.00% for 1997. Interest expense on other borrowings declined by $3.1 million as a result of a $101.6 million increase in average balances offset by a 57 basis point decline in rates.

Total interest expense increased by $23.2 million or 43.3% for the year ended March 31, 1996, over the prior comparable period. The increase was partly attributable to a $12.3 million increase in interest expense on other borrowed money, mainly reverse repurchase agreements, due primarily to a $177.2 million or 98.5% increase in the average balance, and to a lesser extent, an increase in the yield paid. Additionally, the increase in total interest expense was caused by a $6.8 million or 26.5% increase in interest expense on customer accounts and a $4.7 million or 26.0% increase in interest expense on FHLB advances. In the fourth quarter of fiscal 1996, the Company prepaid approximately $20.0 million in FHLB advances, extending the maturity by approximately two years and reducing its cost of funds by approximately 225 basis points.

PROVISION FOR LOAN LOSSES

The Company establishes provisions for loan losses, which are charged to earnings, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, the volume and type of lending presently being conducted by the Company, industry standards, past due loans, economic conditions in the Company's market area generally and other factors related to the collectibility of the Company's loan portfolio. For the year ended March 31, 1997, the provision for loan losses amounted to $5.3 million, an increase of $1.3 or 32.8% from the comparable 1996 period. For the year ended March 31, 1996, the provision for loan losses amounted to $4.0 million, an increase of $600,000 or 17.6% from the comparable 1995 period. The increased provision during the year ended March 31, 1997, was the result of an additional provision of $1.3 million in the third quarter related principally to a deteriorated commercial business loan. At March 31, 1997, the allowance for loan losses amounted to 156.9% of total non-performing loans and 1.8% of gross loans receivable, as compared to 156.2% and 1.7%, respectively at March 31, 1996.

Although management utilizes its best judgment in providing for possible losses, there can be no assurance that the Company will not have to increase its provisions for loan losses in the future as a result of adverse changes in non-performing loans or for other reasons, which could adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's provision for loan losses and the carrying value of its other non-performing assets based on their judgments about information available to them at the time of their examination.

NON-INTEREST INCOME. Total non-interest income more than doubled for the second consecutive year reflecting the Company's efforts to increase its reliance on fee-based income. Total non-interest income was $15.7 million for the year ended March 31, 1997, an $8.4 million or 116% increase over the comparable prior period. The largest component of this increase was $7.8 million relating to mortgage banking operations. This increase was primarily caused by a $2.6 million increase in loan servicing fee income and a $5.8 million increase in gains on the sale of loans. At March 31, 1997, the Company serviced $4.4 billion of real estate loans, which are not included in the consolidated financial statements, for investors. The total amount of loans serviced for others was $2.4 billion at March 31, 1996. During 1997 the Company acquired Philadelphia Mortgage which was subsequently integrated into the Company's newest division, Main Line Financial, a division of Main Line Bank.

Total non-interest income more than doubled to $7.3 million for the year ended March 31, 1996, as compared to $3.4 million for the comparable period in 1995. The $3.9 million increase is primarily attributable to gains on sales of mortgage-related and equity securities of $255,000 in the current period compared to a $2.0 million net loss recognized in 1995, and a $2.3 million improvement in income from mortgage banking operations. The increase was due primarily to the Company's adoption of SFAS No. 122 in the amount of $760,000. Also, the Company sold a higher percentage of originated loans, servicing released, in the secondary market, compared to the prior year, thus resulting in increased gains. Partially offsetting these gains was a $514,000 increase in loss on sale of other real estate owned.

ML BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NON-INTEREST EXPENSE. Total non-interest expense for the year ended March 31, 1997, were $48.9 million, up $19.7 million or 67.7% from $29.1 million at March 31, 1996. The largest components of this increase were a $7.6 million increase in compensation and employee benefits expense, a $4.7 million increase in Federal Deposit insurance premiums, and a $3.2 million increase in the amortization of goodwill. The $7.6 million increase in compensation and employee benefits expense relates primarily to the increase in personnel needed to staff the Company's six new business centers and the nine new loan production offices of Main Line Financial acquired during the latter part of the previous year. The Federal Deposit insurance premiums increase of $4.7 million is the direct result of a one time special assessment by the Federal Deposit Insurance Corporation as part of legislation adopted to recapitalize the Savings Association Insurance Fund. As a result of the special assessment, the Company's federal insurance premiums decreased from $0.23 per $100 of deposits to $0.06 per $100 of deposits in the fourth fiscal quarter of 1997. The Company anticipates paying this reduced premium for the foreseeable future. This reduction in federal insurance premiums will favorably impact expense for fiscal 1998. The $3.2 million increase in amortization of goodwill during 1997 was the result of recognizing the first full year of amortization expense relating to the acquisitions of Suburban Federal Savings Bank ("Suburban"), Hart Mortgage Company ("Hart Mortgage") and Philadelphia Mortgage.

For the year ended March 31, 1996, non-interest expenses totaled $29.1 million, an increase of $6.0 million or 26.2% over the prior comparable period. Compensation and employee benefits increased by $1.8 million or 15.2% from $12.1 million for the year ended March 31, 1995, to $13.9 million for the year ended March 31, 1996. The change was attributable primarily to increases in expenses related to stock benefit plans, the addition of personnel from the Suburban and Hart Mortgage acquisitions, and new business center openings. Advertising expense increased by $1.1 million to $1.9 million at March 31, 1996, due to increased emphasis in various consumer and commercial product campaigns and new business center openings. The Company's continued expansion of its business center network and acquisitions was the primary reason for the $993,000 or 30.9% increase in net occupancy costs, which totaled $4.2 million for the year ended March 31, 1996. Operating expenses also increased due to the amortization of goodwill and other intangible assets related to the purchases of a certificate of deposit portfolio and the Suburban and Hart Mortgage acquisitions in 1996. Included in the overall $1.2 million increase in other operating expenses is a $462,000 prepayment penalty related to the debt restructuring, and various other expenses related to the Suburban and Hart Mortgage operations since acquisition, as well as a full year of expenses related to being a publicly held company.

INCOME TAXES. For the year ended March 31, 1997, income tax expense totaled $1.9 million or 12.1% of pre-tax earnings compared to $6.3 million or 35.1% of pre-tax earnings for the year ended March 31, 1996. The decrease of $4.4 million or 69.8% is primarily attributable to federal legislation enacted during the year that provided for a reduction in the amount of income tax liability that would be incurred upon conversion to a commercial bank and lower pre-tax earnings during the year.

Legislation enacted under the Small Business Job Protection Act ("Act") of 1996 provided for the Bank to recapture into income the portion of its tax bad debt reserves that exceed its base year reserves (i.e., tax reserves for years beginning before 1988). The Company had previously established a deferred tax liability related to recapture of both the base year reserves and the excess base year reserves, in anticipation of changing the Bank's charter to that of a commercial bank. As a result of the signing of the Act, the Company recognized approximately $3.8 million of after-tax income (net of state tax expense) due to the reversal of the previously established base year tax bad reserve liability.

The Company incurred income tax expense of $6.3 million or 35.1% of pre-tax earnings, during the year ended March 31, 1996, compared to $5.0 million during fiscal 1995. The primary reason for the $1.3 million increase was due to additional pre-tax earnings for fiscal 1996.

LIQUIDITY

THE COMPANY'S PRIMARY SOURCES OF FUNDS ARE CUSTOMER ACCOUNTS, BORROWINGS, REPAYMENTS, PREPAYMENTS AND MATURITIES OF OUTSTANDING LOANS AND MORTGAGE-RELATED SECURITIES, SALES OF ASSETS AVAILABLE FOR SALE, MATURITIES OF INVESTMENT SECURITIES AND OTHER SHORT-TERM INVESTMENTS, AND FUNDS PROVIDED FROM OPERATIONS. WHILE SCHEDULED LOAN AND MORTGAGE-RELATED SECURITIES REPAYMENTS AND MATURING INVESTMENT SECURITIES AND SHORT-TERM INVESTMENTS ARE RELATIVELY PREDICTABLE SOURCES OF FUNDS, CUSTOMER ACCOUNT FLOWS AND LOAN PREPAYMENTS ARE GREATLY INFLUENCED BY THE MOVEMENT OF INTEREST RATES IN GENERAL, ECONOMIC CONDITIONS AND COMPETITION.

THE COMPANY MANAGES THE PRICING OF ITS CUSTOMER ACCOUNTS TO MAINTAIN BALANCES DEEMED APPROPRIATE AND DESIRABLE. BECAUSE THE COMPANY'S CUSTOMER ACCOUNTS REPRESENT APPROXIMATELY 49.2% OF ITS TOTAL LIABILITIES AT MARCH 31, 1997, THE COMPANY HAS ALSO UTILIZED OTHER BORROWING SOURCES, NAMELY FHLB ADVANCES AND REVERSE REPURCHASE AGREEMENTS, WHICH IN THE AGGREGATE REPRESENT APPROXIMATELY 50.4% OF TOTAL LIABILITIES AT MARCH 31, 1997. IN ADDITION TO ITS ABILITY TO OBTAIN ADVANCES FROM THE FHLB UNDER SEVERAL DIFFERENT CREDIT PROGRAMS, THE COMPANY HAS ESTABLISHED A LINE OF CREDIT WITH THE FHLB WHICH CAN BE USED FROM TIME TO TIME FOR LIQUIDITY PURPOSES. AS AN ADDITIONAL SOURCE OF FUNDS, THE COMPANY HAS ACCESS TO THE FEDERAL RESERVE BANK DISCOUNT WINDOW.

Liquidity management is both a daily and long-term function. Excess liquidity is generally invested in short-term investments such as FHLB overnight deposits. On a longer-term basis, the Company maintains a strategy of investing in various mortgage-related securities and lending products. During the year ended March 31, 1997, the Bank used its sources of funds to primarily fund loan commitments and maintain a substantial portfolio of mortgage-related securities. At March 31, 1997, the total approved loan commitments outstanding amounted to $68.6 million. At the same date, commitments under unused lines and letters of credit amounted to $84.6 million and the unadvanced portion of construction loans approximated $59.9 million. Certificates of deposit scheduled to mature in one year or less at March 31, 1997, totaled $337.0 million. Management believes that the Company has adequate resources, including principal prepayments and repayments of loans and mortgage-related securities, to fund all of its commitments to the extent required. In addition, although the Company has extended commitments to fund loans or lines and letters of credit, historically, the Company has not been required to fund all of its outstanding commitments. Management believes that a significant portion of maturing customer accounts will remain with the Company.

ML BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company is required by the Office of Thrift Supervision ("OTS") to maintain average daily balances of liquid assets and short-term liquid assets (as defined) in amounts equal to 5% and 1%, respectively, of net withdrawable deposits and borrowings payable in one year or less to assure its ability to meet demand for withdrawals and repayment of short-term borrowings. The liquidity requirements may vary from time to time at the direction of the OTS depending upon economic conditions and deposit flows. The Company generally maintains a liquidity ratio between 5% and 7% of its net withdrawable deposits and borrowings payable in one year or less. The Bank's average monthly liquidity ratio and short-term liquid assets ratio for March 1997 amounted to 6.57% and 4.61%, respectively.

CAPITAL RESOURCES

The OTS requires that the Company meet minimum regulatory tangible, core and risk-based capital requirements. These standards currently require institutions such as the Bank to maintain a "tangible" capital ratio equal to 1.5% of adjusted total assets, "core" (or "leverage") capital equal to 3.0% of adjusted total assets, "Tier I" capital equal to 4.0% of adjusted total assets and "risk-based" capital (a combination of core and "supplementary" capital) equal to 8.0% of "risk-weighted" assets. At March 31, 1997, the Company exceeded all regulatory capital requirements. Management anticipates that the Bank will continue to exceed all regulatory capital requirements. See Note 17 to the Consolidated Financial Statements for additional information regarding the Bank's regulatory capital compliance.

ML Bancorp, Inc. ("Bancorp"), as a separately incorporated company, does not have any significant operations other than serving as sole stockholder of the Bank. On an unconsolidated basis, Bancorp does not have paid employees. The Bancorp's assets primarily consist of its investment in the Bank and has no material sources of income other than the earnings of the Bank. The only expenses incurred by Bancorp relate to its reporting obligations under the Securities and Exchange Act of 1934, and related expenses as a publicly traded company. Bancorp will be directly reimbursed by the Bank for all such expenses. Management believes that Bancorp currently has adequate liquidity available to respond to its obligations as the Bancorp itself engages only in limited business operations independent of the Bank and its subsidiaries and therefore, does not require a substantial amount of liquid assets. Under applicable federal regulations, the Bank may pay dividends within certain limits and only after notice to OTS.

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

RECENT ACCOUNTING PRONOUNCEMENTS

In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes accounting and reporting standards for stock-based employee compensation plans. In general, this statement requires a fair value based method of accounting for stock-based awards or similar equity instruments and encourages all entities to adopt this method of accounting for all employee stock compensation plans. In the event that fair value accounting is not adopted, SFAS 123 requires proforma disclosure of net income and earnings per share as if fair value accounting had been adopted. The Company has not adopted the fair value accounting option of SFAS 123, but has instead provided the required proforma disclosures, as permitted in the current fiscal year.

ML BANCORP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125"). This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. The Company adopted SFAS 125 prospectively, on January 1, 1997, and the impact on earnings was not material.

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share". This statement establishes standards for computing and presenting earnings per share
(EPS) and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings Per Share", and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted.
This statement requires restatement of all prior period EPS data presented.
The Company has not yet determined the effect, if any, the adoption of this statement will have on its EPS disclosure.

QUARTERLY RESULTS OF OPERATION. The following is a summary of the quarterly results of operations for the years ended March 31, 1997 and 1996:

Dollars in Thousands
 .................................................................................................................................
                                                                          QUARTERS ENDED
                               --------------------------------------------------------------------------------------------------
                                           YEAR ENDED MARCH 31, 1997                          YEAR ENDED MARCH 31, 1996
                               --------------------------------------------------------------------------------------------------
                                 JUN 30       SEP 30       DEC 31      MAR 31       JUN 30       SEP 30       DEC 31       MAR 31
=================================================================================================================================
Interest income                 $33,526      $34,606      $35,326      $33,860     $28,984      $29,898      $29,706      $31,833
---------------------------------------------------------------------------------------------------------------------------------
Interest expense                 20,456       21,341       21,419       19,923      18,456       19,288       19,099       19,816
=================================================================================================================================
Net interest income              13,070       13,265       13,907       13,937      10,528       10,610       10,607       12,017
---------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses         1,000        1,010        2,300        1,000       1,000        1,000        1,000        1,000
=================================================================================================================================
Net interest income after
  provision for loan losses      12,070       12,255       11,607       12,937       9,528        9,610        9,607       11,017
---------------------------------------------------------------------------------------------------------------------------------
Non-interest income               4,164        4,186        3,311        4,045       1,164        1,914        1,755        2,436
---------------------------------------------------------------------------------------------------------------------------------
Non-interest expense             11,559       15,979       10,105       11,217       6,423        6,490        6,657        9,569
=================================================================================================================================
Income before income taxes        4,675          462        4,813        5,765       4,269        5,034        4,705        3,884
---------------------------------------------------------------------------------------------------------------------------------
Income taxes (benefit)            1,430       (3,638)       1,784        2,329       1,548        1,964        1,641        1,119
---------------------------------------------------------------------------------------------------------------------------------
Net income                      $ 3,245      $ 4,100      $ 3,029      $ 3,436     $ 2,721      $ 3,070      $ 3,064      $ 2,765
=================================================================================================================================
Earnings per common and
  common equivalent share          0.27         0.35         0.27         0.31        0.21         0.22         0.24         0.23
=================================================================================================================================
Earnings per common share -
  assuming full dilution           0.27         0.35         0.27         0.31        0.21         0.22         0.24         0.23
=================================================================================================================================


For the fourth fiscal quarter ended March 31, 1997, net interest income after provision for loan losses increased by $1.9 million or 17.4% over the comparable quarter of fiscal 1996. The increase is primarily attributable to the growth in average earning assets of approximately $77 million, coupled with an improvement in the net interest spread from the fourth quarter of fiscal 1996.

Non-interest income grew by $1.6 million or 66.1% for the quarter ended March 31, 1997, mainly as a result of mortgage banking activity associated with the Philadelphia Mortgage acquisition and purchases of mortgage servicing rights. Non-interest expenses increased by $1.6 million to $11.2 million for the quarter ended March 31, 1997. Higher operating costs, mostly compensation and occupancy expenses, were incurred primarily as a result of new banking offices and the previously noted expanded mortgage banking business.

ML BANCORP, INC.
INDEPENDENT AUDITORS' REPORT

The Board of Directors
ML Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of ML Bancorp, Inc. and subsidiaries (the "Company") as of March 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flow for each of the years in the three-year period ended March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ML Bancorp, Inc. and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
April 22, 1997

[KPMG PEAT MARWICK LLP LOGO]

ML BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
March 31, 1997 and 1996

Dollars in Thousands, except share and per share data
 .................................................................................................................................
                                                                                                    YEARS ENDED MARCH 31,
                                                                                      -------------------------------------------
                                                                                              1997                          1996
=================================================================================================================================
ASSETS
=================================================================================================================================
Cash (including interest-bearing deposits of $7,082 and $11,283
  at March 31, 1997 and March 31, 1996, respectively)                                   $   17,744                    $   23,323
---------------------------------------------------------------------------------------------------------------------------------
Assets available for sale:
 Securities                                                                                597,825                       469,321
---------------------------------------------------------------------------------------------------------------------------------
 Loans                                                                                     104,708                        95,033
---------------------------------------------------------------------------------------------------------------------------------
Investments (market value $31,730 and $24,946
  at March 31, 1997 and March 31, 1996, respectively)                                       32,071                        24,942
---------------------------------------------------------------------------------------------------------------------------------
Mortgage-related securities (market value $380,046 and $401,231
  at March 31, 1997 and March 31, 1996, respectively)                                      385,293                       404,150
---------------------------------------------------------------------------------------------------------------------------------
Loans receivable, net of allowance for loan loss ($14,733 and $13,124
  at March 31, 1997 and March 31, 1996, respectively)                                      730,535                       691,791
---------------------------------------------------------------------------------------------------------------------------------
Accrued income receivable                                                                   12,591                        12,085
---------------------------------------------------------------------------------------------------------------------------------
Other real estate owned, net                                                                 1,332                         2,043
---------------------------------------------------------------------------------------------------------------------------------
Premises and equipment, at cost less accumulated depreciation
  ($16,904 and $13,774 at March 31, 1997 and March 31, 1996, respectively)                  16,988                        14,343
---------------------------------------------------------------------------------------------------------------------------------
Mortgage servicing rights                                                                   49,721                        21,865
---------------------------------------------------------------------------------------------------------------------------------
Goodwill and other intangible assets                                                         2,751                         3,499
---------------------------------------------------------------------------------------------------------------------------------
Other assets                                                                                 8,288                         3,417
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                            $1,959,847                    $1,765,812
=================================================================================================================================


LIABILITIES AND STOCKHOLDERS' EQUITY
=================================================================================================================================
Customer Accounts                                                                       $  873,357                    $  861,016
---------------------------------------------------------------------------------------------------------------------------------
Advances from Federal Home Loan Bank                                                       437,418                       376,013
---------------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase                                             456,285                       372,193
---------------------------------------------------------------------------------------------------------------------------------
Advance payments by borrowers for taxes and insurance                                        3,670                         3,533
---------------------------------------------------------------------------------------------------------------------------------
Other liabilities                                                                            3,413                        12,720
=================================================================================================================================
Total liabilities                                                                        1,774,143                     1,625,475
=================================================================================================================================
Corporation-obligated mandatorily redeemable capital securities of subsidiary
  trust holding solely junior subordinated debentures of the Corporation                    50,000                            --
=================================================================================================================================
Stockholders' Equity:
 Preferred stock, no par value, authorized 5,000,000 shares;
   no shares issued and outstanding                                                             --                            --
---------------------------------------------------------------------------------------------------------------------------------
 Common stock, $.01 par value, authorized 30,000,000 shares;
   14,547,600 shares issued                                                                     73                            73
---------------------------------------------------------------------------------------------------------------------------------
 Additional paid-in capital                                                                 97,237                        95,977
---------------------------------------------------------------------------------------------------------------------------------
 Common stock acquired by stock benefit plans                                               (7,336)                       (8,888)
---------------------------------------------------------------------------------------------------------------------------------
 Treasury stock, at cost; 3,271,046 and 2,053,000 shares
   at March, 31, 1997 and March 31, 1996, respectively                                     (37,147)                      (20,531)
---------------------------------------------------------------------------------------------------------------------------------
 Retained earnings                                                                          83,280                        73,586
---------------------------------------------------------------------------------------------------------------------------------
 Unrealized (loss) gain on securities available for sale                                      (403)                          120
=================================================================================================================================
TOTAL STOCKHOLDERS' EQUITY                                                                 135,704                       140,337
=================================================================================================================================
TOTAL LIABILITIES, MINORITY INTEREST IN SUBSIDIARIES AND STOCKHOLDERS' EQUITY           $1,959,847                    $1,765,812
=================================================================================================================================

See accompanying notes to consolidated financial statements.

ML BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended March 31, 1997, 1996, and 1995

Dollars in Thousands, except share and per share data
 .................................................................................................................................
                                                                                        YEARS ENDED MARCH 31,
                                                               ------------------------------------------------------------------
                                                                         1997                      1996                    1995
=================================================================================================================================
Interest income:
 Loans                                                            $    64,022               $    53,678             $    33,512
---------------------------------------------------------------------------------------------------------------------------------
 Mortgage-related and investment securities                            27,039                    30,539                  29,340
---------------------------------------------------------------------------------------------------------------------------------
 Investments                                                            2,073                     2,743                   2,872
---------------------------------------------------------------------------------------------------------------------------------
 Assets available for sale                                             43,623                    32,957                  23,717
---------------------------------------------------------------------------------------------------------------------------------
 Interest-bearing deposits                                                561                       504                     792
=================================================================================================================================
   TOTAL INTEREST INCOME                                              137,318                   120,421                  90,233
=================================================================================================================================
Interest expense:
 Customer Accounts                                                     33,623                    32,555                  25,742
---------------------------------------------------------------------------------------------------------------------------------
 FHLB advances                                                         24,365                    22,775                  18,078
---------------------------------------------------------------------------------------------------------------------------------
 Other borrowings                                                      25,151                    21,329                   9,664
=================================================================================================================================
   TOTAL INTEREST EXPENSE                                              83,139                    76,659                  53,484
=================================================================================================================================
Net interest income                                                    54,179                    43,762                  36,749
---------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                               5,310                     4,000                   3,400
=================================================================================================================================
Net interest income after provision for loan losses                    48,869                    39,762                  33,349
=================================================================================================================================
Non-interest income:
 Retail fees and charges                                                1,832                     1,551                   1,615
---------------------------------------------------------------------------------------------------------------------------------
 Mortgage banking operations                                           12,236                     4,420                   2,151
---------------------------------------------------------------------------------------------------------------------------------
 Net gain (loss) on:
   Sales of securities available for sale                                 (58)                      255                  (2,059)
---------------------------------------------------------------------------------------------------------------------------------
   Other real estate activities                                           835                        99                     611
---------------------------------------------------------------------------------------------------------------------------------
 Rental income                                                            605                       583                     676
---------------------------------------------------------------------------------------------------------------------------------
 Other                                                                    256                       361                     418
=================================================================================================================================
   TOTAL NON-INTEREST INCOME                                           15,706                     7,269                   3,412
=================================================================================================================================
Non-interest expense:
 Compensation and employee benefits                               $    21,501               $    13,892             $    12,059
---------------------------------------------------------------------------------------------------------------------------------
 Advertising                                                            1,889                     1,939                     850
---------------------------------------------------------------------------------------------------------------------------------
 Data processing                                                        1,814                     1,538                   1,337
---------------------------------------------------------------------------------------------------------------------------------
 Federal insurance premiums                                             6,236                     1,549                   1,749
---------------------------------------------------------------------------------------------------------------------------------
 Amortization of goodwill and other intangible assets                   4,619                     1,412                     368
---------------------------------------------------------------------------------------------------------------------------------
 Net occupancy costs                                                    6,178                     4,211                   3,218
---------------------------------------------------------------------------------------------------------------------------------
 Professional fees                                                        891                       693                     796
---------------------------------------------------------------------------------------------------------------------------------
 Minority interest in expense of subsidiaries                             274                        --                      --
---------------------------------------------------------------------------------------------------------------------------------
 Other                                                                  5,458                     3,905                   2,716
=================================================================================================================================
   TOTAL NON-INTEREST EXPENSE                                          48,860                    29,139                  23,093
=================================================================================================================================
Income before income taxes                                             15,715                    17,892                  13,668
---------------------------------------------------------------------------------------------------------------------------------
Income taxes                                                            1,905                     6,272                   4,974
---------------------------------------------------------------------------------------------------------------------------------
   NET INCOME                                                     $    13,810               $    11,620             $     8,694
=================================================================================================================================
   PRIMARY EARNINGS PER SHARE                                           $1.23                     $0.92                  $0.49(1)
=================================================================================================================================
   FULLY DILUTED EARNINGS PER SHARE                                     $1.22                     $0.91                  $0.49(1)
=================================================================================================================================
   WEIGHTED AVERAGE NUMBER OF SHARES-PRIMARY                       11,195,279                12,695,358              13,456,962
=================================================================================================================================
   WEIGHTED AVERAGE NUMBER OF SHARES-FULLY DILUTED                 11,281,595                12,786,594              13,456,962
=================================================================================================================================

See accompanying notes to consolidated financial statements.

(1) Earnings per share is calculated since August 11, 1994, the date of the initial public offering

ML BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years ended March 31, 1997, 1996, 1995 and 1994

Dollars in Thousands
 ..................................................................................................................................
                                                             COMMON STOCK           UNREALIZED GAIN (LOSS)
                                                 ADDITIONAL   ACQUIRED BY               ON SECURITIES                    TOTAL
                                      COMMON      PAID-IN    STOCK BENEFIT  TREASURY  AVAILABLE FOR SALE  RETAINED   STOCKHOLDERS'
                                       STOCK      CAPITAL        PLANS       STOCK      (NET OF TAXES)    EARNINGS       EQUITY
==================================================================================================================================
Balance at March 31, 1994               $--          --           --           --          (2,494)        56,472        53,978
----------------------------------------------------------------------------------------------------------------------------------


 Common stock issued                     73      95,499           --           --              --             --        95,572
----------------------------------------------------------------------------------------------------------------------------------
 Common stock acquired
   by stock benefit plans                --          --      (11,446)          --              --             --       (11,446)
----------------------------------------------------------------------------------------------------------------------------------
 ESOP stock committed
   to be released (1)                    --          --          441           --              --             --           441
----------------------------------------------------------------------------------------------------------------------------------
 Excess of fair value above
   cost of stock benefit plans           --          42           --           --              --             --            42
----------------------------------------------------------------------------------------------------------------------------------
 RRP stock amortization (2)              --          --          373           --              --             --           373
----------------------------------------------------------------------------------------------------------------------------------
 Net unrealized loss on mortgage-
   securities available for sale         --          --           --           --            (706)            --          (706)
----------------------------------------------------------------------------------------------------------------------------------
 Purchase of treasury stock                                                (5,648)                                      (5,648)
----------------------------------------------------------------------------------------------------------------------------------
 Net income                              --          --           --           --              --          8,694         8,694
==================================================================================================================================
Balance at March 31, 1995               $73      95,541      (10,632)      (5,648)         (3,200)        65,166       141,300
----------------------------------------------------------------------------------------------------------------------------------


 ESOP stock committed
   to be released                        --          --          915           --              --             --           915
----------------------------------------------------------------------------------------------------------------------------------
 Excess of fair value above
   cost of stock benefit plans           --         436           --           --              --             --           436
----------------------------------------------------------------------------------------------------------------------------------
 RRP stock amortization                  --          --          829           --              --             --           829
----------------------------------------------------------------------------------------------------------------------------------
 Net unrealized gain on
   securities available for sale         --          --           --           --           3,320             --         3,320
----------------------------------------------------------------------------------------------------------------------------------
 Exercise of stock options               --          --           --          152              --             (6)          146
----------------------------------------------------------------------------------------------------------------------------------
 Purchase of treasury stock              --          --           --      (15,035)             --             --       (15,035)
----------------------------------------------------------------------------------------------------------------------------------
 Dividends paid ($0.26 per share)        --          --           --           --              --         (3,194)       (3,194)
----------------------------------------------------------------------------------------------------------------------------------
 Net income                              --          --           --           --              --         11,620        11,620
==================================================================================================================================
Balance at March 31, 1996               $73      95,977       (8,888)     (20,531)            120         73,586       140,337
----------------------------------------------------------------------------------------------------------------------------------


 ESOP stock committed to be
   released (3)                          --          --          930           --              --             --           930
----------------------------------------------------------------------------------------------------------------------------------
 Excess of fair value above
   cost of stock benefit plans           --       1,260           --           --              --             --         1,260
----------------------------------------------------------------------------------------------------------------------------------
 RRP stock amortization (3)              --          --          622           --              --             --           622
----------------------------------------------------------------------------------------------------------------------------------
 Net unrealized loss on mortgage-
   securities available for sale         --          --           --           --            (523)            --          (523)
----------------------------------------------------------------------------------------------------------------------------------
 Exercise of stock options               --          --           --            6              --             --             6
----------------------------------------------------------------------------------------------------------------------------------
 Purchase of treasury stock (3)          --          --           --      (16,622)             --             --       (16,622)
----------------------------------------------------------------------------------------------------------------------------------
 Dividends paid ($0.38 per share)        --          --           --           --              --         (4,116)       (4,116)
----------------------------------------------------------------------------------------------------------------------------------
 Net income                              --          --           --           --              --         13,810        13,810
==================================================================================================================================
BALANCE AT MARCH 31, 1997               $73      97,237       (7,336)     (37,147)           (403)        83,280       135,704
==================================================================================================================================

See accompanying notes to consolidated financial statements.

(1) The Employee Stock Option Plan ("ESOP") provides for the annual distribution of stock to participating employees based upon years of service.

(2) The Recognition and Retention Plan ("RRP") is a long-term incentive plan for granting stock awards to executives and directors.

(3) For fiscal year 1997, the changes to stockholders' equity included a reduction of 1.2 million shares of common stock related to the purchase of treasury stock and an increase of 168,000 shares of stock associated with the stock benefit plans (ESOP and RRP).

ML BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended March 31, 1997, 1996 and 1995

Dollars in Thousands
 .................................................................................................................................
                                                                                          YEARS ENDED MARCH 31,
                                                                   --------------------------------------------------------------
                                                                         1997                      1996                     1995
=================================================================================================================================
Net cash flows from operating activities:
 Net income                                                         $  13,810                 $  11,620               $    8,694
=================================================================================================================================
 Adjustments to reconcile net income to net cash
  provided (used) by operating activities:
   Amortization of:

      Goodwill                                                      $   4,619                 $   1,412               $      368
---------------------------------------------------------------------------------------------------------------------------------
      Deferred loan origination fees                                   (2,083)                   (2,345)                  (1,308)
---------------------------------------------------------------------------------------------------------------------------------
      Premiums and discounts                                            3,155                     1,063                    3,199
---------------------------------------------------------------------------------------------------------------------------------
      Mortgage servicing rights                                         7,985                     3,703                    1,535
---------------------------------------------------------------------------------------------------------------------------------
      Common stock acquired by stock benefit plans                      2,818                     2,326                      856
---------------------------------------------------------------------------------------------------------------------------------
    Provision for loan losses                                           5,310                     4,000                    3,400
---------------------------------------------------------------------------------------------------------------------------------
    Net (gain) loss on sale of assets available for sale:
      Securities                                                           58                      (255)                   2,059
---------------------------------------------------------------------------------------------------------------------------------
      Loans                                                            (7,289)                   (2,129)                     (87)
---------------------------------------------------------------------------------------------------------------------------------
    Net (gain) loss on other real estate activities                      (835)                      (99)                    (611)
---------------------------------------------------------------------------------------------------------------------------------
    Depreciation                                                        2,980                     2,156                    1,616
---------------------------------------------------------------------------------------------------------------------------------
    Increase/decrease in:
      Loans available for sale                                         (2,386)                  (67,637)                   6,183
---------------------------------------------------------------------------------------------------------------------------------
      Accrued income receivable                                          (506)                   (1,401)                  (4,636)
---------------------------------------------------------------------------------------------------------------------------------
      Deferred federal income taxes                                    (3,328)                   (1,540)                  (1,222)
---------------------------------------------------------------------------------------------------------------------------------
      Other assets                                                     (4,871)                   (1,717)                     913
---------------------------------------------------------------------------------------------------------------------------------
      Other liabilities                                                (5,211)                   (6,942)                  11,312
=================================================================================================================================
       TOTAL ADJUSTMENTS                                                  416                   (69,405)                  23,577
=================================================================================================================================
Net cash provided (used) by operating activities                       14,226                   (57,785)                  32,271
=================================================================================================================================
Cash flows from investing activities:
 Net increase in loans receivable                                     (43,190)                 (144,510)                (289,673)
---------------------------------------------------------------------------------------------------------------------------------
 Proceeds from sales of:
   FHLB Stock                                                          14,843                    12,907                   16,382
---------------------------------------------------------------------------------------------------------------------------------
   Securities available for sale                                      141,433                   100,801                   76,541
---------------------------------------------------------------------------------------------------------------------------------
 Proceeds from maturities or repayments of:
   Mortgage-related securities                                         56,811                    56,735                   62,708
---------------------------------------------------------------------------------------------------------------------------------
   Securities available for sale                                      107,250                    87,333                   53,118
---------------------------------------------------------------------------------------------------------------------------------
   Investments                                                          6,041                    30,000                       --
---------------------------------------------------------------------------------------------------------------------------------
 Purchases of:
   Mortgage-related securities                                        (39,754)                  (49,834)                 (48,887)
---------------------------------------------------------------------------------------------------------------------------------
   Securities available for sale                                     (379,895)                 (183,458)                (120,268)
---------------------------------------------------------------------------------------------------------------------------------
   Investments                                                        (28,009)                  (21,681)                (305,517)
---------------------------------------------------------------------------------------------------------------------------------
 Mortgage servicing rights
   Purchases                                                          (32,780)                  (11,985)                 (12,316)
---------------------------------------------------------------------------------------------------------------------------------
   Originations                                                        (3,061)                     (760)                      --
---------------------------------------------------------------------------------------------------------------------------------
 Net decrease (increase) in other real estate owned                       153                       972                    3,657
---------------------------------------------------------------------------------------------------------------------------------
 Proceeds from other real estate activities                             2,612                       330                    2,338
---------------------------------------------------------------------------------------------------------------------------------
 Excess of liabilities assumed over assets acquired                    (3,871)                   (3,148)                      --
---------------------------------------------------------------------------------------------------------------------------------
 Purchases of premises and equipment                                   (5,625)                   (2,828)                  (2,377)
=================================================================================================================================
Net cash used by investing activities                                (207,042)                 (129,126)                (564,294)
=================================================================================================================================

See accompanying notes to consolidated financial statements.

                                                                     (continued)

ML BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

Dollars in Thousands
 .................................................................................................................................
                                                                                          YEARS ENDED MARCH 31,
---------------------------------------------------------------------------------------------------------------------------------
                                                                       1997                      1996                     1995
=================================================================================================================================
Cash flows from financing activities:
 Net increase in customer accounts                                  $  12,341                  $137,010                $  14,301
---------------------------------------------------------------------------------------------------------------------------------
 Proceeds from customer accounts purchased                                 --                    28,925                       --
---------------------------------------------------------------------------------------------------------------------------------
 Dividends paid                                                        (4,116)                   (3,194)                      --
---------------------------------------------------------------------------------------------------------------------------------
 Proceeds from securities sold under
   agreements to repurchase                                           170,575                   202,414                  385,303
---------------------------------------------------------------------------------------------------------------------------------
 Payments of securities sold under
   agreements to repurchase                                           (86,483)                 (215,524)                      --
---------------------------------------------------------------------------------------------------------------------------------
 Proceeds from FHLB advances                                          138,405                   166,165                  183,651
---------------------------------------------------------------------------------------------------------------------------------
 Payments of FHLB advances                                            (77,000)                 (110,080)                (120,356)
---------------------------------------------------------------------------------------------------------------------------------
 Net decrease in advance payments
   by borrowers for taxes and insurance                                   137                      (454)                   2,453
---------------------------------------------------------------------------------------------------------------------------------
 Net proceeds from issuance of capital securities                      50,000                        --                       --
---------------------------------------------------------------------------------------------------------------------------------
 Net proceeds from issuance of common stock                                --                        --                   95,572
---------------------------------------------------------------------------------------------------------------------------------
 Common stock acquired by stock benefit plans, net                         --                        --                  (11,446)
---------------------------------------------------------------------------------------------------------------------------------
 Purchase of treasury stock                                           (16,622)                  (15,035)                  (5,648)
=================================================================================================================================
Net cash provided by financing activities                             187,237                   190,227                  543,830
=================================================================================================================================
Net increase in cash and cash equivalents                              (5,579)                    3,316                   11,807
 Cash and cash equivalents:
   Beginning of period                                                 23,323                    20,007                    8,200
---------------------------------------------------------------------------------------------------------------------------------
   End of period                                                    $  17,744                 $  23,323                $  20,007
=================================================================================================================================


Supplemental disclosure:
 Cash payments for interest                                         $  82,824                 $  75,120                $  51,139
---------------------------------------------------------------------------------------------------------------------------------
 Cash payments (refunds) for income taxes                               5,310                    14,498                     (700)
---------------------------------------------------------------------------------------------------------------------------------
 Transfer of loans receivable into other real estate owned              1,219                     1,077                      529
---------------------------------------------------------------------------------------------------------------------------------
 Net cash paid for companies acquired                                      --                     3,200                       --
---------------------------------------------------------------------------------------------------------------------------------
 Transfer of mortgage-related securities to securities
   available for sale                                                      --                    56,828                       --
---------------------------------------------------------------------------------------------------------------------------------
 Net unrealized (loss) gain on securities available for sale           (1,291)                    5,576                   (1,055)
---------------------------------------------------------------------------------------------------------------------------------
 Tax effect on unrealized (loss) gain on securities
   available for sale                                                    (768)                    2,256                     (349)
=================================================================================================================================

See accompanying notes to consolidated financial statements.

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONVERSION TO CAPITAL STOCK FORM OF OWNERSHIP. On August 11, 1994, Main Line Bank (the "Bank") converted from a federally chartered mutual savings bank to a federally chartered stock savings bank with the concurrent formation of ML Bancorp, Inc. (the "Bancorp"), a unitary savings and loan holding company (the "Conversion") and issued 7,273,800 shares of its common stock (currently 14,547,600 shares based upon the two-for-one stock split in September, 1996) in a public offering which resulted in proceeds to Bancorp of $95.6 million, net of $2.6 million of costs associated with the Conversion.

BUSINESS. Bancorp's principal subsidiary, Main Line Bank, conducts business from its bank branch system located in Bucks, Chester, Delaware and Montgomery Counties, Pennsylvania, and its loan production offices in Delaware, Florida, New Jersey and Pennsylvania. The Bank is subject to competition from other financial institutions and other companies which provide financial services. The Bank and Bancorp are subject to the regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Bancorp, the Bank and the wholly owned subsidiaries (collectively referred to as the "Company"). All significant intercompany transactions have been eliminated in consolidation. Additionally, certain reclassifications have been made in order to conform with the current year's presentation. The accompanying consolidated financial statements have been prepared on an accrual basis.

BASIS OF FINANCIAL STATEMENT PRESENTATION. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of other real estate owned, and the valuation of deferred tax assets as well as the effect of prepayments on mortgage servicing rights and premiums and discounts associated with investments and mortgage-related securities. Management believes that these estimates are adequate. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, valuation of other real estate owned and other accounting estimates.

CASH. For purposes of the statement of cash flows, cash and cash equivalents include cash and interest-bearing deposits in other depository institutions.

ASSETS AVAILABLE FOR SALE. Included in assets available for sale are any investments, loans, debt, and/or mortgage-related securities which the Company believes may be involved in interest rate risk, liquidity, or other asset/liability management decisions which might reasonably result in such assets not being held until maturity. Assets available for sale are carried at fair value with net unrealized gains and losses included, net of income taxes, in stockholders' equity.

Loans available for sale are accounted for at the lower of cost or market which is determined on an aggregate basis, with depreciation, if any, recorded in the statement of operations. Realized gains and losses on assets available for sale are computed using the specific identification method.

INVESTMENTS AND MORTGAGE-RELATED SECURITIES. Investments and mortgage-related securities, including equity securities which are not readily marketable, are stated at cost, adjusted for the amortization of premiums and the accretion of discounts using a method which approximates level yield, because management has the ability and the intent to hold such securities until maturity. The Company is required to maintain stock in the Federal Home Loan Bank of Pittsburgh ("FHLB") in an amount of 5% of total borrowings from the FHLB. Such stock is carried by the Company at cost.

LOANS RECEIVABLE. Loans held to maturity are stated at the amount of the unpaid principal balance net of loan origination fees and certain direct origination costs. These fees and costs are deferred and amortized over the contractual life of the related loans using a level yield method. Interest on loans is credited to income as it is earned. Generally, interest income is not accrued for loans delinquent 90 days or greater. Payments received on nonaccrual and impaired loans are generally applied to the outstanding principal balance. The Bank considers a loan to be impaired when, based on current information and events, it is probable that they will be unable to collect scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Large groups of smaller-balance, homogeneous loans such as residential mortgage and consumer loans are collectively evaluated for impairment and are not included in the impaired loans category. The Company generally does not recognize interest on impaired loans.

ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Management believes that the allowance for possible loan losses is adequate. Management's periodic evaluation is based upon analysis of the portfolio, past loss experience, current economic conditions, and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies as an integral part of their examination process, periodically review the allowance for possible loan losses. Such agencies may require the Company to recognize additions to the allowance for possible loan losses based on their judgments of information which is available to them at the time of their examination.

OTHER REAL ESTATE OWNED, NET. Real estate acquired through foreclosure is classified as other real estate owned and is carried at the lower of cost or fair value, less estimated selling costs. Fair value is generally determined through the use of independent appraisals. In certain cases, internal cash flow analyses are used as the basis for fair value, if such amounts are lower than the appraised values.

PREMISES AND EQUIPMENT. Premises and equipment are carried at cost. Depreciation and amortization are generally computed on the straight-line method over their useful lives (30 years for buildings and 3 to 10 years for furniture and equipment).

MORTGAGE SERVICING RIGHTS. Mortgage servicing rights represent the carrying value of the rights to service mortgage loans for others. The mortgage servicing rights are amortized against loan servicing fee income on an accelerated basis in proportion to, and over the period of, estimated net future loan servicing fee income, which periods initially do not exceed eight years.

Servicing fee income is recognized when the related loan payments are collected. Management evaluates the remaining balances of mortgage servicing rights to determine if the fair value of the disaggregated servicing rights indicate that the carrying value is not considered recoverable. Assumptions utilized in the evaluations are based on current prepayment and investor rates of return provided by an independent investment advisor.

EARNINGS PER SHARE. All share and per share data have been adjusted to reflect the Company's two-for-one stock split that was paid on September 6, 1996.

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Effective April 1, 1995, the Company adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights." This standard requires the Bank to recognize servicing rights as assets, regardless of how such assets were acquired. Additionally, the Company is required to assess the fair value of these assets at each reporting date to determine impairment. As a result of the adoption of SFAS 122, the Company included $760,000 in income from mortgage banking operations for the year ended March 31, 1996.

Impairment of mortgage servicing rights is assessed quarterly based upon a fair market valuation of those rights using discounted cash flows based on current market interest rates. For purposes of measuring impairment, the rights are stratified based upon the predominant risk characteristics of the underlying loans relying primarily on interest rate bands or pools. The impairment recognized is the amount by which the mortgage servicing rights exceed the fair value for each individual band.

GOODWILL. Goodwill, which represents the excess cost over fair value of assets acquired and liabilities assumed, is being amortized to expense using the straight-line method over periods not exceeding 15 years.

INCOME TAXES. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards. Deferred tax assets are recognized for future deductible temporary differences and tax loss and credit carryforwards if their realization is "more likely than not." Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

2. ASSETS AVAILABLE FOR SALE

Assets available for sale at March 31, 1997 and 1996, consisted of the following:

Dollars in Thousands
 .................................................................................................................................
                                           YEAR ENDED MARCH 31, 1997                          YEAR ENDED MARCH 31, 1996
                               --------------------------------------------------------------------------------------------------
                                               GROSS        GROSS     CARRYING                    GROSS        GROSS     CARRYING
                                            UNREALIZED   UNREALIZED    (FAIR)                  UNREALIZED   UNREALIZED    (FAIR)
SECURITIES                        COST         GAINS       LOSSES       VALUE         COST        GAINS       LOSSES      VALUE
=================================================================================================================================
Mortgage-related, debt
 and equity securities:
  Mortgage-related securities:
    FHLMC                      $304,638           --        ($933)    $303,705     $234,905      $1,768      ($1,873)    $234,800
---------------------------------------------------------------------------------------------------------------------------------
    FNMA                         79,725          729           --       80,454      114,260       1,683         (425)     115,518
---------------------------------------------------------------------------------------------------------------------------------
    GNMA                        131,580           --         (983)     130,597       41,236           4         (361)      40,879
---------------------------------------------------------------------------------------------------------------------------------
    Privately-issued             21,250           --          (65)      21,185       39,376         387         (405)      39,358
---------------------------------------------------------------------------------------------------------------------------------
   Debt securities:
    Asset Management
     Funds for Financial
     Institutions, Inc.          13,030           --         (660)      12,370       12,242          --         (416)      11,826
---------------------------------------------------------------------------------------------------------------------------------
    U.S. Government
     agency debentures           23,890           --         (360)      23,530       18,084          --         (322)      17,762
---------------------------------------------------------------------------------------------------------------------------------
   Equity securities             18,817        1,193           --       20,010        9,006         172           --        9,178
---------------------------------------------------------------------------------------------------------------------------------
   Trust preferred securities     5,974           --           --        5,974           --          --           --           --
=================================================================================================================================
                               $598,904        1,922       (3,001)     597,825      469,109       4,014       (3,802)     469,321
=================================================================================================================================

                                           YEAR ENDED MARCH 31, 1997                          YEAR ENDED MARCH 31, 1996
                               ---------------------------------------------------- ---------------------------------------------
                                               GROSS        GROSS                                 GROSS        GROSS
                                CARRYING    UNREALIZED   UNREALIZED     FAIR        CARRYING   UNREALIZED   UNREALIZED     FAIR
LOANS                             VALUE        GAINS       LOSSES       VALUE        VALUE        GAINS       LOSSES      VALUE
=================================================================================================================================
 Loans receivable:
   Residential                   93,103           --           --       93,103       84,501          --           --       84,501
---------------------------------------------------------------------------------------------------------------------------------
   Consumer-education            11,605           --           --       11,605       10,532          --           --       10,532
=================================================================================================================================
                               $104,708           --           --     $104,708      $95,033          --           --      $95,033
=================================================================================================================================


Proceeds from sales of assets available for sale during the year ended March 31, 1997, were $682.3 million. Gross gains of $35.5 million and gross losses of $28.2 million were realized on those sales.

Proceeds from sales of assets available for sale during the year ended March 31, 1996, were $719.4 million. Gross gains of $6.3 million and gross losses of $4.8 million were realized on those sales.

Proceeds from sales of assets available for sale during the year ended March 31, 1995, were $284.8 million. Gross gains of $5.1 million, and gross losses of $7.1 million were realized on those sales.

As of March 31, 1997, the U.S. government agency debt securities have scheduled maturities of $18.9 million due after one year but within five years and $5.0 million due after five years but within ten years.

Accrued interest receivable on assets available for sale was $4.9 and $4.3 million at March 31, 1997 and 1996, respectively.

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

3. INVESTMENTS

Investments at March 31, 1997 and 1996, consisted of the following:

Dollars in Thousands
 .................................................................................................................................
                                                                      YEARS ENDED MARCH 31,
                                -------------------------------------------------------------------------------------------------
                                                     1997                                                1996
                                ------------------------------------------------ ------------------------------------------------
                                               GROSS        GROSS                                 GROSS        GROSS
                                CARRYING    UNREALIZED   UNREALIZED    MARKET       CARRYING   UNREALIZED   UNREALIZED     MARKET
                                  VALUE        GAINS       LOSSES       VALUE        VALUE        GAINS       LOSSES       VALUE
=================================================================================================================================
Equity securities:
 Federal Home Loan
 Bank stock                     $21,878           --           --      $21,878      $18,802          --           --      $18,802
---------------------------------------------------------------------------------------------------------------------------------
 Other                              258           --           --          258          140          --           --          140
---------------------------------------------------------------------------------------------------------------------------------
Debt securities:
 U.S. government agency notes     9,935           --          341        9,594        6,000           4           --        6,004
=================================================================================================================================
                                $32,071           --          341      $31,730      $24,942          $4           --      $24,946
=================================================================================================================================

Proceeds from the sales of investment securities during the years ended March 31, 1997, 1996 and 1995, were $14.8 million, $12.9 million and $16.4 million, respectively. Such proceeds resulted from mandatory redemptions of FHLB stock. No gains or losses were realized on those sales.

The FHLB maintains a blanket lien on investment securities as collateral for borrowings from the FHLB.

Accrued interest receivable on investment securities was $174,000 and $240,000 at March 31, 1997 and 1996, respectively.

4. MORTGAGE-RELATED SECURITIES

Mortgage-related securities at March 31, 1997 and 1996, consisted of the following:

Dollars in Thousands
 .................................................................................................................................
                                                                      YEARS ENDED MARCH 31,
                               --------------------------------------------------------------------------------------------------
                                                     1997                                                1996
                               ------------------------------------------------- ------------------------------------------------
                                               GROSS        GROSS                                 GROSS        GROSS
                                CARRYING    UNREALIZED   UNREALIZED    MARKET       CARRYING   UNREALIZED   UNREALIZED     MARKET
                                  VALUE        GAINS       LOSSES       VALUE        VALUE        GAINS       LOSSES       VALUE
=================================================================================================================================
Mortgage-backed securities:
 Federal Home Loan
  Mortgage Corporation
   (FHLMC)                     $125,205           --        2,015      123,190     $149,990        $762       $1,950     $148,802
---------------------------------------------------------------------------------------------------------------------------------
 Federal National Mortgage
  Association (FNMA)            124,433           --        1,513      122,920      150,286       1,501        1,670      150,117
---------------------------------------------------------------------------------------------------------------------------------
 Government National
  Mortgage Association (GNMA)     7,130          142           --        7,272        8,397         189           --        8,586
---------------------------------------------------------------------------------------------------------------------------------
 Privately issued                19,740           --           79       19,661        1,785          --           50        1,735
---------------------------------------------------------------------------------------------------------------------------------
 Collateralized mortgage
  obligations                   108,785           --        1,782      107,003       93,692          --        1,701       91,991
=================================================================================================================================
                               $385,293          142        5,389      380,046     $404,150      $2,452       $5,371     $401,231
=================================================================================================================================


There were no sales of mortgage-related securities during the years ended March 31, 1997, 1996 and 1995.

Certain mortgage-related securities are pledged to secure financings as described in notes 8 and 9. Privately issued mortgage-backed securities are rated AA or better by bond rating agencies. The loans which collateralize the mortgage-related securities are geographically disbursed throughout the United States.

Collateralized mortgage obligations and mortgage-backed securities totaling $70 million and $78.4 million were pledged as additional collateral for municipal jumbo certificate deposits at March 31, 1997 and 1996, respectively.

Accrued interest receivable on mortgage-related securities was $2.7 million and $2.9 million at March 31, 1997 and 1996, respectively.

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

5. LOANS RECEIVABLE

Loans receivable at March 31, 1997 and 1996, consisted of the following:

Dollars in Thousands
 ............................................................................
                                                   YEARS ENDED MARCH 31,
                                               -----------------------------
                                                 1997                1996
============================================================================
Real estate loans:
 One- to four-family                           $310,456            $344,713
----------------------------------------------------------------------------
 Construction and land:
   Residential                                   90,618             110,693
----------------------------------------------------------------------------
   Commercial                                    38,913              14,625
----------------------------------------------------------------------------
 Commercial real estate                         130,017             109,135
----------------------------------------------------------------------------
 Multi-family                                    12,411              11,348
============================================================================
Total real estate loans                         582,415             590,514
============================================================================
Other loans:
 Consumer:
  Home equity and equity lines of credit        131,699              92,139
----------------------------------------------------------------------------
  Other                                          10,990              18,115
----------------------------------------------------------------------------
 Commercial                                      84,034              69,647
============================================================================
Total other loans                               226,723             179,901
============================================================================
Loans receivable, gross                         809,138             770,415
============================================================================

Loans in process
 (construction loans)                           (59,916)            (61,389)
----------------------------------------------------------------------------
Deferred loan fees                               (3,954)             (4,111)
----------------------------------------------------------------------------
Allowance for loan losses                       (14,733)            (13,124)
----------------------------------------------------------------------------
Loans receivable, net                          $730,535            $691,791
============================================================================

Included in loans receivable are loans past due 90 days or more in the amounts of $9.4 million, $8.4 million and $6.8 million at March 31, 1997, 1996 and 1995, respectively, that are not accruing interest. Interest income that would have been recognized on these nonaccrual loans had they been current in accordance with their original terms is $583,000, $1.1 million and $642,000, respectively. Interest income that was recognized on these nonaccrual loans is $132,000, $96,000 and $227,000, respectively.

The Company is principally a local lender and, therefore, has a significant concentration of loans to borrowers who reside in and/or which are collateralized by real estate located in the suburban Philadelphia area.
In addition, the Company has a concentration of residential and commercial construction real estate loans to 6 local real estate developers totaling approximately $30.6 in additional commitments outstanding and approximately $40.5 in outstanding balances at March 31, 1997.

6. MORTGAGE SERVICING ACTIVITIES

A summary of mortgage servicing rights activity follows:

Dollars in Thousands
 ...............................................................
                                     YEARS ENDED MARCH 31,
                               --------------------------------
                                 1997         1996       1995
===============================================================
Balance, beginning of year     $21,865      $12,823    $ 2,042
---------------------------------------------------------------
Purchases                       32,780       11,985     12,316
---------------------------------------------------------------
Originated servicing rights      3,061          760         --
---------------------------------------------------------------
Amortization                    (7,985)      (3,703)    (1,535)
===============================================================
Balance, end of year           $49,721      $21,865    $12,823
===============================================================

Activity in the allowance for loan losses for the years ended March 31, 1997 and 1996, consisted of the following:

Dollars in Thousands
 ................................................................
                                     YEARS ENDED MARCH 31,
                               ---------------------------------
                                 1997         1996       1995
================================================================
Balance, beginning of year     $13,124      $ 9,111     $7,337
----------------------------------------------------------------
Provision for loan losses        5,310        4,000      3,400
----------------------------------------------------------------
Charge-offs                     (3,791)      (1,188)    (1,761)
----------------------------------------------------------------
Recoveries                          90          181        135
----------------------------------------------------------------
Allowance acquired                  --        1,020         --
================================================================
Balance, end of year           $14,733      $13,124      9,111
================================================================

As of March 31, 1997 and 1996, the recorded investment in the loans for which impairment has been recognized is $3.3 million and $3.7 million, respectively. The average investment in such impaired loans was $4.6 million, $4.2 million and $4.7 million for the years ended March 31, 1997, 1996 and 1995, respectively. There is no allowance for loan losses pertaining to these impaired loans because the Company provided and charged-off $312,000 and $346,000 of such loans during the years ended March 31, 1997 and 1996, respectively.

An analysis of the activity of loans to directors and officers follows:

Dollars in Thousands
 ..................................................................................
                                                          YEARS ENDED MARCH 31,
                                                         -------------------------
                                                           1997              1996
==================================================================================
Balance, beginning of year                                $674               $601
----------------------------------------------------------------------------------
 Increase (decrease) due to change
  in qualifying officers                                  (117)               118
----------------------------------------------------------------------------------
 New loans and line of credit advances                      42                111
----------------------------------------------------------------------------------
 Repayments                                                (96)              (156)
==================================================================================
Balance, end of year                                      $503               $674
==================================================================================

Accrued interest receivable on loans receivable was $4.6 million and $4.6 million at March 31, 1997 and 1996, respectively.


During the years ended March 31, 1997, 1996, and 1995, the Company purchased the servicing rights of whole loans with balances of $2.2 billion, $858.4 million and $801.9 million, respectively.

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

6. MORTGAGE SERVICING ACTIVITIES (continued)

Activity in the valuation allowance for mortgage servicing rights for the years ended March 31, 1997, 1996 and 1995, consisted of the following:

Dollars in Thousands
 ................................................................
                                     YEARS ENDED MARCH 31,
                                --------------------------------
                                 1997         1996       1995
================================================================
Balance, beginning of year      $1,200       $  330       $ --
----------------------------------------------------------------
Provision for mortgage
  servicing rights in excess
  of fair value                  1,000          870        330
================================================================
Balance, end of year            $2,200       $1,200       $330
================================================================

The Company services real estate loans for investors which are not included in the consolidated financial statements. The total amount of such loans serviced for others was approximately $4.4 billion, $2.4 billion and $1.7 billion at March 31, 1997, 1996, and 1995 respectively.

The Company is required to remit to investors the monthly principal collected and scheduled interest payments on most mortgages, including those for which no interest payments have been received due to delinquency. As of March 31, 1997 and 1996, approximately $469,800 and $249,000, respectively, had been advanced on delinquent serviced loans. Substantially all of these loans were sold without recourse and are guaranteed by FHLMC or FNMA.

7. CUSTOMER ACCOUNTS

The major types of customer accounts by weighted interest rates, amounts, and the percentages of such types to total customer accounts are as follows:

Dollars in Thousands
 ..........................................................................................................................
                                                                               YEARS ENDED MARCH 31,
                                            ------------------------------------------------------------------------------
                                                                 1997                                     1996
                                            ---------------------------------------- -------------------------------------
                                               WEIGHTED                                WEIGHTED
                                               INTEREST                    % OF        INTEREST                     % OF
                                                 RATE           AMOUNT     TOTAL         RATE            AMOUNT     TOTAL
==========================================================================================================================
Non-interest-bearing accounts                0.00%            $118,836      13.61%         0.00%        $ 81,767     9.50%
--------------------------------------------------------------------------------------------------------------------------
Money market and NOW accounts                2.46              156,325      17.90          2.62          155,115    18.02
--------------------------------------------------------------------------------------------------------------------------
Passbook and statement savings accounts      2.14               88,574      10.14          2.22           88,011    10.22
==========================================================================================================================
                                             1.58              363,735      41.65          1.85          324,893    37.73
--------------------------------------------------------------------------------------------------------------------------
Certificates of deposit                      5.61              469,073      53.71          5.80          506,104    58.78
--------------------------------------------------------------------------------------------------------------------------
Repurchase agreements with customers         4.59               40,549       4.64          4.85           30,019     3.49
==========================================================================================================================
                                             3.88%            $873,357     100.00%         4.28%        $861,016   100.00%
==========================================================================================================================

A summary of certificates by maturity is as follows:

Dollars in Thousands
 .............................................................
                                       YEARS ENDED MARCH 31,
                                    -------------------------
                                      1997              1996
=============================================================
Within one year                     $337,081         $318,107
-------------------------------------------------------------
One to two years                      53,453          100,745
-------------------------------------------------------------
Two to three years                    42,778           29,817
-------------------------------------------------------------
Three to four years                   18,817           32,046
-------------------------------------------------------------
Four to five years                    13,433           19,132
-------------------------------------------------------------
Thereafter                             3,511            6,257
=============================================================
                                    $469,073         $506,104
=============================================================

Interest expense on customer accounts is as follows:

Dollars in Thousands
 ..............................................................
                                     YEARS ENDED MARCH 31,
                              --------------------------------
                                 1997         1996       1995
==============================================================
Money market accounts
  and NOW accounts             $ 3,861      $ 3,548    $ 3,165
--------------------------------------------------------------
Passbook and statement
  savings accounts               1,874        1,933      2,752
--------------------------------------------------------------
Certificate accounts            26,327       26,304     19,709
--------------------------------------------------------------
Repurchase agreements
  with customers                 1,561          770        116
==============================================================
Total interest expense         $33,623      $32,555    $25,742
==============================================================

Included in customer accounts as of March 31, 1997 and 1996, are accounts greater than $100,000 of approximately $175.4 million and $151.2 million, respectively.

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

8. ADVANCES FROM FEDERAL HOME LOAN BANK

Under the terms of its collateral agreement with the FHLB, the Company maintains otherwise unencumbered qualifying assets in an amount at least as much as its advances from the FHLB. The Company's FHLB stock is also pledged to secure these advances. At March 31, 1997 and 1996, such advances mature as follows:

Dollars in Thousands
 ................................................................................................................................
                                       WEIGHTED                YEAR ENDED                 WEIGHTED                  YEAR ENDED
                                        AVERAGE                 MARCH 31,                   AVERAGE                  MARCH 31,
DUE BY MARCH 31,                     INTEREST RATE                 1997                  INTEREST RATE                  1996
================================================================================================================================
1997                                     0.00%                    $    --                    6.01%                    $229,513
--------------------------------------------------------------------------------------------------------------------------------
1998                                     6.15                      247,918                   6.53                       77,000
--------------------------------------------------------------------------------------------------------------------------------
1999                                     6.08                       27,750                   6.07                       17,750
--------------------------------------------------------------------------------------------------------------------------------
2000                                     5.81                       27,000                   5.81                       27,000
--------------------------------------------------------------------------------------------------------------------------------
2001                                       --                           --                     --                           --
--------------------------------------------------------------------------------------------------------------------------------
2002                                     5.68                      110,000                     --                           --
--------------------------------------------------------------------------------------------------------------------------------
Thereafter                               7.45                       24,750                   7.45                       24,750
================================================================================================================================
                                         6.08%                    $437,418                   6.21%                    $376,013
================================================================================================================================

The Company has entered into a warehouse loan participation program for residential mortgage loan originations. The available line of credit from this program totaled $87.5 at March 31, 1997, of which $31.8 and $51.5 million was outstanding at March 31, 1997 and 1996, respectively. This line of credit commitment expires in March 1998. The rate paid is determined by a daily variable advance rate in effect at the FHLB and was 7.23% at March 31, 1997.

9. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company entered into sales of securities under agreements to repurchase (the Agreements), which are treated as financings. Information relating to the Agreements as of March 31, 1997 and 1996, is summarized as follows:

Dollars in Thousands
 .................................................................................................................................
                                                                           YEAR ENDED MARCH 31, 1997
---------------------------------------------------------------------------------------------------------------------------------
                                                LOAN          ASSET CARRYING         ASSET            LOAN      WEIGHTED AVERAGE
ASSET                                       MATURITY DATE          VALUE         MARKET VALUE        AMOUNT         LOAN RATE
=================================================================================================================================
FNMA and FHLMC certificates                WITHIN 30 DAYS        192,867            193,623         182,192        5.43
---------------------------------------------------------------------------------------------------------------------------------
FNMA and FHLMC certificates               FROM 31-90 DAYS         48,964             49,272          40,000        6.25
---------------------------------------------------------------------------------------------------------------------------------
FNMA, FHLMC and GNMA certificates           OVER 90 DAYS         263,066            263,325         234,093        5.63
---------------------------------------------------------------------------------------------------------------------------------
                                                                $504,897           $506,220        $456,285        5.60%
=================================================================================================================================

                                                                           YEAR ENDED MARCH 31, 1996
---------------------------------------------------------------------------------------------------------------------------------
                                                LOAN          ASSET CARRYING         ASSET            LOAN      WEIGHTED AVERAGE
ASSET                                       MATURITY DATE          VALUE         MARKET VALUE        AMOUNT         LOAN RATE
=================================================================================================================================
FNMA and FHLMC certificates                Within 30 days        114,347            114,824         111,605        5.34
---------------------------------------------------------------------------------------------------------------------------------
FNMA and FHLMC certificates               From 31-90 days         42,636             42,022          38,945        5.86
---------------------------------------------------------------------------------------------------------------------------------
FNMA, FHLMC and GNMA certificates           Over 90 days         251,594            251,952         221,643        5.90
---------------------------------------------------------------------------------------------------------------------------------
                                                                $408,577           $408,798        $372,193        5.65%
=================================================================================================================================

The maximum amount outstanding at any month-end of the Agreements during fiscal years 1997 and 1996 was $516.6 million and $406.3 million, respectively. The average amount of outstanding Agreements during fiscal years 1997 and 1996 was $444.8 million and $343.1 million, respectively.

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

LOANS RECEIVABLE: The fair value of performing loans receivable is estimated by discounting future cash flows using rates as of March 31, 1997 and 1996, for which similar loans would be made to borrowers with similar credit history and maturities.

The fair value for non-performing loans was derived through a discounted cash flow analysis, which includes the opportunity costs of carrying a non-performing asset. Estimated discount rates were based on the probability of loss and the expected time to recovery. Loans with a higher probability of loss were assigned higher risk premiums and were discounted over longer periods of time, resulting in lower values.

MORTGAGE SERVICING RIGHTS: The fair value of capitalized excess servicing fees, originated mortgage servicing rights, and purchased mortgage servicing rights are estimated by discounting the future cash flows at current market rates adjusting for prepayments.

ACCRUED INTEREST PAYABLE AND ACCRUED INTEREST RECEIVABLE: The fair value for accrued interest payable and accrued interest receivable approximates fair value.

CUSTOMER ACCOUNTS: The fair value of customer accounts with no stated maturity, such as non-interest-bearing accounts, savings and NOW accounts, and money market and checking accounts is equal to the amount payable on demand as of March 31, 1997 and 1996. The fair value of certificates of deposit is based on the present value of contractual cash flows. The discount rates used to compute present values are estimated using the rates currently offered for customer accounts of similar maturities in the Company's marketplace.

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

The carrying amount and estimated fair value of the Company's financial instruments are as follows:

Dollars in Thousands
 .................................................................................................................................
                                                                                   YEARS ENDED MARCH 31,
                                                       --------------------------------------------------------------------------
                                                                    1997                                        1996
                                                       -----------------------------------    -----------------------------------
                                                       CARRYING                 FAIR                CARRYING               FAIR
                                                        AMOUNT                 VALUE                 AMOUNT               VALUE
=================================================================================================================================
Financial assets:
 Cash                                                   $ 17,744           $  17,744               $ 23,323            $ 23,323
---------------------------------------------------------------------------------------------------------------------------------
 Investments and
  mortgage-related securities                            417,364             411,776                429,092             426,177
---------------------------------------------------------------------------------------------------------------------------------
 Assets available for sale                               702,533             702,533                564,354             564,354
---------------------------------------------------------------------------------------------------------------------------------
 Loans receivable, net                                   730,535             722,840                691,791             678,726
---------------------------------------------------------------------------------------------------------------------------------
 Mortgage servicing rights                                49,721              54,423                 21,865              23,667
---------------------------------------------------------------------------------------------------------------------------------
Financial liabilities:
 Customer accounts                                       873,357             876,984                861,016             869,348
---------------------------------------------------------------------------------------------------------------------------------
 Borrowed funds                                          893,703             885,089                748,206             747,207
=================================================================================================================================

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

11. INCOME TAXES

Income tax expense (benefit) for the years ended March 31, 1997, 1996, and 1995, is comprised of the following:

Dollars in Thousands
 ...............................................................
                                     YEARS ENDED MARCH 31,
                                -------------------------------
                                 1997         1996       1995
===============================================================
Current:
 Federal                        $4,790       $7,812     $6,018
---------------------------------------------------------------
 State                             443           --        178
===============================================================
Total current tax expense        5,233        7,812      6,196
===============================================================
Deferred:
 Federal                        (3,757)      (1,396)    (1,220)
---------------------------------------------------------------
 State                             429         (144)        (2)
===============================================================
Total deferred tax expense      (3,328)      (1,540)    (1,222)
===============================================================
Income tax expense              $1,905       $6,272     $4,974
===============================================================

The effective income tax rates of 12%, 35% and 36%, for the years ended March 31, 1997, 1996 and 1995, respectively, vary from the applicable statutory federal income tax rate of 35%, 35% and 35%, respectively, for the following reasons.

Dollars in Thousands
 ...............................................................................
                                                 YEARS ENDED MARCH 31,
                                            -----------------------------------
                                             1997           1996         1995
===============================================================================
Computed expected tax expense               $5,500         $6,262      $4,784
-------------------------------------------------------------------------------
Increase (decrease) resulting from:
 Decrease in valuation allowance
 for deferred tax assets                        --           (700)       (700)
-------------------------------------------------------------------------------
 Tax-exempt income                            (801)          (584)       (360)
-------------------------------------------------------------------------------
 State tax (benefit) expense,
 net of Federal impact                         717           (144)        113
-------------------------------------------------------------------------------
 Subsidiary related items                       --          1,007         888
-------------------------------------------------------------------------------
 Recapture of tax bad debt reserves         (4,129)            --          --
-------------------------------------------------------------------------------
 Other, net                                    618            431         249
===============================================================================
Income tax expense                          $1,905         $6,272      $4,974
===============================================================================

The significant components of deferred income tax (benefit) attributable to income for the years ended March 31, 1997, 1996 and 1995, are as follows:

Dollars in Thousands
 ...............................................................
                                     YEARS ENDED MARCH 31,
                              ---------------------------------
                                 1997         1996       1995
===============================================================
Deferred tax expense (benefit)
 (exclusive of the effects of
 the components listed below)  $(3,757)    $   (840)    $ (895)
---------------------------------------------------------------
Decrease in beginning of year
 balance of the valuation
 allowance for deferred
 tax assets                         --         (700)      (700)
---------------------------------------------------------------
Adjustment to deferred
 tax assets and liabilities
 for change in tax rates            --           --         68
---------------------------------------------------------------
State tax net operating
 loss utilization                  429          --         305
===============================================================
                               $(3,328)    $ (1,540)    $1,222
===============================================================

The Small Business Job Protection Act of 1996 ("Act"), enacted on August 20, 1996, provides for the repeal of the tax bad debt deduction computed under the percentage of taxable income method. The repeal of the use of this method is effective for tax years beginning after December 31, 1995. Prior to the change in law, the Bank had qualified under the provisions of the Internal Revenue Code which permitted it to deduct from taxable income an allowance for bad debts based on 8% of taxable income.

Upon repeal, the Bank is required to recapture into income, over a six-year period, the portion of its tax bad debt reserves that exceed its base year reserves (i.e., tax reserves for tax years beginning before 1988). The base year tax reserves, which may be subject to recapture if the Bank ceases to qualify as a bank for federal income tax purposes, are restricted with respect to certain distributions. The Bank's total tax bad debt reserves at March 31, 1997, are approximately $20.0 million, of which $11.8 million represents the base year amount and $8.2 is subject to recapture.

The Company had previously established a deferred tax liability during its fiscal year ended March 31, 1994, related to the base year bad debt reserves in anticipation of changing the Bank's charter to that of a commercial bank. As a result of the signing of the Act, the Company recognized $3.8 million of after-tax income (net of state tax expense) due to the reversal of the base year bad debt liability. Additionally, the Company has previously recorded a deferred tax liability for the excess base year reserves to be recaptured; therefore, this recapture will not impact the statement of operations.

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

11. INCOME TAXES (continued)

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1997 and 1996, are presented below:

Dollars in Thousands
 .................................................................................
                                                           YEARS ENDED MARCH 31,
                                                         ------------------------
                                                           1997           1996
=================================================================================
Deferred tax assets:
 Uncollected interest                                     $   217        $   267
---------------------------------------------------------------------------------
 Employee benefits                                            706            974
---------------------------------------------------------------------------------
 Real estate valuation allowance                              174            578
---------------------------------------------------------------------------------
 Book bad debt reserves                                     4,876          4,330
---------------------------------------------------------------------------------
 Purchased mortgage servicing rights                        2,079            923
---------------------------------------------------------------------------------
 Other reserves                                               398            367
---------------------------------------------------------------------------------
 Federal tax net operating loss carryforwards               1,499          1,614
---------------------------------------------------------------------------------
 State tax net operating loss carryforwards                    23            452
---------------------------------------------------------------------------------
 Depreciation                                                 220             --
---------------------------------------------------------------------------------
 Other                                                        315            459
=================================================================================
Total deferred tax assets                                  10,507          9,964
=================================================================================
Deferred tax liabilities:
 Tax bad debt reserve recapture                            (2,888)        (6,212)
---------------------------------------------------------------------------------
 Prepaid expenses                                            (603)          (599)
---------------------------------------------------------------------------------
 Loss on mortgages sold                                      (855)          (956)
---------------------------------------------------------------------------------
 Originated mortgage servicing rights                      (1,398)          (262)
---------------------------------------------------------------------------------
 IRC Sec. 475 mark-to-market items                             --           (192)
---------------------------------------------------------------------------------
 Depreciation                                                  --           (254)
---------------------------------------------------------------------------------
 Net unrealized gain of securities
  available for sale                                         (206)           (70)
---------------------------------------------------------------------------------
 Other                                                       (441)          (495)
=================================================================================
Total deferred tax liabilities                            $(6,391)       $(9,040)
=================================================================================
Net deferred tax asset (liability)                          4,116            924
=================================================================================

In 1995, the Company reduced its valuation allowance for deferred tax assets in the amount of $700,000 due to the liquidation of various subsidiaries during the year.

In order to fully realize the net deferred tax asset at March 31, 1997 and 1996, the Company will need to generate future taxable income. Based upon the Company's tax history and the anticipated level of future taxable income, management of the Company believes the existing net deductible temporary differences will, more likely than not, reverse in future periods in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings.

For federal tax purposes, the Company has approximately $4.3 million and $4.6 million of net operating loss carryforwards as of March 31, 1997 and 1996, respectively. The net operating loss carryforward will expire March 31, 2010 if not utilized.

For state tax purposes, the Company has approximately $330,000 and $5.8 million of net operating loss carryforwards as of March 31, 1997 and 1996, respectively. The $330,000 of the net operating loss carryforward will expire March 31, 1998, if not utilized.

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

12. EMPLOYEE BENEFITS

During the fiscal year ended March 31, 1995, the Company restructured its defined benefit pension plan ("Pension Plan") by withdrawing from a multi-employer Pension Plan and starting a single-employer Pension Plan.

Effective August 1, 1994, each active participant was given the option to transfer their accrued benefit to the new Pension Plan or leave it in the multi-employer Pension Plan. For those electing to transfer their benefits, additional benefits would accrue under the new Pension Plan for future service. Assets accumulated for the past and future benefits of those transferring benefits were calculated and a schedule determined for transfer into the new Pension Plan.

Employees hired by the Company on or after August 1, 1993, were not eligible to participate in the new Pension Plan, however, effective April 1, 1995, the company began accepting new participants.

The Pension Plan provides retirement benefits based on years of service and average compensation during the years of plan participation. The Company's funding policy is to contribute an amount which meets the minimum funding requirements of ERISA and which can be deducted for Federal Income Tax purposes.

The following table sets forth the Company's plan accumulated funded status for the years ended March 31, 1997 and 1996, and the amounts recognized in the consolidated balance sheet as of March 31, 1997 and 1996:

Dollars in Thousands
 ..............................................................
                                       YEARS ENDED MARCH 31,
                                     -------------------------
                                      1997              1996
==============================================================
Projected benefit obligation:
 Accumulated benefit
  obligation total (all vested)       $1,923           $1,512
--------------------------------------------------------------
 Effect of projected future
  compensation levels                    220              150
--------------------------------------------------------------
Projected benefit obligation total     2,143            1,662
--------------------------------------------------------------
Plan assets at fair value              3,080            2,836
==============================================================
Projected plan assets in excess of
 benefit obligation                      937            1,174
==============================================================
Unrecognized transition asset          1,391            1,493
--------------------------------------------------------------
Unrecognized prior service costs         (54)              --
--------------------------------------------------------------
Unrecognized loss                        (59)             (41)
--------------------------------------------------------------
Accrued pension cost included on
 consolidated balance sheet           $  341           $  278
==============================================================

Net pension cost for the years ended March 31, 1997, 1996 and 1995, includes the following components:

Dollars in Thousands
 ..........................................................................
                                               YEARS ENDED MARCH 31,
                                            ------------------------------
                                             1997        1996        1995
==========================================================================
Service cost                                 $252        $217        $154
--------------------------------------------------------------------------
Interest cost                                 133          99          51
--------------------------------------------------------------------------
Actual return on plan assets                 (287)       (383)       (125)
--------------------------------------------------------------------------
Amortization of transition asset             (101)       (101)        (68)
--------------------------------------------------------------------------
Amortization of prior service costs             4          --          --
--------------------------------------------------------------------------
Asset gain                                     62         184          --
==========================================================================
Net pension cost                             $ 63        $ 16        $ 12
==========================================================================

In determining the estimated costs of the Pension Plan, the weighted average discount rate used was 7.5% and the weighted average rate of increase in compensation levels was 5.5% compounded annually for the years ended March 31, 1997, 1996 and 1995. The weighted average expected long-term rate of return on Pension Plan assets used in determining net periodic pension cost was 8.00%. The Pension Plan's assets consist primarily of bond and stock funds administered by an independent asset manager.

COMMON STOCK ACQUIRED BY THE EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP"). In connection with the Conversion, the Company established the ESOP for the benefit of eligible employees. The Company purchased 1,018,332 shares of common stock on behalf of the ESOP in the Conversion, of which, as of March 31, 1997, 332,053 shares were committed to be released and allocated to participants. The Company recognizes compensation expense equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity. Management expects the recorded amount of expense to fluctuate as continuing adjustments are made to reflect changes in the fair value of the ESOP shares. The Company recorded compensation and employee benefit expense related to the ESOP of $1.9 million, $1.4 million and $483,000 for the years ended March 31, 1997, 1996 and 1995, respectively. The fair market value of the unallocated ESOP shares on March 31, 1997, amounted to $10.6 million.

COMMON STOCK ACQUIRED BY THE RECOGNITION AND RETENTION PLAN AND TRUST ("RRP"). An aggregate of 371,120 shares, net of forfeitures, have been awarded to the Company's Board of Directors and executive officers as of March 31, 1997, subject to vesting and other provisions of the RRP.

At March 31, 1997, the deferred cost of unearned RRP shares totaled $2.7 million and is recorded as a charge against stockholders' equity. Compensation expense will be recognized ratably over the five year vesting period only for those shares awarded. The Company recorded compensation and employee benefit expense related to the RRP of $617,420, $829,000 and $373,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 1997, 1996 AND 1995

12. EMPLOYEE BENEFITS (continued)

STOCK OPTION PLAN

Common stock totalling 1,454,760 shares has been reserved for issuance for the 1994 Option Plan. An aggregate of 634,600 stock options, net of forfeitures, have been granted and are exercisable to the Bank's executive officers, non-employee directors, and other key employees through March 31, 1997. The exercise price per share ranges from $7.4688 to $7.8125; $7.4688 to $11.9375; and $11.9688 to $17.375 for the plan years 1997, 1996 and 1995, respectively.

The following table summarizes the stock options outstanding and exercisable for the Option Plan as of March 31, 1997:

 ...................................................................................................................................
                                                                         YEARS ENDED MARCH 31,
===================================================================================================================================
                                                 1997                            1996                            1995
=================================================================== =============================== ===============================
                                                      WEIGHTED                        WEIGHTED                        WEIGHTED
                                                       AVERAGE                         AVERAGE                         AVERAGE
                                       SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE
===================================================================================================================================
Outstanding at beginning of year      1,184,200        $ 7.7704       1,120,000          $ 7.4688            --              --
-----------------------------------------------------------------------------------------------------------------------------------
Granted                                 154,000        $13.7445          91,000          $11.3935     1,120,000         $7.4688
-----------------------------------------------------------------------------------------------------------------------------------
Exercised                                  (800)       $ 7.4688         (19,600)         $ 7.4688            --              --
-----------------------------------------------------------------------------------------------------------------------------------
Canceled                                     --              --          (7,200)         $ 7.4688            --              --
===================================================================================================================================
Outstanding at end of year            1,337,400        $ 8.4585       1,184,200          $ 7.7704     1,120,000         $7.4688
-----------------------------------------------------------------------------------------------------------------------------------
Weighted remaining average
 contractual life (years)                    --              10              --                 9            --               8
-----------------------------------------------------------------------------------------------------------------------------------
Weighted Average Contractual
 Life Exercisable at end of year        634,600        $ 7.6748         439,600          $ 7.6605            --              --
===================================================================================================================================
Weighted-average fair
 value of awards granted            $11,312,398              --      $9,201,708                --    $8,365,056              --
===================================================================================================================================

The Black-Scholes option-pricing model was used to determine the grant-date fair-value of options in fiscal 1997. Significant assumptions used in the model included a weighted average risk free rate of return of 6.74%; expected option life of 6 years; expected stock price volatility of 84.0%; and expected dividends of 2.42%.

In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-based Compensation" ("SFAS 123"). This statement encourages, but does not require, the adoption of fair-value accounting for stock-based compensation to employees. The Company, as permitted, has elected not to adopt the fair value accounting provisions of SFAS 123, and has instead continued to apply APB Opinion 25 and related Interpretations in accounting for plans and provide the required proforma disclosures of SFAS 123. Had the grant-date fair-value provisions been adopted, the Corporation would have recognized $1,458,747 in compensation expense related to its Option Plan in 1997. As a result, net income of the Company would have been $13.0 million and fully diluted earnings per share would have been $1.15 for the year ended March 31, 1997.

The effects on net income and earnings per share of applying the disclosure requirement of SFAS 123 in 1997 may not be representative of the future proforma effects on net income and earnings per share due to the vesting provisions of the options and future awards that are available to be granted.

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

13. COMMITMENTS AND CONTINGENCIES

As of March 31, 1997, the Company is committed to the funding of certain loans. Approximately $28.5 million is committed to fixed rate loans and $40.1million committed to variable rate loans. These commitments are generally outstanding for 45 days.

As of March 31, 1997, the Company is committed to purchase mortgage-related securities totaling $14.8 million and investment securities totaling $10.0 million.

The Company has commitments outstanding of $51.0 million at March 31, 1997, to sell fixed rate mortgage loans and $2.9 million of adjustable-rate mortgage loans.

The Company had the following off-balance-sheet financial instruments:

Dollars in Thousands
 ...........................................................................
                                                   YEARS ENDED MARCH 31,
                                               ----------------------------
                                                 1997              1996
===========================================================================
Amounts representing credit risk:
---------------------------------------------------------------------------
   Secured consumer lines of credit             $55,549           $55,727
---------------------------------------------------------------------------
   Unsecured consumer lines of credit             9,405             9,917
---------------------------------------------------------------------------
   Commercial lines of credit                    18,573            11,939
---------------------------------------------------------------------------
   Commercial letters of credit                   1,115               163
---------------------------------------------------------------------------
Notional or contract amounts
 of off-balance-sheet financial instruments
 not constituting credit risk:

   Forward commitments to sell
     in the secondary market                    $53,922           $58,729
===========================================================================


In the past, the Company pooled and sold with recourse certain mortgage-backed securities through federal agencies which were collateralized substantially by residential mortgage loans. At March 31, 1997 and 1996, the remaining outstanding balance subject to recourse was $2.5 million and $3.3 million respectively.

The Company is party to certain claims and litigation arising in the ordinary course of business. In the opinion of management, the resolution of such claims and litigation will not materially affect the Company's consolidated financial position or results of operations.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company has limited involvement with derivative financial instruments and does not use them for trading purposes. Derivatives, such as forward commitments to sell in the secondary market, are primarily used to manage well-defined interest rate risks. In the ordinary course of business, the Company may expose a portion of its available for sale mortgage loan portfolio, including its pipeline, to interest rate risk, as volume and market conditions warrant. This exposure represents those loans which have closed or are expected to close which are not hedged at a given point in time. At March 31, 1997, the Company's exposure is $6.7 million and the maximum exposure position authorized by the Company is $20.0 million.

The Company produces a daily exposure report summarizing the exposure which is reviewed and to the extent considered necessary by management, adjustments are made.


14. PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following at March 31, 1997 and 1996:

Dollars in Thousands
 ..............................................................
                                       YEARS ENDED MARCH 31,
                                     -------------------------
                                      1997              1996
==============================================================
Premises owned                       $11,778          $11,778
--------------------------------------------------------------
Furniture and fixtures                17,051           13,271
--------------------------------------------------------------
Leasehold improvements                 5,063            3,068
--------------------------------------------------------------
Accumulated depreciation             (16,903)         (13,774)
==============================================================
                                     $16,989          $14,343
==============================================================

The Company has entered into operating leases for several of its branch facilities. The minimum annual rental payments under these leases at March 31, 1997, are as follows:

Dollars in Thousands
 ...............................................................
YEAR                                     MINIMUM LEASE PAYMENTS
===============================================================
1998                                            $1,627
---------------------------------------------------------------
1999                                             1,330
---------------------------------------------------------------
2000                                             1,114
---------------------------------------------------------------
2001                                             1,090
---------------------------------------------------------------
2002 and after                                   7,515
===============================================================

The Company opened or acquired six new business centers and nine mortgage loan production offices resulting in increased rent expense during the 1997 fiscal year. Rent expense under these leases was $1.4 million, $487,000 and $248,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

The Company has executed various operating leases covering portions of its buildings with various unrelated lessees. Annual minimum lease payments to be received by the Company are as follows:

Dollars in Thousands
 ...............................................................
YEAR                                     MINIMUM LEASE PAYMENTS
===============================================================
1998                                              $666
---------------------------------------------------------------
1999                                               437
---------------------------------------------------------------
2000                                               287
---------------------------------------------------------------
2001                                               209
---------------------------------------------------------------
2002 and after                                     994
===============================================================

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

15. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial statements of ML Bancorp, Inc. (parent company) are shown below. The parent company has no significant operating activities.

CONDENSED STATEMENT OF FINANCIAL CONDITION:

Dollars in Thousands
 ...............................................................................................................................
                                                                                         YEARS ENDED MARCH 31,
-------------------------------------------------------------------------------------------------------------------------------
Assets                                                                     1997                                         1996
===============================================================================================================================
Cash                                                                   $      3                                      $    282
-------------------------------------------------------------------------------------------------------------------------------
Equity securities
 available for sale                                                          --                                         2,355
-------------------------------------------------------------------------------------------------------------------------------
Investment in subsidiaries                                              183,426                                       137,347
-------------------------------------------------------------------------------------------------------------------------------
Other assets                                                              3,959                                           528
-------------------------------------------------------------------------------------------------------------------------------
Total assets                                                           $187,388                                      $140,512
===============================================================================================================================
Liabilities and Equity
-------------------------------------------------------------------------------------------------------------------------------
Other Borrowed Money                                                     51,547                                            --
-------------------------------------------------------------------------------------------------------------------------------
Other liabilities                                                           137                                           175
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                        51,684                                           175
-------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                    135,704                                       140,337
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                             $187,388                                      $140,512
===============================================================================================================================

CONDENSED STATEMENT OF OPERATIONS:

Dollars in Thousands
 ..................................................................................................................................
                                                                 YEARS ENDED MARCH 31,                              PERIOD FROM
                                                        -----------------------------------------                 AUGUST 11, 1994
                                                                                                                        TO
                                                          1997                            1996                    MARCH 31, 1995
==================================================================================================================================
Income:
 Dividends from subsidiaries                             $28,000                         $21,201                       $6,000
----------------------------------------------------------------------------------------------------------------------------------
 Gain on sales of securities available for sale             106                             197                           --
----------------------------------------------------------------------------------------------------------------------------------
 Other                                                      142                              54                           95
==================================================================================================================================
   Total income                                          28,248                          21,452                        6,095
----------------------------------------------------------------------------------------------------------------------------------
Expenses:
 Professional fees                                          361                             389                           86
----------------------------------------------------------------------------------------------------------------------------------
 Other                                                      495                             250                           33
==================================================================================================================================
   Total expenses                                           856                             639                          119
==================================================================================================================================
Income before equity
 in undistributed income of
 subsidiaries and income tax benefit                     27,392                          20,813                        5,976
----------------------------------------------------------------------------------------------------------------------------------
Income tax benefit                                         (175)                           (124)                          --
==================================================================================================================================
Income before equity
 in undistributed income of subsidiaries                 27,567                          20,937                        5,976
----------------------------------------------------------------------------------------------------------------------------------
(Return of) equity in
 undistributed income of subsidiaries                   (13,757)                         (9,317)                         517
==================================================================================================================================
Net income                                              $13,810                         $11,620                       $6,493
==================================================================================================================================

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

15. PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

CONDENSED STATEMENT OF CASH FLOWS:

Dollars in Thousands
 ..................................................................................................................................
                                                                 YEARS ENDED MARCH 31,                              PERIOD FROM
                                                     ---------------------------------------------                AUGUST 11, 1994
                                                                                                                        TO
                                                          1997                            1996                    MARCH 31, 1995
==================================================================================================================================
Operating activities:
  Net income                                            $13,810                         $11,620                     $  6,493
----------------------------------------------------------------------------------------------------------------------------------
Adjustments to
  reconcile net income to net cash
  provided by operating activities:
   Return of (equity in)
   income of subsidiaries                                13,757                           9,317                         (517)
----------------------------------------------------------------------------------------------------------------------------------
   Amortization of common
    stock acquired by stock benefit plans                 2,812                           2,326                          856
----------------------------------------------------------------------------------------------------------------------------------
   Net gain on sale of equity
    securities available for sale                          (106)                           (197)                          --
----------------------------------------------------------------------------------------------------------------------------------
   Increase in investment
    in subsidiaries                                     (84,418)                        (22,596)                          --
----------------------------------------------------------------------------------------------------------------------------------
   (Decrease) increase
    in other liabilities                                    (38)                         (1,634)                       1,809
----------------------------------------------------------------------------------------------------------------------------------
   Increase in other assets                              (3,431)                           (527)                          (1)
==================================================================================================================================
Net cash (used) provided by
 operating activities                                   (57,614)                         (1,691)                       8,640
----------------------------------------------------------------------------------------------------------------------------------
Investing activities:
   Purchase of common
    stock of subsidiaries                                    --                              --                      (91,959)
----------------------------------------------------------------------------------------------------------------------------------
   Purchase of assets
    available for sale                                   (1,094)                         (2,890)                        (745)
----------------------------------------------------------------------------------------------------------------------------------
   Proceeds from sales of
    assets available for sale                             1,161                           1,477                           --
----------------------------------------------------------------------------------------------------------------------------------
   Dividends received from subsidiaries                  28,000                          21,201                        6,000
==================================================================================================================================
Net cash provided (used)
 by investing activities                                 28,067                          19,788                      (86,704)
----------------------------------------------------------------------------------------------------------------------------------
Financing activities:
   Net proceeds from issuance
   of debentures                                         50,000                              --                           --
----------------------------------------------------------------------------------------------------------------------------------
   Net proceeds from issuance
    of common stock                                          --                              --                       95,572
----------------------------------------------------------------------------------------------------------------------------------
   Common stock acquired
    by stock benefit plans                                   --                              --                      (11,446)
----------------------------------------------------------------------------------------------------------------------------------
   Purchase of treasury stock                           (16,616)                        (15,035)                      (5,648)
----------------------------------------------------------------------------------------------------------------------------------
   Dividends paid                                        (4,116)                         (3,194)                          --
==================================================================================================================================
Net cash provided (used)
 by financing activities                                 29,268                         (18,229)                      78,478
==================================================================================================================================
Net (decrease) increase
 in cash                                                   (279)                           (132)                         414
==================================================================================================================================
Cash, beginning of period                                   282                             414                           --
==================================================================================================================================
Cash, end of period                                     $     3                         $   282                     $    414
==================================================================================================================================

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

16. CAPITAL SECURITIES

During the year ended March 31, 1997, the Company issued $50.0 million of trust preferred securities at an interest rate of 9.875%, with a scheduled maturity of March 1, 2027. The securities were issued by ML Bancorp's recently formed subsidiary, ML Capital Trust I, and proceeds from the issue were invested in Junior Subordinated Debentures issued by ML Bancorp. Interest of $2.47 million is payable semi-annually, commencing on September 1, 1997. The Company has the option, subject to required regulatory approval, to prepay the securities beginning March 1, 2007.

The securities are shown on the liability side of the balance sheet as "Corporation-obligated mandatorily redeemable capital securities of subsidiary trust holding solely junior subordinated debentures of the Corporation." The interest cost associated with this issue is treated as a non-interest expense on the consolidated statement of operations rather than interest expense.

17. REGULATORY MATTERS

The Company is required to maintain certain daily reserve balances in accordance with Federal Reserve Board requirements. Aggregate reserves (in the form of vault cash) were maintained to satisfy federal regulatory requirements at March 31, 1997.

Retained earnings are substantially restricted in connection with regulations related to the insurance of savings accounts, which require the Company to maintain certain statutory reserves.

At the date of the Conversion to a capital stock form of ownership, the Company established a liquidation account in an amount equal to its retained income as of March 31, 1994. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Company after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Company, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

The Company may not declare or pay cash dividends on or repurchase any of its share of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

Dividends payable to the Company by the Bank are subject to certain regulatory limitations. The payment of dividends in any year without regulatory permission is limited to the net profits (as defined for regulatory purposes) for that year plus the retained net profits for the preceding two calendar years. Accordingly, as of March 31, 1997, dividends in excess of those already declared from the Bank to the Company are limited to $4.9 million.

Under the Office of Thrift Supervision capital regulations, savings institutions must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3.0% of adjusted total assets, Tier I capital equal to 4.0% of adjusted total assets, and "risk-based" capital equal to 8.0% of risk-weighted assets. At March 31, 1997, the Bank was in compliance with all such regulatory requirements.

The following sets forth the Bank's compliance with each of the regulatory capital requirements at March 31, 1997 and 1996.

 ..................................................................................................................................
                                                                    YEARS ENDED MARCH 31,
                              ----------------------------------------------------------------------------------------------------
                                                 1997 (1)                                             1996
                              -----------------------------------------------    -------------------------------------------------
                              TANGIBLE       CORE       TIER I     RISK-BASED    TANGIBLE      CORE        TIER I     RISK-BASED
                               CAPITAL     CAPITAL      CAPITAL      CAPITAL      CAPITAL     CAPITAL      CAPITAL      CAPITAL
==================================================================================================================================
Total Regulatory Capital      $116,611     $116,611    $116,611     $128,119     $131,881    $131,881      $131,881    $143,547
----------------------------------------------------------------------------------------------------------------------------------
Minimum Required
 Regulatory Capital             29,498       59,019      78,495       73,458       26,461      52,960        70,437      75,011
==================================================================================================================================
Excess Regulatory Capital     $ 87,113     $ 57,592     $38,116     $ 54,661     $105,420    $ 78,921      $ 61,444    $ 68,536
----------------------------------------------------------------------------------------------------------------------------------
Regulatory Capital as a
 Percentage of Assets (1)         5.93%        5.93%       5.93%       13.95%        7.48%       7.48%         7.48%      15.31%
----------------------------------------------------------------------------------------------------------------------------------
Minimum Capital Required
 as a Percentage of Assets        1.50         3.00        4.00         8.00         1.50        3.00          4.00        8.00
==================================================================================================================================
Excess Regulatory Capital
 as a Percentage of Assets        4.43%        2.93%       1.93%        5.95%        5.98%       4.48%         3.48%       7.31%
==================================================================================================================================

(1) Tangible, core and Tier I capital are computed as a percentage of adjusted total assets of $1.97 billion. Risk-based capital is computed as a percentage of total risk-weighted assets of $918 million.

ML BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 1997, 1996 and 1995

18. SFAS NO. 128, "EARNINGS PER SHARE"

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share". This statement establishes standards for computing and presenting earnings per share
(EPS) and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This statement requires restatement of all prior period EPS data presented. The Company has not yet determined the effect, if any, the adoption of this statement will have on its EPS disclosure.

19. PENDING ACQUISITION

On February 4, 1997, the Company entered into a definitive agreement to acquire Penncore Financial Services Corporation ("Penncore") the holding company for Commonwealth State Bank ("Commonwealth"). Commonwealth is a $138 million, state-chartered bank with two branches in Newtown and Yardley, Bucks County, Pennsylvania. Under the terms of the agreement, Penncore shareholders can receive either $36.56 in cash or 2.5 shares of ML Bancorp, Inc. common stock for each Penncore share owned. The transaction will be accounted for as a purchase and is subject to regulatory and Penncore shareholder approvals. The total value of the deal is $14.1 million subject to change based upon ML Bancorp's stock price prior to finalization of the acquisition. When consummated, the transaction is not expected to materially affect the earnings per share and tangible book value of the Company. Penncore has granted the Company an option to purchase, under certain circumstances, Penncore common stock in an amount up to 19.9% of Penncore's outstanding shares, at an exercise price of $24.00 per share.





40